Filed Pursuant to Rule 424(b)(4)
Registration No. 333-267697

ARB IOT GROUP LIMITED

1,250,000 Ordinary Shares

This is the initial public offering of ARB IOT Group Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Malaysia. We are offering on a firm commitment basis 1,250,000 ordinary shares, par value $0.0001 per share, at an initial public offering price of $4.00 per ordinary share.

Prior to this offering, there has been no public market for our ordinary shares. Our ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ARBB.”

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings.

ARB Berhad, through ARB Holdings Sdn. Bhd. and ARB IOT Limited, currently owns 100% of our outstanding ordinary shares. Upon the closing of this offering, we anticipate that ARB Berhad will own approximately 95.24 % of our outstanding ordinary shares assuming 1.25 million ordinary shares are issued in the offering (or approximately 94.56% if the underwriters exercise the over-allotment option in full) and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market although we do not intend to avail ourselves of these exemptions.

	Per Share	Total
Initial public offering price	$4.00	$5,000,000
Underwriting discounts and commissions(1)	$0.28	$350,000
Proceeds to us, before expenses	$3.72	$4,650,000

(1)	Represents underwriting discount and commissions equal to 7.0% per ordinary share. We have also agreed to issue warrants to purchase ordinary shares to the representative of the underwriters and reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” beginning on page 104 for additional information regarding total underwriting compensation, including information on underwriting discounts and offering expenses.

We have granted the underwriter an option, exercisable for 45 days from the date of the closing of this offering, to purchase up to an additional 187,500 ordinary shares on the same terms as the other shares being purchased by the underwriter from us to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ordinary shares to purchasers in this offering on or about April 10, 2023.

Sole Book Running Manager

Maxim Group LLC

The date of this prospectus is April 4, 2023

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriter has authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of ordinary shares.

For investors outside the United States: Neither we, nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

i

COMMONLY USED DEFINED TERMS

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“ASEAN” are to the Association of Southeast Asian Nations, currently comprised of ten member states in Southeast Asia, namely Indonesia, Malaysia, Philippines, Singapore, Thailand, Brunei Darussalam, Viet Nam, Lao PDR, Myanmar and Cambodia.

●	“IFRS” are to the International Financial Reporting Standards, as issued by the International Accounting Standards Board;

●	“RM” or “Ringgit Malaysia” are to the legal currency of Malaysia;

●	“U.S. dollars,” “dollars,” “USD” or “$” are to the legal currency of the United States; and

●	“we,” “us,” “the Company,” “our,” “our company” or “ARB IOT Group” are to the combined business of ARB IOT Group Limited, an exempted company incorporated in Cayman Islands, and its consolidated subsidiaries;

As all of our operations are conducted in Malaysia, all of our revenues are denominated in RM and our consolidated financial statements are presented in RM. This prospectus contains translations of RM amounts into USD at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RM to USD in this prospectus were made at a rate of RM4.4055 to $1.00. We make no representation that any RM could have been, or could be, converted into USD, as the case may be, at any particular rate, at the rates stated below, or at all. The Malaysian government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RM into foreign exchange and through restrictions on foreign trade. On June 30, 2022, the exchange rate was RM4.4055 to $1.00.

The following table sets forth, for the periods indicated, information concerning exchange rates between the RM and the USD. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	For the year ended June 30, 2022	For the year ended June 30, 2021
Period Ended RM: USD exchange rate	4.4055	4.2175
Period Average RM: USD exchange rate	4.3180	4.1153

Numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with IFRS.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

The Company

Our Business

We are a provider of complete solutions to our clients for the integration of Internet of Things (“IoT”) systems and devices from designing to project deployment. Our mission is to become a leading player in the IoT landscape in the ASEAN region. We offer a wide range of IoT systems as well as provide customers a substantial range of services such as system integration and system support service. We deliver holistic solutions with full turnkey deployment from designing, installation, testing, pre-commissioning, and commissioning of various IoT systems and devices as well as integration of automated systems, including installation of wire and wireless and mechatronic works.

Recent new technology trends such as artificial intelligence (AI), cloud computing, 5G, robotic process automation (RPA), IoT and hyper-connectivity continue to transform businesses and drive companies to seek digital changes to meet evolving demands of customers. We have built up an IoT development ecosystem to help our customers address the challenges and opportunities brought by new digital technologies, offering an array of design and development system software, application software and other software in providing digital solutions for various processes, sub-processes, transactions and activities.

Currently, we have organized our operations into four business lines:

●

IoT Smart Home & Building. We offer smart home solutions which include design, procurement and provision of smart home products and devices, integration services as well as comprehensive professional electrical wire installation and home data network setup for homeowners. We also provide smart building solutions which include design, procurement, installation, testing, pre-commissioning and commissioning of various IoT systems, solutions and devices as well as integration of automated systems for smart buildings, including installation of wire and wireless and mechatronic works for property developers and contractors. As of the date of this prospectus, we have secured a total cumulative order book of approximately RM166 million ($37.7 million) for our smart home and building business since the launch of this line in 2019, serving Selangor, Perak and Penang, the population of which three states in aggregate account for approximately 33.1% of Malaysia’s total population, and unperformed contract sums were approximately RM91.8 million ($20.8 million) as of the date of this prospectus. For risks relating to the performance of the orders, see “Risk Factors—Risks Related to Our Business—Our product supply and service agreements generally give our customers flexibility to terminate engagements without cause by giving notice in advance, and as such, subjects our revenue to uncertainty to some degree” and “Risk Factors—Risks Related to Our Business—All of our projects have agreed milestones and specific completion dates. If we fail to meet these contractual commitments, we could be subject to financial penalties or claims for liquidated damages, which could adversely affect our business, operating results, financial condition and prospects.” For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM29.7 million ($6.74 million), accounting for 59.0% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this business line was approximately RM0.7 million ($0.2 million), accounting for 0.2% of the total revenue over the same period.

●	IoT Smart Agriculture. We carry out services of supply, installation, commissioning and testing of smart hydroponic system which includes IoT concept and functionality to the current existing hydroponic system. We started venturing into the provision of customized hydroponics IoT systems and solutions for the agriculture industry in 2021. During the fiscal year ended June 30, 2022, we installed a hydroponic system with cloud-based remote monitoring and control capability on approximately 30 acres of land in Cameron Highlands, Pahang, Malaysia to plant various types of fruits and vegetables, generating revenue of approximately RM166.3 million ($37.7 million), accounting for 37.5% of our total revenue over the same period.

●	IoT System Development. We procure, supply and deliver to our customers industrial building systems (IBS) for construction projects to improve the efficiency and accuracy of construction works, as IBS enables contractors to reduce concrete mixing activities at construction sites as well as the overall duration of construction projects. Our IBS is equipped with IoT technologies that are designed to connect machines and provide accurate tracking of workloads. We intend to further develop and optimize our IBS systems with additional IoT applications. As of the date of this prospectus, we have secured multiple contracts, each worth tens of millions RM, from property developers and construction contractors. We are also expanding into IoT warehouse management systems as well as drone services for farms and plantations, with a view to establishing a versatile IoT system development ecosystem providing automation technologies and digital solutions for a broad range of industries. For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM6.0 million ($1.4 million), accounting for 11.9% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this business line was RM258.9 million ($58.8 million), accounting for 58.4% of the total revenue over the same period.

●	IoT Gadget Distribution. We distribute mobile gadget accessories to end users in Malaysia via resellers, distributors and retailers. In the process, we provide certain services including shipping tracking and status updates, customer care line and online chat support, digital marketing, pre-installation and warranty services. Currently, we have a broad customer base with approximately 2,800 resellers, distributors and retailers who spread across eleven (11) major cities in Malaysia. These resellers, distributors and retailers directly purchase gadget products from us and we do not charge any fee for providing the marketing and sales services. For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM14.6 million ($3.5 million), accounting for 29.0% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this segment was RM17.2 million ($3.9 million), accounting for 3.9% of the total revenue over the same period.

We have benefited from ARB Berhad’s experience, reputation and network in Malaysian information technology (“IT”) industry. As an operating segment of a seasoned Malaysian public company, we have gained from established business processes and a veteran leadership team, allowing us to focus our attention on growing and developing our IoT business. While our history with ARB Berhad has provided us with certain competitive advantages, we believe that the separation and this offering will promote clearer segregation of business responsibilities and operations for the IoT segment, thereby enabling efficient allocation of resources to accelerate the growth of our IoT business, and allow us to have direct access to a globally recognized stock exchange, which would increase our financial flexibility to explore expansion and growth prospects and enhance our corporate reputation and recognition. See “Corporate History and Structure” and “Related Party Transactions—Historical Relationship with ARB Berhad.”

Our business has grown rapidly as demonstrated by the increase in revenue from approximately RM50.3 million ($11.4 million) for the fiscal year ended June 30, 2021 to approximately RM443.0 million ($100.6 million) for the fiscal year ended June 30, 2022, an increase of RM392.7 million ($89.1 million), or 780.7%, and in profit from approximately RM18.9 million ($4.3 million) for the fiscal year ended June 30, 2021 to approximately RM73.4 million ($16.7 million) for the fiscal year ended June 30, 2022, an increase of 289.0%. For additional information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Competitive Strengths

We believe the following competitive strengths are essential to our success and differentiate us from our competitors:

●

Strong Core Competencies of Our In-House Research and Development. We invest resources in research and development to enhance our existing IT solutions and develop new IT platform and improve our core technology. We expect to continue to expand the capabilities of our technology in the future and to invest in continued research and development efforts. Our in-house R&D team is able to provide innovative solutions and user-friendly products. We are a customer-centric aggregator (platform and service enabler) who constantly seek to innovate new solutions and keep abreast with the new industry trends through continuous market research and maintain constant communication with strategic partners. Our R&D team is backed by a group of experienced chief scientific advisors who are responsible for working closely with the industrial needs that eventually will result in new or improved products, processes, systems or services that can increase our clients’ productivity.

●

Extensive National Sales and Distribution Network. ARB IOT Group’s IoT gadget distribution business has an extensive sales and distribution network of mobile gadget accessories from reputable brands, with an estimated close to 2,800 number of resellers and retailers, covering every major city in Malaysia. We can leverage on our existing reseller network to sell mobile gadget accessories to the end users and scout for cross-selling opportunities throughout the existing business networks.

●	Capability in Large Scale Engagements. ARB IOT Group has demonstrated its ability to implement large scale IoT deployments, differentiating itself from its competitors who primarily occupy the small and medium scale space, leading it to be perceived as a top-tier IoT system integrator. This allows ARB IOT Group to compete more effectively against larger players in future large scale implementation projects and secure collaborations with industry-leading players.

●	Ability to Integrate Solutions from a Variety of Vendors. In the Smart Home space, ARB IOT Group has the capability to develop centralized control and monitoring solutions that can integrate a wide range of smart home devices and allow users to access these solutions via smartphone or desktop applications.

●	Experienced Key Management Personnel. Our company’s success is supported by an experienced and committed key management team led by our Chairman and Chief Executive Officer, Dato’ Sri Liew Kok Leong who has more than 20 years of experience in IT industry. Dato’ Sri Liew Kok Leong plays a pivotal role in the growth and development of ARB IOT Group since ARB Berhad’s diversification efforts to include the provision of information technology solutions and services and related activities in 2018. Dato’ Sri Liew Kok Leong has made contributions to the growth of ARB IOT Group with his management, business knowledge and experience in the industry. Dato’ Sri Liew Kok Leong is supported by the key management who have diverse experience in their respective fields, from finance to sales and marketing. Their combined experience, coupled with their drive and passion for our business have been instrumental to our company’s growth strategies and success. Our strategic planning and direction, and technology leadership have given us the competitive advantage to compete effectively with competitors. Dato’ Sri Liew Kok Leong has won an award from the prestigious Asia Pacific Enterprise Awards (“APEA”). APEA is a regional award recognition program recognizing entrepreneurial excellence. It aims to band leading entrepreneurs and organizations across Asia to spur greater innovation, fair practices and growth in entrepreneurship, creating a successful entrepreneurial ecosystem which will then shape Asia to sustainable economic and social growth.

Our Market Opportunity

We mainly focus on IoT growth market in the ASEAN region, driven by favorable factors such as rapid urbanization, proliferation of technology and mobile devices and shift from traditional agriculture to IoT agriculture in ASEAN countries. We aim to be one of the top IoT player in the ASEAN region, particularly in the agriculture, property development and logistic industries. We anticipate to collaborate with local partners for IoT products and services to penetrate the local market of ASEAN countries.

We expect to set up our regional center in Singapore to support our IoT business for ASEAN countries. Other than the existing sales office in Malaysia, we also plan to set-up sales representative offices in other major ASEAN cities such as Jakarta, Phnom Penh, Manila, Bangkok, Hanoi and Ho Chi Minh City.

Our Growth Strategies

We will continue to adhere to our business principles of helping businesses capitalize on new opportunities, inspire and implement innovative IoT solutions for businesses to achieve optimal efficiency. We believe that our pursuit of these goals will lead to sustainable growth driven by our capacity expansion based on market demand, solidify our position in the industry, and create long-term value for shareholders. To meet our competitive challenges, further grow our business and enhance our competitive position, we intend to pursue the following strategies:

●	Solidify our industry position by gaining additional market share. Our goal is to strengthen our market position and accelerate our expansion by expanding our scale and gaining additional market share. We plan to expand our business through horizontal or vertical acquisition, strategic partnership, and joint ventures in any complementary businesses. The potential projects and/or investments may include those relating to our existing IT business such as those relating to the provision of IoT systems and solutions, or such other businesses which our Board of Directors may deem beneficial and are complementary to our existing businesses. We also plan to invest in R&D of technology to improve our product development work. In addition, we intend to make investment across all areas of our business, including sales, marketing, lead generation and product development to acquire new customers.

●	Expand our customer base. We intend to expand our presence in targeted ASEAN countries by growing our direct sales force and regional sales channels, leveraging our local resources to quickly enter new markets, while also minimizing requirements for capital outlay. We believe our existing market and new markets will represent significant opportunities for growth. In particular, we are currently seeking to establish stronger customer ties in various ASEAN countries in anticipation of future growth in the IoT Smart Agriculture industry in those regions. With established long-term operations, broad coverage of project portfolio and high standard quality control, we intend to maintain solid relationships with our customers and distributors. In addition, we seek to further grow our business by boosting public recognition for our brand name and image through various digital marketing initiatives. These include a combination of marketing activities on both online and offline channels, including, among others, holding product launch events and issuing press releases.

●	Execute on operational improvement opportunities to drive earnings growth, expand margins, and increase cash flow. In addition to growing topline product offerings, our financial performance has also benefited from cross selling, and we believe there are still significant value-creation opportunities available from operational optimization efforts going forward. We anticipate these new opportunities, along with our existing value-creation programs, will generate cost savings, which are expected to more than offset inflation in our underlying costs. Key initiatives that we expect to contribute to these cost savings include leveraging the strength of our centralized business unit structure to increase commercial focus in local regions, optimizing our purchasing function, increasing coordination in our operations, and reducing general administrative costs. We expect these initiatives to help improve margins, reinforced by the implementation of management incentive programs tied to the initiatives’ performance.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantages in the market, we plan to implement a series of initiatives to attract additional and retain mid-to high level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	We have a limited operating history and experience in the Malaysian IoT industry, which may make it difficult to evaluate our business and prospects and may not be indicative of our future growth or financial results.

●	We are subject to credit risks associated with a significant amount of accounts receivable, and if we are unable to collect accounts receivable from our customers, our results of operations and cash flows could be materially adversely affected.

●	We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to service our debt and pay dividends, if any, taxes and other expenses.

●	If our customers fail to pay us in accordance with the terms of their agreements, we may have to bring actions to compel payment.

●	All of our projects have agreed milestones and specific completion dates. If we fail to meet these contractual commitments, we could be subject to financial penalties or claims for liquidated damages, which could adversely affect our business, operating results, financial condition and prospects.

●	A major safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

●	We have engaged in and plan to conduct additional strategic transactions, which could divert our management’s attention, result in additional dilution to our shareholders, disrupt our operations and adversely affect our operating results. We may not be able to successfully integrate acquired businesses and technologies or achieve the anticipated benefits of such acquisitions.

●	Our planned expansions outside Malaysia and in the ASEAN region subject us to risks inherent in international operations that can harm our business, results of operations, and financial condition.

●	As a IoT solution service provider, our success depends on our ability to recruit, deploy and manage employees.

●	A failure or breach of our security systems or infrastructure as a result of cyber-attacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

●	We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

●	The COVID-19 pandemic has and may continue to cause a material adverse effect on our business.

●	As long as ARB Berhad controls us, your ability to influence matters requiring shareholder approval will be limited.

●	Some of our directors and executive officers own shares of ARB Berhad or other securities or rights to acquire ARB Berhad’s shares and hold positions with ARB Berhad, which could cause conflicts of interest, or the appearance of conflicts of interest.

●	The market we compete is competitive.

●	If we fail to adopt new technologies to address evolving customer needs or emerging industry standards, our business may be materially and adversely affected.

●	We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, physical and e-commerce retail, digital content, web services, electronic devices, advertising, and other products and services that we offer or sell. Unfavorable changes could harm our business.

●	Our operations are subject to various laws and regulations in Malaysia.

●	Fluctuations in exchange rates could adversely affect our business and the value of our securities.

●	Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us or our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in Malaysia.

●	This offering is subject to the approval of the shareholders of ARB Berhad.

●	There has been no public market for our ordinary shares prior to this offering and an active trading market for our ordinary shares may not develop following the completion of this offering.

●	Due to the relatively small offering size, the price of our ordinary shares after the offering may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price and suffer losses as a result.

●	As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

●	Upon the completion of this offering, we will be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	We have limited experience operating as a stand-alone public company.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” beginning on page 11 and elsewhere in this prospectus before investing in our ordinary shares.

Our Corporate History and Structure

In October 1997, ARB Berhad, our indirect controlling shareholder, was incorporated in Malaysia, and became listed on the Main Market of Bursa Malaysia Securities Berhad in February 2004. ARB Berhad commenced IoT business in 2019, starting with offering smart home and building solutions.

On March 1, 2022, ARB IOT Group Limited was incorporated under the laws of Cayman Islands as an indirect wholly owned subsidiary of ARB Berhad. Upon our incorporation, one (1) ordinary share, $1.00 par value, was allotted and issued to Charlotte Cloete, who transferred the share to ARB IOT Limited, on the same day. On June 9, 2022, we subdivided our 50,000 authorized shares, par value $1.00 each, into 500,000,000 shares, resulting in our existing shareholder, ARB IOT Limited, holding 10,000 ordinary shares of par value $0.0001. On June 9, 2022, additional 9,990,000 ordinary shares were issued to ARB IOT Limited at a purchase price of $0.0001 per share. On September 19, 2022, ARB IOT Limited subscribed for another 15,000,000 ordinary shares, at a purchase price of $0.0001 per share. As a result, we have 25,000,000 ordinary shares issued and outstanding as of the date of this prospectus.

Following the completion of a restructuring in March 2022, ARB IOT Group Limited became a holding company of our operating subsidiaries that conduct IoT Smart Home & Building, IoT Smart Agriculture, IoT System Development and IoT Gadget Distribution businesses. See “Corporate History and Structure—Restructuring.” As of the date of this prospectus, ARB Berhad indirectly owns 100% of our outstanding ordinary shares through its wholly owned subsidiaries, ARB Holdings Sdn. Bhd., a company limited by shares under the laws of Malaysia, and ARB IOT Limited, a Cayman Islands exempted company.

This offering is subject to the approval of the shareholders of ARB Berhad. On October 21, 2022, an Extraordinary General Meeting of Shareholders of ARB Berhad was held at which the shareholders of ARB Berhad approved the proposed listing of the ordinary shares of the Company on the Nasdaq Stock Market. In the event that the material terms of this offering as currently described in this prospectus change, ARB Berhad may be required to obtain an additional approval from its shareholders prior to the closing of this offering. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary shares—This offering is subject to the approval of the shareholders of ARB Berhad” on page 30.

Immediately following this offering, we expect that ARB Berhad will continue to indirectly own approximately 95.24% of our outstanding ordinary shares, assuming 1.25 million ordinary shares are issued in the offering. If the underwriters exercise their over-allotment option to purchase additional shares in full, immediately following this offering, ARB Berhad is expected to indirectly own approximately 94.56% of our outstanding ordinary shares. As a result, we expect that ARB Berhad will continue to have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.

We will become a stand-alone public company following the completion of this offering. We plan to adopt a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to ARB IOT Group Limited and its shareholders. See “Related Party Transactions—Historical Relationship with ARB Berhad.”

The following diagram illustrates our corporate structure as of the date of this prospectus. For more information on our operating subsidiaries in Malaysia, see “Corporate History and Structure—Operating Subsidiaries” beginning on page 55.

(1)	Dato’ Sri Liew Kok Leong and his wife, Datin Lim Lee Kian, each holds 50% equity interests of Ukay One Sdn. Bhd.

Corporate Information

Our principal executive offices are located at No. 17-03, Q Sentral, 2A, Jalan Stesen Sentral 2, Kuala Lumpur Sentral, 50470 Kuala Lumpur, Malaysia. The telephone number at our executive offices is 03-2276 1143.

ARB IOT Group’s registered office is currently located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, which may be changed from time to time at the discretion of directors.

ARB IOT Group’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at www.arbiotgroup.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our ordinary shares.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in annual gross revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

Under the Nasdaq Rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that ARB Berhad, through ARB IOT Limited, will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

The Offering

Shares offered	1,250,000 ordinary shares (or 1,437,500 ordinary shares if the underwriter exercises the over-allotment option in full)

Offering price	$4.00 per share.

Ordinary shares outstanding immediately before the offering	25,000,000 ordinary shares. See “Description of Share Capital” for more information.

Ordinary shares outstanding immediately after the offering	26,250,000 ordinary shares (or 26,437,500 ordinary shares if the underwriter exercises the over-allotment option in full).

Over-allotment option	We have granted to the underwriter a 45-day option to purchase from us up to an additional 15.0% of the ordinary shares sold in the offering (up to 187,500 additional shares) at the initial public offering price, less the underwriting discounts and commissions to cover over-allotments.

Underwriter warrants	Upon the closing of this offering, we will issue to the underwriter warrants to purchase 5.0% of the total number of ordinary shares being sold in this offering. The exercise price of the underwriter warrants is equal to 110% of the offering price of the ordinary shares offered hereby. The warrants are exercisable commencing six (6) months from the effective date of the registration statement for this offering of which this prospectus forms a part and will terminate three (3) years after such date. The registration statement of which this prospectus is a part also covers the ordinary shares issuable upon the exercise thereof.

Use of proceeds

We expect to receive net proceeds of approximately $5.0 million from this offering, assuming no exercise of the underwriter’s over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for (i) future strategic acquisition or investment in other business or technologies, (ii) research and development activities, and (iii) working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors	Investing in our ordinary shares involves risks and purchasers of our ordinary shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Lock-up	We, our directors and executive officers and any holder(s) of three percent (3.0%) or more of the outstanding ordinary shares of the Company (and all holders of securities exercisable for or convertible into ordinary shares) are expected to enter into lock-up agreements with the underwriter to agree not to sell, transfer or dispose of any ordinary shares, without the underwriter’s prior written consent, in the case of our company, for one hundred and twenty (120) days, and in the case of our directors, executive officers and three percent (3%) beneficial owners, for a period of six (6) months, from the effective date of this registration statement. See “Underwriting.”

Proposed trading market and symbol	Our ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ARBB”.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of June 30, 2021 and 2022 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

These financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board, or IASB, and interpretations of the International Financial Reporting Interpretations Committee, or IFRIC. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended June 30
	2021	2021	2022	2022
	RM	USD	RM	USD
	Restated	Restated
	(In thousands, except share and per share data)
Summary Consolidated Statements of Operations and Other Comprehensive Income Data
Revenue	50,325	$11,423	443,024	$100,562
Cost of sales	(40,064)	(9,095)	(344,857)	(78,279)
Gross profit	10,261	2,328	98,167	22,283
Other income	12,982	2,947	324	74
Administrative expenses	(2,841)	(644)	(10,193)	(2,314)
Finance costs	-	-	(6)	(1)
Profit before tax	20,402	4,631	88,292	20,042
Tax expense	(1,538)	(349)	(14,909)	(3,384)
Profit for the financial year/period, representing total comprehensive income for the year/period	18,864	$4,282	73,383	$16,658

Profit for the financial year/period, representing total comprehensive income for the year/ period attributable to:
Owners of the Company	18,680	$4,240	73,582	$16,702
Non-controlling interests	184	42	(199)	(44)

Weighted average shares outstanding:*
Basic	10,000	10,000	10,000,000	10,000,000
Diluted	10,000	10,000	10,000,000	10,000,000

Earnings per share attributable to Owners of the Company:*
Basic	1,868	424	7.36	1.67
Diluted	1,868	$424	7.36	$1.67

*	Presented on a retroactive basis to reflect the share subdivision.

	As of June 30, 2021		As of June 30, 2022
	RM	USD	RM	USD
	Restated	Restated
	(In thousands)
Summary Consolidated Statements of Financial Position Data
Current assets	47,236	$10,722	134,370	$30,500
Non-current assets	74,143	16,830	194,243	44,091
Total assets	121,379	27,552	328,613	74,591
Current liabilities	28,117	6,381	16,005	3,633
Non-current liabilities	9,284	2,107	18,113	4,112
Total liabilities	37,401	8,490	34,118	7,745
Equity attributable to Owners of the Company	80,258	$18,218	294,153	$66,769
Non-controlling interests	3,720	844	342	77
Total equity	83,978	19,062	294,495	66,846
Total equity and liabilities	121,379	$27,552	328,613	$74,591

RISK FACTORS

The ordinary shares being offered by us are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested. Before purchasing any of our shares, you should carefully consider the following factors relating to our business and prospects. You should pay particular attention to the fact that we conduct substantially all of our operations outside the US and are governed by legal and regulatory environments that in some respects differ significantly from the environment that may prevail in the U.S. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and experience in the Malaysian IoT industry, which may make it difficult to evaluate our business and prospects and may not be indicative of our future growth or financial results.

We began operations in 2019, starting with offering smart home and building solutions, and since then, have rapidly expanded our product and service offerings to provide IoT solutions for agriculture, construction, consumer electronics, retail and other industries. Our business has grown rapidly as demonstrated by the increase in revenue from approximately RM50.3 million ($11.4 million) for the fiscal year ended June 30, 2021 to approximately RM443.0 million ($100.6 million) for the fiscal year ended June 30, 2022, an increase of RM392.7 million ($89.1 million), or 780.7%, and in profit from approximately RM18.9 million ($4.3 million) for the fiscal year ended June 30, 2021 to approximately RM73.3 million ($16.6 million) for the fiscal year ended June 30, 2022, an increase of 287.8%. However, due to our limited operating history and experience in the Malaysian IoT industry, our recent rapid growth may not be indicative of our future growth or financial results and makes an evaluation of our business and prospects difficult and highly speculative. There is no assurance that we will be able to maintain our historical growth rates in future periods. Our growth prospects should be considered in light of the risks and uncertainties that fast-growing companies with a limited operating history and experience in our industry may encounter, including, among others, risks and uncertainties regarding our ability to:

●	introduce new products and services;

●	improve our existing products and services;

●	retain existing clients and attract new clients;

●	identify business synergies and enhance connectivity for our clients;

●	adjust and optimize our business model;

●	successfully compete with other companies that are currently in, or may in the future enter, our industry or similar industries; and

●	observe and strategize on the latest market trends.

All these endeavors involve risks and will require significant allocation of management and employee resources. We cannot assure you that we will be able to effectively manage our growth or implement our business strategies effectively. If the market for our services does not develop as we expect or if we fail to address the needs of this dynamic market, our business, results of operations, and financial condition will be materially and adversely affected.

Our expansion into new products, services, technologies, market segments and geographic regions subjects us to additional risks.

In 2021, we ventured into a number of new market segments, products and services, including IoT Smart Agriculture, industrial building management, drone services and warehouse management. We have limited or no experience in our newer market segments, and our customers may not adopt our product or service offerings. These offerings, which can present new and difficult technology challenges, may subject us to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may not meet our expectations, and we may not be successful enough in these newer activities to recoup our investments in them. In response to new regulatory requirements or industry standards, or in connection with the introduction of new products, we may need to impose more rigorous risk management systems and policies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may materially and adversely affect our financial condition and results of operations. Failure to realize the benefits of amounts we invest in new technologies, products, or services could also result in the value of those investments being written down or written off.

We are subject to credit risks associated with a significant amount of accounts receivable, and if we are unable to collect accounts receivable from our customers, our results of operations and cash flows could be materially adversely affected.

Our normal trade credit terms range between 30 to 210 days. As of June 30, 2022 and 2021, we had approximately RM101.2 million ($23.0 million) and RM23.7 million ($5.4 million) in trade receivables. We provide a long credit period from 210 days to 365 days to some large customers to secure contracts from them. However, our customers sometimes still require additional time for payment, depending on their cash flow. Due to uncertainty of the timing of collection, we establish allowance for doubtful account based on individual account analysis and historical collection trends. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as on past trends of collections. Considering customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against account receivable balance, with a corresponding charge recorded in the consolidated statements of operations and other comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. We did not have any bad debt write-off during the years ended June 30, 2022 and 2021. Approximately 8.9% and 98.6% of the trade receivables as of June 30, 2022 and 2021, respectively, have been collected as of the date of this prospectus.

Although we manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures, if there is an occurrence of circumstances that affect our customers’ ability to pay us such as deteriorating conditions in, bankruptcies, or financial difficulties of a customer or within their industries generally, our operating cash flow will be under tremendous pressure, and we could experience payment delays or default in payment to our suppliers or other creditors, which may result in material and adverse impact on our business, results of operations and financial condition.

We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries to service our debt and pay dividends, if any, taxes and other expenses.

We are a Cayman Islands holding company and have no material assets other than ownership of equity interests in our subsidiaries. We have no independent means of generating revenue. We intend to cause our subsidiaries to make distributions to their shareholders in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. Our ability to service our debt, if any, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or other distributions, to pay amounts due on our obligations. Future financing arrangements may contain negative covenants that limit the ability of our subsidiaries to declare or pay dividends or make distributions. Our subsidiaries are separate and distinct legal entities; to the extent that we need funds, and our subsidiaries are restricted from declaring or paying such dividends or making such distributions under applicable law or regulations or are otherwise unable to provide such funds (for example, due to restrictions in future financing arrangements that limit the ability of our operating subsidiaries to distribute funds), our liquidity and financial condition could be materially harmed.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with ARB Berhad, our indirect controlling shareholder, and its affiliated companies. In addition, we have entered into transactions with a subsidiary of Ageson Berhad, a Malaysia public listed company where Dato’ Sri Liew Kok Leong is Executive Director. See “Related Party Transactions” beginning on page 88. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with these transactions were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

We may in the future enter into additional transactions with entities controlled by ARB Berhad or in which any of our directors, officers or principal shareholders (including ARB Berhad), or any members of their immediate family, have a direct or indirect material interest. Such transactions present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as for events of default.

Our Board of Directors intends to authorize the Audit Committee upon its formation to review and approve all material related party transactions. We rely on the laws of the Cayman Islands, which provide that the directors owe a duty of care and a duty of loyalty to our company. Under Cayman Islands law, our directors have a duty to act honestly, in good faith, and view our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” beginning on page 93 for additional information on our directors’ fiduciary duties under Cayman Islands law. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in litigation or enforcement actions by the SEC or other agencies.

There is no assurance that our hydroponics IoT project will operate as intended.

During the year ended June 30, 2022, we completed construction and deployment of our initial hydroponics IoT project on approximately 30 acres of land in Cameron Highlands, Pahang, Malaysia. However, as the project was recently completed and has not been in operation for long, it is subject to certain risks, including that it may not be able to achieve or maintain the intended benefits, such as high production yields, lower crop losses and reduced operation costs.

If our customers fail to pay us in accordance with the terms of their agreements, we may have to bring actions to compel payment.

We typically enter into multiple year arrangements with our customers. If customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief, including as a result of the impacts and disruptions caused by the COVID-19 pandemic, and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our business, results of operations and financial condition.

Our product supply and service agreements generally give our customers flexibility to terminate engagements without cause by giving notice in advance, and as such, subjects our revenue to uncertainty to some degree.

Our product supply and service agreements, such as our drones agreements, typically allow our clients to terminate our master agreements and work orders with or without cause, and, in the case of termination without cause, subject to 30 days’ prior notice.

Our clients may terminate or reduce their use of our services for a number of reasons, including that they are not satisfied with our services or our ability to meet their needs and expectations. Even if we successfully deliver on contracted services and maintain close relationships with our clients, factors beyond our control could cause the loss of or reduction in business or revenue from our existing clients. These factors include without limitation:

●	the business or financial condition of that client or the economy generally;

●	a change in strategic priorities by our clients, resulting in a reduced level of spending on technology services;

●	changes in the personnel at our clients who are responsible for procurement of information technology, services or with whom we primarily interact;

●	a demand for price reductions by our clients; and

●	a decision by that client to move work in-house or to one or several of our competitors.

The ability of our clients to terminate their engagement with us at will makes our future sales amounts uncertain. We may not be able to replace any client that chooses to terminate or not renew its contract with us, which could materially adversely affect our revenue and thus our results of operations. Furthermore, terminations in engagements may make it difficult to plan our project resource requirements.

If a significant number of clients cease using or reduce their usage of our services, we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from clients or lay off our IT professionals. Such changes could adversely affect our business, results of operations and financial condition.

We depend on a limited number of customers for a large portion of our revenues.

We consider our major customers in each period to be those customers that accounted for more than 10% of overall revenues in such period. For the year ended June 30, 2022, one major customer, Ageson Industrial Sdn. Bhd. (formerly known as AB5 Sdn. Bhd.), accounted for 59.5% of the revenues from the IoT System Development line of business and 34.8% of the total revenues. Ageson Industrial Sdn. Bhd. is a related party. See “Related Party Transactions—Transactions with Related Parties.” For the year ended June 30, 2022, another major customer, who is an unrelated third party, accounted for 30.9% of the revenues from the IoT System Development line of business and 18.1% of the total revenues. For the year ended June 30, 2021, one (1) major customer, who is an unrelated third party, accounted for 95.1% of the revenues from the IoT Smart Home & Building line of business and 56.2% of the total revenues. For the year ended June 30, 2021, another major customer, ARB Cloud Sdn. Bhd., accounted for 100% of the revenues from the IoT System Development line of business and 11.9% of the total revenues. ARB Cloud Sdn. Bhd. is a related party. See “Related Party Transactions—Transactions with Related Parties.” The loss of, or a substantial decrease in the volume of, revenues by any of our top customers could harm our revenues and profitability. In addition, an adverse change in the terms of our dealings with, or in the financial wherewithal or viability of, one or more of our significant customers could harm our business, financial condition and results of operations.

We expect that a significant portion of our revenues will continue to be derived from a small number of customers and that the percentage of revenues represented by these customers may increase. As a result, changes in the strategies of our largest customers may reduce our revenues. Further, the impact of COVID-19 may result in a change in demand for our services and products as a result of customers modifying their sales, pricing, or spending practices in response to the global pandemic. The loss of such sales could have an adverse effect on our business, financial condition and results of operations.

All of our projects have agreed milestones and specific completion dates. If we fail to meet these contractual commitments, we could be subject to financial penalties or claims for liquidated damages, which could adversely affect our business, operating results, financial condition and prospects.

All of our projects have agreed milestones and specific completion dates. There is a risk that we may encounter delays in completing our projects or meeting agreed milestones. Failure to complete our projects on time or meet agreed milestones may subject us to financial penalties and claims arising for liquidated damages by our customers. Any extended service delays could adversely affect our reputation, ability to attract new customers and retain existing customers, revenue, and operating results.

We depend on third-party providers and suppliers for components of our IoT hydroponics, smart home and building and industrial building management systems and projects, third-party software licenses for our products and services, and third-party providers to transmit signals to our monitoring facilities and provide other services to our customers. Any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

We source a variety of hardware and software from third party suppliers for our IoT hydroponics, smart home and building, industrial building management systems and projects. As a result, our ability to implement IoT solutions for customers depends on third parties providing us with timely and reliable products and services at acceptable prices. In developing and operating our projects, we rely on products supplied by third parties meeting our design and other specifications and on components manufactured and delivered from third parties, and on certain services performed by third parties. We also rely on contractors to perform substantially all of the construction and installation work related to our projects, and we may need to engage subcontractors with whom we have no experience. Any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to maintain and repair our projects, which could harm our brand, reputation or growth. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur additional costs related to the affected products and services, which could adversely affect our business, operating results, or financial condition.

We rely on third-party software for key automation features in certain of our offerings and on the interoperation of that software with our own, such as our mobile applications and related platform. We could experience service disruptions if customer usage patterns for such offerings exceed, or are otherwise outside of, design parameters for the system and the ability for us or our third-party provider to make corrections. Such interruptions in the provision of services could result in our inability to meet customer demand, damage our reputation and customer relationships, and materially and adversely affect our business. We also rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our monitoring operations from third parties. Because a number of our products and services incorporate technology developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to update, maintain, or enhance their current products and services; to ensure that their products are free of defects or security vulnerabilities; to develop new products and services on a timely and cost-effective basis; and to respond to emerging industry standards, customer preferences, and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms, or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services, or otherwise fails to address our needs, we cannot provide assurance that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to execute our integration of or migration to alternative software products. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

We will rely on various third-party telecommunications providers (if any) and signal processing centers (if any) to transmit and communicate signals to our monitoring facility in a timely and consistent manner. These telecommunications providers and signal processing centers could deprioritize or fail to transmit or communicate these signals to the monitoring facility for many reasons, including disruptions from fire, natural disasters, pandemics, weather and the effects of climate change (such as flooding, wildfires, and increased storm severity), transmission interruption, malicious acts, provider preference, government action, or terrorism. The failure of one or more of these telecommunications providers or signal processing centers to transmit and communicate signals to the monitoring facility in a timely manner could affect our ability to provide alarm monitoring, automation, and interactive services to our customers. We also rely on third-party technology companies to provide automation and interactive services to our customers. These technology companies could fail to provide these services consistently, or at all, which could result in our inability to meet customer demand and damage our reputation. There can be no assurance that third-party telecommunications providers, signal processing centers, and other technology companies will continue to transmit and communicate signals to the monitoring facility or provide automation and interactive services to customers without disruption. Any such failure or disruption, particularly one of a prolonged duration, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We source software and hardware from various local suppliers and any disruption in global supply chain may affect our business, operating results, and financial condition.

We source hardware and software from local suppliers. While we are not dependent on any single supplier, any serious and prolonged global shortage of hardware and software required to implement our projects may lead to delay in delivery to customers which may affect our reputation, our business relationship with our customers, or expose us to late delivery penalties. This in turn could potentially result in loss of business opportunities or loss of revenue that may adversely affect our profitability and growth.

Our success in the IoT gadgets distribution business depends on our relationships with third party gadget suppliers and their continued performance.

We currently source IoT gadgets primarily from a third party supplier on an order-by-order basis and sell them through a large number of resellers, distributors and retailers. We provide sales services to these resellers, distributors and retailers to support their distribution to end users. If the products of the third party supplier have real or perceived quality or safety issues, we may experience negative effects to our reputation as a result of our procurement of products from them. In addition, such supplier may develop relationships with our competitors and such relationships may result in them terminating collaboration with us. If we fail to effectively manage our relationships with, or lose such supplier, we may not be able to substitute them with suitable alternative business partners in a timely manner on commercially acceptable terms or at all, which may negatively impact our revenues, financial condition, operations and prospects.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and other third parties generally include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, results of operations, and financial condition. Although we normally contractually limit our liability with respect to such indemnity obligations, those limitations may not be fully enforceable in all situations, and we may still incur substantial liability under those agreements. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

Our ability to manage over 2,800 resellers, distributors and retailers for the distribution of IoT gadgets is subject to a number of risks.

Currently, we have a total of approximately 2,800 resellers, distributors and retailers for the distribution of mobile gadget accessories. This business line is primarily based on individual purchase orders placed by these resellers, distributors and retailers. If they fail to successfully market and sell gadget products to end users, or fail to obtain sufficient capital or effectively manage their business operations, consumer relationships, labor relationships or credit risks, it could adversely affect our revenues, as a result of reduced sales of gadget products to them.

A major safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Construction sites are inherently dangerous, and provision of services to the construction, homebuilding and land development industries poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the projects we work on, health and safety performance is critical to the success of our solutions in these fields.

Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation and our relationships with relevant regulatory agencies, governmental authorities and local communities, which in turn could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We have engaged in and plan to conduct additional strategic transactions, which could divert our management’s attention, result in additional dilution to our shareholders, disrupt our operations and adversely affect our operating results. We may not be able to successfully integrate acquired businesses and technologies or achieve the anticipated benefits of such acquisitions.

In pursuing our business strategy, we have in the past acquired and plan to seek to acquire or invest in businesses, products, technologies, or talent that we believe could complement or expand our business, augment our service and solution offerings, enhance our technical capabilities or otherwise offer growth opportunities. We intend to use 60% of net proceeds from this offering in such strategic acquisitions. We may compete with others for the same opportunities. The pursuit of any of these strategic transactions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable transactions, whether or not they are consummated.

Any strategic transaction may result in unforeseen operating difficulties and expenditures. If we acquire additional businesses or enter into other strategic transactions, we may not be able to integrate the acquired personnel, operations, and technologies successfully, or effectively manage the combined business following the strategic transactions. In addition, we have limited experience in consummating strategic transactions. We also may not achieve the anticipated benefits from the strategic transactions due to a number of factors, including:

●	failure to evaluate, integrate, utilize or benefit from or accurately anticipate the adoption rates of acquired technologies or services;

●	product synergies, cost reductions, increases in revenue and economies of scale may not materialize as expected;

●	difficulty in retaining, motivating and integrating key management and other employees of the acquired business;

●	the business culture of the acquired entity may not match well with our culture;

●	unforeseen delays, unanticipated costs and liabilities may arise when integrating operations, processes and systems in geographies where we have not conducted business;

●	unanticipated costs or liabilities associated with the strategic transactions;

●	incurrence of transaction-related costs;

●	assumption of the existing obligations or unforeseen liabilities of the acquired business that we were not able to mitigate through due diligence or other means;

●	difficulty integrating the accounting systems, security infrastructure, operations, and personnel of the acquired business;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	difficulty converting the current and prospective customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support, or professional services model of the acquired company;

●	diversion of management’s attention from other business concerns;

●	adverse effects to our existing business relationships with business partners and customers as a result of the strategic transactions;

●	unexpected costs may arise due to unforeseen changes in tax, payroll, pension, labor, trade, environmental and safety policies in new jurisdictions where the acquired entity operates;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the strategic transaction.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Strategic transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results, increase our financial risk, restrict our ability to take certain actions and cause the market price of our ordinary shares to decline. In addition, if a strategic transaction fails to meet our expectations, our operating results, business, and financial position may suffer.

We may be required to record impairment charges against the carrying value of our goodwill and other intangible assets in the future.

As of June 30, 2022 and 2021, we had recorded goodwill and intangible assets with a net book value of RM139.1 million ($31.6 million) and RM68.7 million ($15.6 million), respectively. Besides amortizing intangible assets over 5 to 10 years, we are required to test for impairment at least annually and whenever evidence of impairment exists. During the year ended June 30, 2022 and 2021, amortization of intangible assets of approximately RM15.4 million ($3.5 million) and RM1.5 million ($0.3 million) were recorded in our statements of profit or loss, respectively. Other than that, we have not recorded any impairment charges against the carrying value of our goodwill and intangible assets in the past. The carrying value of our goodwill and intangible asset values are measured using a variety of factors, including values of comparable companies, overall stock market and economic data and our own projections of future financial performance. We may be required in the future to record impairment charges that could have a material adverse effect on our reported results.

We will likely need to increase the size and capabilities of our organization, and we may experience difficulties in managing our growth.

In order to execute our business plans, we expect that we will need to significantly increase the number of our employees and the scope of our operations. We currently rely on some of the employees of our ultimate controlling shareholder to administer and supervise some of our operations. See “Related Party Transactions—Arrangement Between ARB Berhad and Our Company.” Our future financial performance and our ability to deliver solutions and services that meet customers’ expectations and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To manage our anticipated future growth, we will need to continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. In addition, the expansion of our systems and infrastructure may require us to commit financial, operational and managerial resources before our revenues increase and without assurances that our revenues will increase. Moreover, continued growth could strain our ability to maintain reliable service levels for our customers. If we fail to achieve the necessary level of efficiency as we grow, our growth rate may decline and investors’ perceptions of our business and our prospects may be adversely affected, and the market price of our securities could decline.

Our lack of insurance could expose us to significant costs and business disruption.

The IoT industry in Malaysia is an emerging sector. We currently do not have any product liability or disruption insurance to cover our operations in Malaysia, which, based on public information available to us relating to Malaysia-based IoT companies, is consistent with customary industry practice in Malaysia. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. If we suffer any losses, damages or liabilities in the course of our business operations, we would not have insurance coverage to provide funds to cover any such losses, damages or product claim liabilities. Therefore, there may be instances when we will sustain losses, damages and liabilities because of our lack of insurance coverage, which may in turn materially and adversely affect our financial condition and results of operations.

Our planned expansions outside Malaysia and in the ASEAN region subject us to risks inherent in international operations that can harm our business, results of operations, and financial condition.

A key element of our strategy is to operate and sell our solutions to customers across the ASEAN region. Operating internationally requires significant resources and management attention. We cannot be certain that the investment and additional resources required to operate internationally will produce desired levels of revenue or profitability. Further, operating internationally subjects us to various risks, including:

●	increased management, travel, infrastructure and legal compliance costs associated with having operations in many countries;

●	increased financial accounting and reporting burdens and complexities;

●	variations in adoption and acceptance of our solutions and services in different countries, requirements or preferences for domestic products, and difficulties in replacing products offered by more established or known regional competitors;

●	new and different sources of competition;

●	laws and business practices favoring local competitors;

●	differing technical standards, existing or future regulatory and certification requirements and required features and functionality;

●	communication and integration problems related to entering and serving new markets with different languages, cultures, and political systems;

●	compliance with foreign privacy and security laws and regulations, including data privacy laws that require customer data to be stored and processed in a designated territory, and the risks and costs of non-compliance;

●	customer preference for data to be stored in a specific geography, location, or region based on unique customer requirements even if not required by applicable privacy and security laws and regulations;

●	compliance with laws and regulations for foreign operations, including anti-bribery laws (such as the U.S. Foreign Corrupt Practices Act), import and export control laws, tax laws, tariffs, trade barriers, economic sanctions, and other regulatory or contractual limitations on our ability to sell our products and services in certain foreign markets, and the risks and costs of non-compliance;

●	compliance with foreign laws, regulations and orders related to health and safety, including the ongoing COVID-19 pandemic;

●	heightened risks of unfair or corrupt business practices in certain geographies that may impact our financial results and result in restatements of our consolidated financial statements;

●	fluctuations in currency exchange rates and related effects on our results of operations;

●	difficulties in repatriating or transferring funds from or converting currencies in certain countries;

●	different pricing environments, longer sales cycles, and longer accounts receivable payment cycles and collections issues;

●	political and economic conditions and uncertainty in the countries or regions in which we operate and around the world;

●	difficulties in recruiting, managing and retaining local partners, including consulting and implementation firms, to support our operations and sales;

●	differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

●	difficulties in recruiting, hiring and retaining employees in certain countries;

●	difficulties in managing an international workforce and maintaining our corporate culture internationally;

●	the preference for localized software and licensing programs;

●	the preference for localized language support;

●	weaker protection in some jurisdictions for intellectual property and other legal rights than in Malaysia and practical difficulties in enforcing intellectual property and other rights outside of Malaysia, if any;

●	compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes;

●	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy, and data protection laws and regulations; and

●	global pandemics such as the ongoing COVID-19 pandemic and travel restrictions and other measures undertaken by governments in response to such pandemics.

Any of the above risks could adversely affect our planned international operations in the future, including reducing revenue from customers outside of Malaysia or increasing operating costs, each of which could adversely affect our business, results of operations, financial condition, and growth prospects. Some of our business partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.

As a IoT solution service provider, our success depends on our ability to recruit, deploy and manage employees.

Our profitability and service costs are affected by the utilization rates of our employees. If we are unable to maintain appropriate utilization rates and productivity levels for our employees in delivering our services, our profit margin may suffer. Our employee utilization rates are subject to an array of factors including:

●	our ability to forecast demand for our services and maintain an appropriate number of employees;

●	our ability to hire and integrate new employees;

●	our ability to deploy employees with appropriate skills and seniority to projects;

●	our ability to manage the attrition of our employees; and

●	our need to devote appropriate time and resources to training, professional development and other activities that cannot be billed to our clients.

Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient personnel to satisfy our future demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or clients. Further, to the extent that we lack sufficient personnel with lower levels of seniority and daily or hourly rates, we may be required to deploy more senior employees with higher rates on projects without the ability to pass such higher rates along to our clients, which could adversely affect our profitability.

If demand for our services and solutions does not develop as expected, our projected revenues and profits may not materialize.

Our future profits are influenced by many factors, including economics, technology advancements, and world events and changing customer preferences. We believe that our target markets will continue to grow, that we will be successful in marketing our services and solutions in these markets. If our expectations as to the size of these markets and our ability to sell our products and services in such markets are not correct, our revenue may not materialize, and our business will be adversely affected.

A failure or breach of our security systems or infrastructure as a result of cyber-attacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for technology companies, such as us, have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. These threats may derive from fraud or malice on the part of our employees or third parties or may result from human error or accidental technological failure. These threats include cyber-attacks such as computer viruses, malicious code, phishing attacks or information security breaches.

Our operations will, in part, rely on the secure processing, transmission and storage of confidential proprietary and other information in our computer systems and networks. Our customers will rely on our digital technologies, computer, email and messaging systems, software and networks to conduct their operations or to utilize our products or services. In addition, to access our products and services, our customers may use personal smartphones, tablet computers and other mobile devices that may be beyond our control.

If a cyber-attack or other information security breach occurs, it could lead to security breaches of the networks, systems or devices that our customers use to access our products and services which could result in the unauthorized disclosure, release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information (including account data information) or data security compromises. Such events could also cause service interruptions, malfunctions or other failures in the physical infrastructure or operations systems that will support our businesses and customers, as well as the operations of our customers or other third parties. Any actual attacks could lead to damage to our reputation with our customers and other parties and the market, additional costs to the Company (such as repairing systems, adding new personnel or protection technologies or compliance costs), regulatory penalties, financial losses to both us and our customers and partners and the loss of customers and business opportunities. If such attacks are not detected immediately, their effect could be compounded. Although we will attempt to mitigate these risks, there can be no assurance that we will be immune to these risks and not suffer losses in the future.

If we fail to develop or protect our intellectual property adequately, our business could suffer.

The Company has attempted, and may attempt, to develop certain intellectual property of its own, but cannot assure that it will be able to develop and/or obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. Aside from two Malaysian trademark applications, we currently own no patents or copyrights in any jurisdiction. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. The Company may lack the resources to put in place exclusive protection and enforcement efforts. Also, certain of the Company’s product or service offerings initially draws from publicly available technology in the marketplace. The Company’s failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, financial condition and results of operations.

If the Company were to develop intellectual property, the Company may seek to enforce its intellectual property rights on others through litigation. The Company’s claims, even if meritorious, may be found invalid or inapplicable to a party the Company believes infringes or has misappropriated its intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that the Company does not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or require the Company to license its intellectual property.

The Company may rely on trademarks or service marks to establish a market identity for its products or services. To maintain the value of the Company’s trademarks or service marks, the Company might have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of the Company’s registered or unregistered trademarks or service marks. The Company also might not obtain registrations for its pending or future trademark or service marks applications, and might have to defend its registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending the Company’s registered and unregistered trademarks or service marks might result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which the Company may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of Malaysia. Adverse determinations in a judicial or administrative proceeding could prevent the Company from offering or providing its products or services or prevent the Company from stopping others from offering or providing competing products, and thereby have a material adverse effect on the Company’s business, financial condition, and results of operations.

Our products, services or processes could be subject to claims of infringement of the intellectual property of others.

Claims that products, services, business methods, or processes infringe upon the proprietary rights of others often are not asserted until after commencement of commercial sales. Third parties may make claims of infringement against the Company in connection with the use of its technology. Any claims, even those without merit, could:

●	be expensive and time consuming to defend;

●	cause the Company to cease making, licensing, or using products that incorporate the challenged intellectual property;

●	divert management’s attention and resources; or

●	require the Company to enter into royalty or licensing agreements in order to obtain the right to use a necessary software product or system.

The Company cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to the Company on acceptable terms or at all. The Company’s failure to obtain the necessary licenses or other rights could prevent the development, or distribution of the Company’s products and services and, therefore, could have a material adverse effect on the Company’s business.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our businesses depend on the skills, reputation, and professional experience of our senior management and key employees, the network of resources and relationships they generate during the ordinary course of their activities, and the synergies among the diverse fields of expertise and knowledge held by our senior professionals. Therefore, the success of our business depends on the continued services of these individuals. If we lose their services, we may not be able to execute our existing business strategy effectively, and we may have to change our current business direction. These disruptions to our business may take up significant energy and resources of our company, and materially and adversely affect our future prospects. Specifically, our future performance depends on the continued services and contributions of our Chief Executive Officer, Dato’ Sri Liew Kok Leong, our Chief Financial Officer nominee, Ng Kok Wah and our Chief Technology Officer nominee, Hong Zi Shen who have in-depth knowledge and experience in the technological industry and in managing our operations. Without these key executives and employees, we may not have the ability to execute on our business plans and to identify and pursue new opportunities and innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results. We do not presently maintain any key man life insurance policies.

The COVID-19 pandemic has and may continue to cause a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results. The Malaysian government has imposed varying measures to combat COVID-19, ranging from different degrees of movement control orders to nationwide lockdowns. See also “—Risks Related to Operations in Malaysia—Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.” We implemented workplace protocols for our employees in accordance with government requirements. The implementation of measures to prevent the spread of COVID-19 have resulted in disruptions to our business development efforts which depend, in part, on attendance at in-person meetings, industry conferences and other events. In addition, economic slowdowns and uncertainty brought by COVID-19 have negatively affected market demand and customer spending on certain of our services and products such as smart home installations.

For the year ended June 30, 2022, revenue from the IoT Smart Home and Building line of business was RM0.7 million ($0.2 million), as compared to RM29.7 million ($6.7 million) for the year ended June 30, 2021, a decrease of RM29.0 million ($6.6 million) or 97.6%. The Malaysian property market had softened since 2021 primarily as a result of the COVID-19 pandemic, which led developers to eschew integrating smart home solutions into their projects in order to cut costs and price their properties at more competitive levels. This market has seen gradual recovery recently as the Malaysian Government decided to lift pandemic restrictions on all economic sectors and move away from widespread restrictive measures in all economic sectors.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. The pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Increases in costs, disruption of supply or shortage of materials, in particular for hardware and software, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We use various materials in our business, including hardware and software, from suppliers.

The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, and could adversely affect our business and operating results.

These risks include:

●	an increase in the cost, or decrease in the available supply, of materials used;

●	disruption in the supply of materials due to quality issues or recalls by manufacturers;

●	tariffs on the materials we source; and

●	increases in global shipping costs have gone up due to shipping container shortages and delays at both shipping and receiving ports due to COVID and lack of appropriate workforce.

Substantial increases in the prices for our materials or prices charged to us would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of orders for our services and solutions and therefore materially and adversely affect our brand, image, business, prospects and operating results.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Any of the above mentioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

We may experience in the future, delays or other complications in the design and manufacture of products we distribute or source for use in our projects which could harm our brand, business, prospects, financial condition and operating results.

We may encounter unanticipated challenges, such as supply chain or logistics constraints, that lead to delays in producing products we distribute or use in our projects. Any significant delay or other complication in the production of such products, including complications associated with expanding our supply chain or obtaining or maintaining regulatory approvals, and/or coronavirus impacts, could materially damage our brand, business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control supplier costs, our operating results may suffer.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so at the times needed. Furthermore, as the scale of our business increases, we will need to accurately forecast, purchase, warehouse and transport to our project sites components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of components purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

Risks Related to Our Relationship with Our Controlling Shareholder

As long as ARB Berhad controls us, your ability to influence matters requiring shareholder approval will be limited.

After this offering, ARB Berhad will indirectly own 25,000,000 ordinary shares of the Company, representing approximately 95.24% of our outstanding ordinary shares, assuming 1.25 million ordinary shares are issued in the offering (or approximately 94.56% if the underwriters exercise their option to purchase additional shares in full). For so long as ARB Berhad beneficially owns our outstanding shares representing at least a majority of the votes entitled to be cast by the holders of our outstanding ordinary shares, ARB Berhad will be able to elect all of the members of our board of directors. We anticipate that, at the completion of this offering, Dato’ Sri Liew Kok Leong will continue to serve as the Executive Director and chief executive officer of ARB Berhad. See “Management.”

Our historical financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

Our historical consolidated financial statements included in this prospectus are prepared on a stand-alone basis in accordance with IFRS and are derived from ARB Berhad’s consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from ARB Berhad. The historical financial information included in this prospectus does not reflect what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.

The assets and resources that we acquire from ARB Berhad in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from ARB Berhad.

We may need to acquire assets in addition to those contributed by ARB Berhad and its subsidiaries to us and our subsidiaries in connection with our separation from ARB Berhad. We may also face difficulty in separating our assets from ARB Berhad’s assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from ARB Berhad’s assets or integrating newly acquired assets.

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after this offering.

As an operating segment of ARB Berhad, we relied on administrative and other resources of ARB Berhad to operate our business. Following the completion of this offering, we will become a stand-alone public company and we will need to create our own administrative and other support systems or contract with third parties to replace the existing services ARB Berhad provides to us. Any failure in our efforts to establish our own administrative function could result in unexpected costs and adversely affect our operating results, financial condition and business prospect.

Some of our directors and executive officers own shares of ARB Berhad or other securities or rights to acquire ARB Berhad’s shares and hold positions with ARB Berhad, which could cause conflicts of interest, or the appearance of conflicts of interest.

Some of our directors and executive officers own ARB Berhad’s outstanding shares and other securities or rights to purchase ARB Berhad’s shares. In addition, we anticipate that, at the completion of this offering, Dato’ Sri Liew Kok Leong will continue to serve as the Executive Director and chief executive officer of ARB Berhad.

Ownership of ARB Berhad’s shares and other securities or rights to purchase ARB Berhad’s shares by our directors and executive officers after this offering and the presence of executive officers or directors of ARB Berhad on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and ARB Berhad that could have different implications for ARB Berhad than they do for us. Potential conflicts of interest could also arise if we enter into commercial arrangements with ARB Berhad in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.

Risks Related to Our Industry and Governmental Regulation

The market we compete is competitive.

The market for IoT solutions and services is competitive. Companies in our industry compete on the basis of a number of factors, including technical expertise and industry knowledge, innovation competence, location, price, reputation, scale, financial stability, responsiveness to market demand and effective personnel training and retention.

Our current and potential competitors include traditional software companies developing IoT technologies to seize new growth opportunities, existing IoT players in agriculture, property development and logistics industries and consumer electronics brands that are investing in in-house IoT capabilities, and other smaller companies focused on single niche segments. Our competitors and potential competitors could have substantial competitive advantages such as substantially greater financial, technical and marketing resources, greater name recognition, longer operating histories, greater client support resources, lower labor and development costs, and larger and more mature intellectual property portfolios. As a result, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and IoT services.

In addition, we have faced, and expect to continue to face, competition from new market entrants. Further, there is a risk that our clients may elect to increase their internal resources to satisfy their services needs as opposed to relying on a third-party service providers like us. Moreover, as we expand the scope and reach of our solutions, we may face additional competition. If one or more of our competitors were to merge or partner with other competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively. Increased competition could also result in price reductions, reduced operating margins and loss of our market share. We may be unable to compete successfully with existing or new competitors and competitive pressures may materially adversely affect our business, financial condition, results of operations and prospects.

If we fail to adopt new technologies to address evolving customer needs or emerging industry standards, our business may be materially and adversely affected.

The information technology industry has experienced rapid technological developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to respond quickly and successfully to these developments, we may lose our competitive position, and our products or technologies may become uncompetitive or obsolete.

Recent new technology trends such as artificial intelligence (AI), cloud computing, 5G, robotic process automation (RPA), IoT and hyper-connectivity continue to shape our industry and require us to keep pace with the changing technologies and evolving industry standards. Our ability to develop, alone or with third parties, or to acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis.

Our long-term success will depend on our ability to adapt quickly to rapidly changing technologies, to adapt our services and products to evolving industry standards and to improve the performance and reliability of our services and products. To achieve market acceptance for our product and service offerings, we must effectively anticipate and offer products and services that meet changing customer demands in a timely manner. Customers may require features and functionality that our current products and services do not have or cannot obtain. If we fail to develop products and services that satisfy customer preferences in a timely and cost-effective manner, our ability to retain existing customers and our ability to create or increase demand for our products will be harmed.

If we fail to comply with constantly evolving laws, regulations, and industry standards addressing information and technology networks, privacy, and data security, we could face penalties, liability, and reputational harm, and our business, operations, and financial condition could be adversely affected.

Along with our own confidential data and information retained in the normal course of our business, we or our partners collect and retain third party data, some of which is subject to certain laws and regulations. Our ability to analyze this data to provide the customer with an improved user experience is a valuable component of our services, but we cannot provide assurance that the data we require will be available from these sources in the future or that the cost of such data will not increase. If the data that we require is not available to us on commercially reasonable terms or at all, we may not be able to provide certain parts of our current or planned products and services, and our business, financial condition, results of operations, and cash flows could be materially adversely affected.

In addition, we may also collect and retain other sensitive types of data, including, among other things, audio recordings of telephone calls and video images of customer sites. We must comply with applicable laws and regulations governing the collection, retention, processing, storage, disclosure, access, use, security, and privacy of such information in addition to our own information security and privacy policies and applicable industry standards. The legal, regulatory, and contractual environment surrounding the foregoing continues to evolve, and there has been an increasing amount of focus on privacy and data security issues with the potential to affect our business. These privacy and data security laws, regulations, and standards, as well as contractual requirements, could increase our cost of doing business, and failure to comply with these laws, regulations, standards, and contractual requirements could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity.

In the event of a breach of personal information that we hold or that is held by third parties on our behalf, we may be subject to governmental fines, imprisonment, legal claims, remediation expenses, and/or harm to our reputation. We could incur significant legal costs in defending existing or new claims or in the ultimate resolution of such claims, and we may suffer reputational harm and damage to our brand as a result of such claims or any related publicity. Further, if we fail to comply with applicable privacy and security laws, regulations, policies, and standards; properly protect the integrity and security of our facilities and systems and the data located within them; or defend against cybersecurity attacks; or if our third-party service providers, partners, or vendors fail to do any of the foregoing with respect to data and information assessed, used, stored, or collected on our behalf, our business, reputation, financial condition, results of operations, and cash flows could be materially adversely affected.

Examples of certain requirements we face include those with respect to Personal Data Protection Act 2010, Personal Data Protection Regulations 2013 and Communications and Multimedia Act 1998. These laws and regulations are examples of our need to comply with costly and complex requirements at state, federal, and international levels. As these requirements continue to evolve, and expand to additional jurisdictions, we may incur or be required to incur costs or change our business practices in a manner adverse to our business and failure to comply could result in significant penalties that may materially adversely affect our business, reputation, financial condition, results of operations, and cash flows.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, physical and e-commerce retail, digital content, web services, electronic devices, advertising, and other products and services that we offer or sell. Unfavorable changes could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing our business activities. These regulations and laws cover taxation, privacy, data protection, cybersecurity, copyrights, trademarks, distribution of goods, employment, operation of unmanned aircraft systems, premises occupied by us and other matters.

Unfavorable regulations, laws, decisions, or interpretations by government or regulatory authorities applying those laws and regulations, or inquiries, investigations, or enforcement actions initiated by them, could increase our cost of doing business and require us to change our business practices in a manner materially adverse to our business, damage our reputation, impede our growth, or otherwise have a negative effect on our operations.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of customers.

Our products and services depend on the ability of our customers to access the Internet. Currently, this access is provided by companies having significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have the ability to take measures including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our products and services by restricting or prohibiting the use of their infrastructure to support our products or services or charging increased fees to Internet users. Such interference could result in a loss of existing users, advertisers and goodwill, and could result in increased costs and could impair our ability to attract new customers, thereby harming our revenue and growth. Moreover, the adoption of any laws or regulations adversely affecting the growth, popularity or use of the Internet, including laws impacting Internet neutrality, could decrease the demand for our products and services and increase our operating costs. The legislative and regulatory landscape regarding the regulation of the Internet is subject to uncertainty.

Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anticompetitive practices impeding both our and our customers’ domestic and international growth, increasing our costs or adversely affecting our business. Additional changes in the legislative and regulatory landscape regarding the regulation of the Internet, could harm our business, operating results and financial condition.

The drone industry is subject to various laws and government regulations which could complicate and delay our ability to introduce services, maintain compliance, and avoid violations, which could lead to increased costs or the interruption of business operations that could negatively impact our financial condition and results of operations.

We are developing our drone services business. The commercial drone operations industry is a regulated industry in Malaysia and many other jurisdictions. Flying drones is subject to permissions, licensing or clearance requirements from Civil Aviation Authority of Malaysia. These regulations include Civil Aviation Regulations 2016. While we endeavor to take all the steps necessary to comply with these laws and regulations, there can be no assurance that we can maintain compliance on a continuing basis. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations.

Changes in trade policy such as the imposition of tariffs and the resulting consequences, may have adverse impacts on our business, results of operations and financial condition.

We cannot predict future trade policy, or tariffs and their impact on our business. To the extent that trade tariffs and other restrictions imposed by Malaysia or other countries increase the price of, or limit the amount of, components or materials used in our products and services imported into Malaysia or other countries we operate in the future, or create adverse tax consequences, the sales, cost or gross margin of our operations may be adversely affected and the demand from our customers for products and services may be diminished. Uncertainty surrounding international trade policy and disputes and protectionist measures could also have an adverse effect on consumer confidence and spending. If we deem it necessary to alter all or a portion of our activities or operations in response to such policies, agreements or tariffs, our capital and operating costs may increase. As a result, changes in international trade policy, changes in trade agreements and tariffs could adversely affect our business, results of operations and financial condition.

Risks Related to Operations in Malaysia

Our operations are subject to various laws and regulations in Malaysia.

Our business is regulated by various laws and regulations in Malaysia such as regulations on business licenses, intellectual property rights, employment, personal data and privacy, dividends, unmanned aircraft, distribution trade services and cybersecurity. See “Regulations.” Certain registrations, certificates and/or licenses for the conduct of our business are required under the above laws.

Based on our experience, some of the laws and regulations of the place where we operate our business are subject to amendments, uncertainty in interpretation and administrative actions from time to time. Therefore, we cannot assure you that, for the implementation of our business plans and the introduction of any new services or products, we will be able to obtain all the necessary registrations, certificates and/or licenses. Any failure to comply with the above laws and regulations may give rise to fines, administrative penalties and/or prosecution against us, which may adversely affect our reputation, financial condition or results of operation.

The economy of Malaysia in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development of the economy in Malaysia. We cannot assure you that the Malaysian economy will continue to grow at the same pace as in the past. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. In the event that the Malaysian economy suffers, demand for the products we currently offer may diminish, which would in turn result in decreased likelihood of profitability. This could in turn result in a substantial need for restructuring of our business objectives and could result in a partial or entire loss of an investment in our company.

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in Malaysia. Such political and economic uncertainties include, but are not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation.

Negative developments in Malaysia’s socio-political environment may adversely affect our business, financial condition, results of operations and prospects. The Malaysian economy registered modest growth of approximately 3.1% in 2021 and after contraction of 5.6% in 2020, according to the Department of Statistics Malaysia. Although the overall Malaysian economic environment (in which we predominantly operate) appears to be positive, there can be no assurance that this will continue to prevail in the future. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. Furthermore, on March 11, 2020, the World Health Organization or WHO declared the corona virus or COVID-19 a pandemic. To help counter the transmission of COVID-19, the government of Malaysia initiated movement control orders (“MCO”), the first effective March 18, 2020. The MCO had resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in Malaysia. The first MCO was extended three times, each for a two-weeks period, until May 12, 2020. On May 13, 2020, the MCO was eased to a Conditional Movement Control Order (“CMCO”) where most business sectors were allowed to operate under strict rules and Standard Operating Procedures mandated by the government of Malaysia. The CMCO was further relaxed, and on June 8, 2020, Malaysia moved into the Recovery Movement Control Order (“RMCO”). Due to a resurgence of COVID-19, CMCO was reimposed in the states of Sabah, Selangor, Kuala Lumpur and Putrajaya effective October 14, 2020. On November 7, 2020, the CMCO was extended to a wider geographical area to include another six states in the country. Effectively, ten of thirteen states in Malaysia were placed under CMCO with the exceptions of Perlis, Pahang and Kelantan. On January 1, 2021, the Government of Malaysia extended the Recovery Movement Control Order (“RMCO”) through March 31, 2021. On January 12, 2021, the Malaysian government declared a state of emergency nationwide to combat COVID-19. Intermittent lockdowns were imposed in various states and districts in the country. On March 5, 2021, lockdowns in most part of the country was eased to a CMCO, nevertheless, COVID-19 cases in the country continue to rise. On May 12, 2021, Malaysia was again put under a full lockdown nationwide, until the earlier of (i) daily COVID-19 cases infection of the country fall below 4,000; (ii) intensive Unit Care, or ICU, wards start operating at a moderate level; or (iii) 10% of the Malaysian population is fully vaccinated. The country is administering over 400,000 doses of COVID-19 vaccines daily. On July 17, 2021, the full lockdown was slightly eased as 13.9% of the Malaysian population was fully vaccinated, with another 30% having received at least one dose of the vaccine. As of March 2022, Malaysia stood at position 26 as the country with the highest COVID-19 cases as recorded under the coronavirus statistics of the “worldometer”. Total COVID-19 cases in Malaysia hit approximately 3.6 million and associated fatality of 33, 228. These figures are huge relative to the small size economy of the country. We are witnessing the adverse impact on the purchasing power of consumers in Malaysia, where our operations are mainly conducted as a direct result of the prolonged pandemic. A such, the extent to which the coronavirus may continue to adversely impact the Malaysian economy is uncertain. In the event that the Malaysia economy suffers, demand for our products may diminish, which would in turn result in adverse impacts on our revenues, cash flows, financial condition and business prospect.

We face the risk that changes in the policies of the Malaysian government could have a significant impact upon the business we may be able to conduct in Malaysia and the profitability of such business.

Policies of the Malaysian government can have significant effects on the economic conditions of Malaysia. A change in policies by the Malaysian government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. We cannot assure you that the government will continue to pursue current policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting Malaysia’s political, economic and social environment.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of the RM against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysia’s political and economic conditions. The value of our ordinary shares will be indirectly affected by the foreign exchange rate between U.S. dollars and RM and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RM relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Currently, we rely entirely on revenues earned in Malaysia, any significant revaluation of RM may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RM for our operations, appreciation of the RM against the U.S. dollar could cause the RM equivalent of U.S. dollars to be reduced and therefore could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RM into U.S. dollars for the purpose of making dividend payments on our ordinary shares or for other business purposes and the U.S. dollar appreciates against the RM, the U.S. dollar equivalent of the RM we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a change to our operations and a reduction in the value of these assets.

We are subject to foreign exchange control policies in Malaysia.

The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of Bank Negara Malaysia (“BNM”), the central bank of Malaysia. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current Foreign Exchange Administration rules issued by BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries. Since we are a Cayman Islands holding company and rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us or our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in Malaysia.

All of our directors and officers are nationals and residents of a country other than the United States and all of their assets are located outside the United States. In addition, all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to effect service of process within the United States upon us or our directors and officers or to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us or our directors and officers in the courts of either the U.S., Cayman Islands or Malaysia and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in Malaysian courts.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Malaysia anti-corruption laws could subject us to penalties and other adverse consequences.

We are required to comply the Malaysia’s anti-corruption laws and the United States Foreign Corrupt Practices Act (“FCPA”), which generally prohibit U.S.-based companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business, directing business to another, or securing an advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by directors, officers, employees, agents, or other strategic or local partners or representatives. As such, if we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results and financial condition.

Risks Related to This Offering and Ownership of Our Ordinary Shares

This offering is subject to the approval of the shareholders of ARB Berhad.

Under the listing requirements of Main Market of Bursa Malaysia Securities Berhad, the approval of the shareholders of ARB Berhad is required prior to the closing of this offering. On October 21, 2022, an Extraordinary General Meeting of Shareholders of ARB Berhad was held at which the shareholders of ARB Berhad approved the proposed listing of the ordinary shares of the Company on the Nasdaq Stock Market. In the event that the material terms of this offering as currently described in this prospectus change, ARB Berhad may be required to obtain an additional approval from its shareholders prior to the closing of this offering. Any failure of ARB Berhad to obtain a required shareholder approval in a timely manner could cause significant delays or even result in an inability for us to successfully complete this offering. We have and expect to continue to incur significant costs in connection with this offering, including legal fees and expenses, accounting fees and expenses, printing fees, filing fees and other expenses. In the event that ARB Berhad is unable to receive any required shareholder approval for this offering, we will have to abandon this offering and our business, operating results and financial condition could be materially adversely affected as a result of diversion of attention of our management and employees from our operations and the administrative costs and expenses incurred in connection therewith.

There has been no public market for our ordinary shares prior to this offering and an active trading market for our ordinary shares may not develop following the completion of this offering.

Prior to this offering, there has been no public market for our ordinary shares. While our ordinary shares have been approved for listing on Nasdaq under the symbol “ARBB,” a liquid public market for our ordinary shares may not develop following the completion of this offering. The initial public offering price for our ordinary shares has been determined by us based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ordinary shares are traded after this offering may decline below the initial public offering price and the liquidity of the ordinary shares may decrease significantly, meaning that you may experience a significant decrease in the value of your ordinary shares regardless of our operating performance or prospects.

The price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The public offering price of our ordinary shares has been determined by us based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. After this offering, the market price for our ordinary shares is likely to be volatile and could fluctuate widely due to multiple factors beyond our control, including the following:

●	variations in our operating results compared to market expectations;

●	adverse publicity about us, the industries we participate in or individual scandals;

●	announcements of new offerings or significant price reductions by us or our competitors;

●	stock price performance of our competitors;

●	fluctuations in stock market prices and volumes;

●	changes in senior management or key personnel;

●	changes in financial estimates by securities analysts;

●	negative earnings or other announcements by us or our competitors;

●	incurrence of indebtedness, defaults on indebtedness, or issuances of additional capital stock;

●	global economic, legal and regulatory factors unrelated to our performance; and

●	the other factors listed in this “Risk Factors” section.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations. Volatility in the market price of our ordinary shares may also prevent investors from being able to sell their shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The US stock market has witnessed instances of extreme stock price run-ups followed by rapid price declines in 2022 and such stock price volatility seemed unrelated to the issuers’ performance subsequent to their recent initial public offerings, especially among companies with relatively smaller public floats. After the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering and the concentration of ownership of our ordinary shares in our ultimate controlling shareholder, ARB Berhad, through its subsidiaries. As a relatively small-capitalized company with a small public float after this offering, the share price of our ordinary shares may experience extreme volatility, lower trading volume and less liquidity than large-capitalized companies. Although the specific cause of such volatility is unclear, our anticipated small public float may amplify the impact the actions taken by a few shareholders have on the price of our ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of our shares, distort the market perception of our share price and our company’s financial performance and public image, and negatively affect the long-term liquidity of our ordinary shares, regardless of our actual or expected operating performance. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares and our ability to access the capital market may be materially adversely affected. In addition, if the trading volumes of our ordinary shares are low, holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. As a result of this volatility, investors may experience losses on their investment in our ordinary shares.

We may not be able to maintain a listing of our ordinary shares on Nasdaq.

We must meet certain financial and liquidity criteria to maintain the listing of our ordinary shares on Nasdaq. If we fail to meet Nasdaq’s continued listing requirements, our ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our ordinary shares from Nasdaq may materially impair our shareholders’ ability to buy and sell our ordinary shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our ordinary shares. The delisting of our ordinary shares could significantly impair our ability to raise capital and the value of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares of ordinary shares than the amount paid by our existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $2.31 per share to new investors purchasing our shares in this offering, assuming no exercise of the over-allotment option by the underwriters. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company intends to use the net proceeds of this offering for several purposes including (i) future strategic acquisition or investment in other business or technologies, (ii) research and development activities, and (iii) working capital and general corporate purposes. Accordingly, management of the Company will have substantial discretion in applying the net proceeds to be received by the Company. However, based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have never paid cash dividends on our ordinary shares and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on our ordinary shares to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our ordinary shares. Accordingly, investors must be prepared to rely on sales of their ordinary shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our ordinary shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Raising additional capital may cause dilution to our shareholders, including purchasers of ordinary shares in this offering, or restrict our operations.

To support our expanding business, we may need additional capital to continue to make significant investments in our new and existing business. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. If cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses which may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing shareholders.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition or prospects.

We may issue additional equity or debt securities, which are senior to our ordinary shares as to distributions and in liquidation, which could materially adversely affect the market price of our ordinary shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your ordinary shares and diluting your interest in our company.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of any second fiscal quarter before that time, we would cease to be an emerging growth company as of the following year end.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our ordinary shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our ordinary shares.

Upon the completion of this offering, we will be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Upon the completion of this offering, ARB Berhad will beneficially own approximately 25,000,000 ordinary shares and will be able to exercise approximately 94.56% of our total voting power, assuming we issue and sell 1,250,000 ordinary shares in this offering and the over-allotment option is fully exercised. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2022 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (2022 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Malaysia or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Malaysia, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	Section 14 of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we may publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC in reports on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

If the ownership of our ordinary shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Upon completion of this offering, ARB Berhad will own approximately 95.24% of our outstanding voting shares assuming 1.25 million ordinary shares are issued in the offering (or approximately 94.56% if the underwriters exercise its option to purchase additional shares in full). As a result, it owns shares sufficient for majority votes over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations, and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our amended and restated memorandum and articles of association; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders. The interests of ARB Berhad may not always coincide with our interests or the interests of our other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of our company. Also, ARB Berhad may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our shares could decline, or shareholders might not receive a premium over the then-current market price of our shares upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with significant shareholders.

We have limited experience operating as a stand-alone public company.

We are a holding company incorporated under the laws of Cayman Islands on March 1, 2022, with all of our shares held by ARB IOT Limited, an indirect wholly owned subsidiary of ARB Berhad. ARB Berhad is a Malaysia-headquartered IT software and platform provider listed on the Main Market of Bursa Malaysia Securities Berhad (KLSE: ARBB). However, we have limited experience conducting our operations as a stand-alone public company. Prior to this offering, our ARB Berhad has provided us with financial, administrative, human resources, and legal services, and also has provided us with the services of a number of its executives and employees. After we become a stand-alone public company, we expect ARB Berhad to continue to provide us with certain support services, but to the extent ARB Berhad does not continue to provide us with such support, we will need to create our own support system. We may encounter operational, administrative, and strategic difficulties as we adjust to operating as a stand-alone public company. This may cause us to react more slowly than our competitors to industry changes and may divert our management’s attention from running our business or otherwise harm our operations.

In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relationships issues. As a stand-alone public company, our management will have to evaluate our internal controls system with new thresholds of materiality, and to implement necessary changes to our internal controls system. We cannot guarantee that we will be able to do so in a timely and effective manner.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected. In addition, our amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor.

General Risk Factors

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, imposes various requirements on the corporate governance practices of public companies. We qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under SOX 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of SOX 404 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may have difficulty scaling and adapting our existing infrastructure to accommodate a larger customer base, technology advances or customer requirements.

In the future, advances in technology, increases in traffic, and new customer requirements may require us to change our infrastructure, expand our infrastructure or replace our infrastructure entirely. Scaling and adapting our infrastructure are likely to be complex and require additional technical expertise. If we are required to make any changes to our infrastructure, we may incur substantial costs and experience delays or interruptions in our service. These delays or interruptions may cause customers to become dissatisfied with our service and move to competing service providers. Our failure to accommodate increased traffic, increased costs, inefficiencies or failures to adapt to new technologies or customer requirements and the associated adjustments to our infrastructure could harm our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditure;

●	our expectations regarding demand for and market acceptance of our products and services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $3.6 million, or approximately $4.3 million if the underwriter exercises the over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our ordinary shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional working capital. We currently intend to use the net proceeds of this offering as follows:

●	approximately 60%, or $2.2 million, for strategic acquisitions or investment in complementary businesses and/or assets within, or similar, to our existing business. As of the date of this prospectus, our board of directors has not identified any specific projects to be undertaken or businesses and/or assets to be acquired or invested;

●	approximately 10%, or $0.4 million, for research and development activities, including setting up new centers and offices, acquiring new talent and expanding our R&D team, and investing in new systems and applications; and

●	approximately 30%, or $1.1 million, for working capital and general corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and the Market for Our Ordinary Shares Generally—We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have not previously declared, or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2022:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 15,000,000 ordinary shares on September 19, 2022, as if such issuance had occurred on June 30, 2022; and

●	on a pro forma as adjusted basis to give effect to (i) the pro forma adjustments described above, and (ii) the sale of 1,250,000 ordinary shares by us in this offering at an assumed initial public offering price of $4.00 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	June 30, 2022
					Pro Forma
	Actual		Pro Forma		As Adjusted(1)
	RM	USD	RM	USD	RM	USD
Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 Ordinary Shares authorized, 10,000,000 issued and outstanding as at June 30, 2022 on an actual basis (2)	4,416	1,000	11,024	2,500	11,575	2,625	(1)
Additional paid-in capital	-	-	-	-	16,026,218	3,637,775	(1)
Capital contribution	192,175,283	43,621,674	192,175,283	43,621,674	192,175,283	43,621,674
Retained profits	101,972,912	23,146,728	101,972,912	23,146,728	101,972,912	23,146,728
Exchange translation reserve	(6)	(1)	(6)	(1)	(6)	(1)
Equity attributable to owners of the Company	294,152,605	66,769,401	294,159,213	66,770,901	310,185,982	70,408,801
Total capitalization	294,152,605	66,769,401	294,159,213	66,770,901	310,185,982	70,408,801

(1)	Pro forma as adjusted information discussed above is illustrative only. Additional paid-in capital reflects the sale of 1,250,000 ordinary shares in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. Our retained profits, equity attributable to owners of the Company and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that net proceeds from this offering will be approximately $3,637,900 based on gross proceeds of $5,000,000 (assuming the over-allotment option is not exercised), less underwriting discounts of $350,000 and estimated offering expenses of approximately $1,012,100.

(2)	The share subdivision had no effect on the share capital of the Company.

DILUTION

If you invest in the ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the assumed initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our pro forma net tangible book value was approximately $40.8 million, or $1.63 per ordinary share. Our pro forma net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible asset and tax recoverable from our total consolidated assets), less the amount of our total consolidated liabilities (which is calculated by subtracting deferred tax liabilities and current tax liabilities from our total consolidated liabilities). Our pro forma net tangible book value per ordinary share at June 30, 2022 is determined by the quotient of our net tangible book value at June 30, 2022 divided by 25,000,000 ordinary shares, including 15,000,000 ordinary shares issued on September 19, 2022, as if such issuance had occurred on June 30, 2022. Dilution is determined by subtracting net tangible book value per ordinary share after giving effect to the proceeds we will receive from this offering, at the initial public offering price of $4.00 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

After giving effect to the sale of $5,000,000 of ordinary shares in this offering at the initial public offering price of $4.00 per ordinary share, assuming no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to June 30, 2022, our pro forma as adjusted net tangible book value would have been $1.69 per ordinary share. This represents an immediate increase in net tangible book value of $0.06 per ordinary share to our existing shareholders and immediate dilution of $2.31 per ordinary share to new investors purchasing ordinary shares in this offering. The following table illustrates this per ordinary share dilution to the new investors purchasing ordinary shares in this offering:

Initial public offering price per ordinary share	$4.00
Pro form net tangible book value per ordinary share at June 30, 2022	$1.63	*
Pro forma net tangible book value per ordinary share after this offering	$1.69
Increase in net tangible book value per ordinary share to the existing shareholders	$0.06
Dilution in net tangible book value per ordinary share to new investors in this offering	$2.31

Note:

*	Calculated based on 25,000,000 ordinary shares outstanding, including subsequent issuance of 15,000,000 ordinary shares on September 19, 2022.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the initial public offering price of $4.00 per ordinary share, and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of over-allotment option).

	Share Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders	25,000,000	95.24	$2,500	0.05	$0.0001
New investors	1,250,000	4.76	$5,000,000	99.95	$4.00
Total	26,250,000	100	$5,002,500	100	$0.19

The discussion and the table above exclude shares issuable upon exercise of warrants to be issued to the underwriters in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a provider of complete solutions to our clients for the integration of IoT systems and devices from designing to project deployment and our mission is to become a leading player in the IoT landscape in the ASEAN region. We offer a wide range of IoT systems as well as provide customers a substantial range of services such as system integration and system support service. We deliver holistic solutions with full turnkey deployment from designing, installation, testing, pre-commissioning, and commissioning of various IoT systems and devices as well as integration of automated systems, including installation of wire and wireless and mechatronic works.

Recent new technology trends such as artificial intelligence, cloud computing, 5G, robotic process automation, IoT and hyper-connectivity continue to transform businesses and drive companies to seek digital changes to meet evolving demands of customers. We have built up an IoT development ecosystem to help our customers address the challenges and opportunities brought by new digital technologies, offering an array of design and development system software, application software and other software in providing digital solutions for various processes, sub-processes, transactions and activities.

Currently, we have organized our operations into four business lines:

●	IoT Smart Home & Building. We offer smart home solutions which include design, procurement and provision of smart home products and devices, integration services as well as comprehensive professional electrical wire installation and home data network setup for homeowners. We also provide smart building solutions which include design, procurement, installation, testing, pre-commissioning and commissioning of various IoT systems, solutions and devices as well as integration of automated systems for smart buildings, including installation of wire and wireless and mechatronic works for property developers and contractors. As of the date of this prospectus, we have secured a total cumulative order book of approximately RM166 million ($37.7 million) for our smart home and building business since the launch of this line in 2019, serving Selangor, Perak and Penang, the population of which three states in aggregate account for approximately 33.1% of Malaysia’s total population, and unperformed contract sums were approximately RM91.8 million ($20.8 million) as of the date of this prospectus.

●	IoT Smart Agriculture. We carry out services of supply, installation, commissioning and testing of smart hydroponic system which includes IoT concept and functionality to the current existing hydroponic system. We started venturing into the provision of customized hydroponics IoT systems and solutions for the agriculture industry in 2021. During the fiscal year ended June 30, 2022, we installed a hydroponic system with cloud-based remote monitoring and control capability on approximately 30 acres of land in Cameron Highlands, Pahang, Malaysia to plant various types of fruits and vegetables, generating revenue of approximately RM166.3 million ($37.7 million), accounting for 37.5% of our total revenue over the same period.

●	IoT System Development. We procure, supply and deliver to our customers industrial building systems for construction projects to improve the efficiency and accuracy of construction works, as IBS enables contractors to reduce concrete mixing activities at construction sites as well as the overall duration of construction projects. Our IBS is equipped with IoT technologies that are designed to connect machines and provide accurate tracking of workloads. We intend to further develop and optimize our IBS systems with additional IoT applications. As of the date of this prospectus, we have secured multiple contracts, each worth tens of millions RM, from property developers and construction contractors. We are also expanding into IoT warehouse management systems as well as drone services for farms and plantations, with a view to establishing a versatile IoT system development ecosystem providing automation technologies and digital solutions for a broad range of industries.

●	IoT Gadget Distribution. We distribute mobile gadget accessories to end users in Malaysia via resellers, distributors and retailers. In the process, we provide certain services including shipping tracking and status updates, customer care line and online chat support, digital marketing, pre-installation and warranty services. Currently, we have a broad customer base with approximately 2,800 resellers, distributors and retailers who spread across eleven (11) major cities in Malaysia. These resellers, distributors and retailers directly purchase gadget products from us and we do not charge any fee for providing the marketing and sales services.

We have benefited from ARB Berhad’s experience, reputation and network in Malaysian information technology industry. As an operating segment of a seasoned Malaysian public company, we have gained from established business processes and a veteran leadership team, allowing us to focus our attention on growing and developing our IoT business. While our history with ARB Berhad has provided us with certain competitive advantages, we believe that the separation and this offering will promote clearer segregation of business responsibilities and operations for the IoT segment, thereby enabling efficient allocation of resources to accelerate the growth of our IoT business, and allow us to have direct access to a globally recognized stock exchange, which would increase our financial flexibility to explore expansion and growth prospects and enhance our corporate reputation and recognition. See “Corporate History and Structure” and “Related Party Transactions—Historical Relationship with ARB Berhad.”

Our business has grown rapidly as demonstrated by the increase in revenue from approximately RM50.3 million ($11.4 million) for the fiscal year ended June 30, 2021 to approximately RM443.0 million ($100.6 million) for the fiscal year ended June 30, 2022, an increase of RM392.7 million ($89.1 million), or 780.7%, and in profit from approximately RM18.9 million ($4.3 million) for the fiscal year ended June 30, 2021 to approximately RM73.4 million ($16.7 million) for the fiscal year ended June 30, 2022, an increase of 289.0%. For additional information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Effects of COVID-19

The COVID-19 pandemic and resulting disruptions have affected our businesses, particularly our Smart Home and Building line of business, as well as those of our customers, suppliers, and third-party distributors. To serve our customers while also providing for the safety of our employees, we have implemented a number of employee and customer safety measures, such as enhanced cleaning and physical distancing, personal protective gear, disinfectant spraying, and temperature checks. We will continue to prioritize employee and customer safety and comply with evolving federal, state, and local standards of Malaysia as well as to implement standards or processes that we determine to be in the best interests of our employees, customers, and communities.  Also see “Risk Factors —Risks Related to Our Business—The COVID-19 pandemic has and may continue to cause a material adverse effect on our business.”

Principal Factors Affecting Our Financial Performance

Our business, results of operations and financial condition are affected by general factors driving Malaysia’s economy, the IoT industry, and the markets where our customers operate such as property development, agriculture, logistics and consumer electronics sectors. These factors include urbanization rate, levels of per capita disposable income, levels of consumer spending, rate of internet and mobile penetration, development of technologies such as 5G and cloud computing, domestic and international supply chain stability, overall enterprise spending, and other general economic conditions in Malaysia that affect consumption and business activities in general.

While our business is influenced by general factors affecting our industry, especially for our IoT Gadget Distribution business, our operating results are more directly affected by company-specific factors, including the following major factors:

Our ability to secure IoT projects. The operations of our IoT Smart Home and Building, IoT Smart Agriculture and IoT System Development business lines are on a project-by-project basis. While we are still in the early stages of penetrating our addressable market, we have benefited from rapid customer growth. We believe there are significant untapped opportunities to win new large enterprises across different industries in Malaysia and the ASEAN region. In addition to large enterprises, we also seek to work with smaller, fast-growing companies that require a different set of services that allow us to test new offerings and develop new capabilities.

Our customers’ financial condition and ability to make payments. Our customers generally purchase our products on credit, and as a result, our results of operations and financial condition may be adversely affected if our customers experience financial difficulties. We provide a long credit period from 210 days to 365 days to some large customers to secure contracts from them. Although we had significant amounts of accounts receivable as of the end of fiscal 2022 and 2021, we were able to collect all of such accounts receivable subsequently. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Our ability to complete IoT projects on schedule. All of our projects have agreed milestones and specific completion dates. Our ability to meet agreed milestones depends on our ability to manage overall projects as well as product sourcing and supply chain. We source hardware and software products for our IoT projects from Malaysian suppliers. Proximity to origin enables us to develop stronger relationships with local suppliers and contractors, which give us access to a stable supply of products and services. In addition, we lay out specific and measurable metrics in advance and remain focused and disciplined through the life of the projects which enable us to promptly identify any underlying issues and resolve them proactively. We believe that our strong project management ability and procedures are key to ensuring a high level of completion rate.

In addition, other significant factors affecting our performance and results of our operations include:

●	The impact of COVID-19 on the global macroeconomy;

●	Wage rates and operating costs in Malaysia;

●	Changes in foreign exchange rates, particularly fluctuations in exchange rate between the U.S. dollar and the Ringgit Malaysia;

●	Our ability to retain existing clients, as well as to increase our revenue from existing clients by expanding services provided to them;

●	Our ability to provide favorable pricing;

●	Our ability to expand and deepen the quality, range and diversity of our portfolio of service offerings while maintaining high quality standards;

●	Our ability to maintain and strengthen a strong brand and corporate reputation;

●	Our ability to continuously innovate, and continuously remain at the forefront of emerging technologies and related market trends; and

●	Our ability to identify, integrate and effectively manage future acquisitions.

Please refer to “Risk Factors” for additional information on factors that may affect our results of operations.

Comparability of Historical Results

Our historical consolidated financial statements, which are discussed below, are prepared on a stand-alone basis in accordance with IFRS and are derived from ARB Berhad’s consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from ARB Berhad. Our consolidated results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

ARB Berhad has provided administrative support services to us, and costs associated with these functions have been allocated to us. Such costs primarily related to human resources and have been primarily reflected within operating expenses in our consolidated statements of operations. These costs were allocated on the basis of gross profit contribution and assets. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The amount of such expenses allocated to us was RM0.7 million ($0.2 million) and RM0.1 million ($0.03 million) for the years ended June 30, 2022 and 2021, respectively, which comprised RM0.7 million ($0.2 million) and RM0.1 million ($0.03 million) in general and administrative expense.

Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, share administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from ARB Berhad.

Our Reportable Segment

An operating segment is defined as a component of an entity for which discrete financial information is available and whose operating results are regularly reviewed by our Chief Executive Officer. We report our results of operations in a single reportable segment dedicated to the provision of IoT solutions and the Chief Executive Officer makes decisions about allocating resources and assessing performance based on the Company as a whole. We provide breakdowns by business lines for certain components of our operating results as appropriate.

Key Components of Results of Operations

Revenue

Our revenue consists of (i) project management fees, (ii) sales of goods, and (iii) rendering of information technology system.

Revenue from project management and rendering of information technology system are recognized at a point in time when control of the goods is passed to the customer, which is the point in time when the significant risks and rewards are transferred to the customer and the transaction has met the probability of inflows and measurement reliability requirements of IFRS 15.

Revenue from sale of goods is recognized at a point in time when the Group satisfies a performance obligation by transferring a promised good (i.e. an asset) to a customer. An asset is transferred as and when a customer obtains control of that asset which coincides with the delivery of goods and acceptance by the customer. There is no material right of return and warranty provided to the customers on the sale of goods and there is no significant financing component in the revenue arising from sale of goods as the sales are made on the normal credit terms not exceeding twelve months.

We are engaged in supply and installation of customized IoT software or hardware. The majority of the sale of goods contracts relate to the supply and installation of a set of customized IoT Smart Agriculture solutions, sale of customized source codes in accordance with client requirements for IoT system development, as well as resale of mobile gadgets and accessories.

Cost of Revenue

Cost of Project Management and Rendering of Information Technology System Revenue

Cost of project management and rendering of information technology system revenue primarily consist of costs related to providing implementation and configuration services, personnel-related costs directly associated with our professional services, including costs of contracted third-party vendors.

Cost of Sales of Goods

Cost of sales of goods mainly consists of cost of products purchased from third party suppliers.

Total Expenses

Total expenses consist of depreciation expenses, personnel expenses and general administrative expenses.

Other Income

Other Income consists of bank interest income and gain on bargain purchase in acquisitions.

Tax Expenses

Malaysian income tax is calculated at the statutory tax rate of 24% regarding the estimated taxable profit for the fiscal years.

Results of Operations

Year Ended June 30, 2021 Compared to Year Ended June 30, 2022

The following table shows key components of our results of operations during the years ended June 30, 2022 and 2021.

	For the years ended June 30,				Change
	2021 (in thousands)		2022 (in thousands)		Amount (in thousands)	Amount (in thousands)%
	RM	USD	RM	USD	RM	USD
	Restated	Restated
Revenue	50,325	$11,423	443,024	$100,562	392,699	$89,138	780
Cost of sales	(40,064)	(9,095)	(344,857)	(78,279)	(304,793)	(69,185)	761
Gross profit	10,261	2,328	98,167	22,283	87,906	19,953	857
Total expenses	(2,841)	(644)	(10,199)	(2,315)	(7,358)	(1,670)	259
Other income	12,982	2,947	324	74	(12,658)	(2,873)	98
Profit before tax	20,402	4,631	88,292	20,042	67,890	15,410	333
Tax expenses	(1,538)	(349)	(14,909)	(3,384)	(13,371)	(3,035)	869
Profit for the financial year, representing total comprehensive income for the year	18,864	4,282	73,383	16,658	54,519	12,375	289
Item that may be reclassified subsequently to profit or loss:	-	-	-	-	-	-	-
Exchange differences arising on translation of foreign operation	-	-	(6)	(1)	(6)	(1)	-
Total comprehensive income for the year	18,864	$4,282	73,377	$16,657	54,513	$12,374	289

Revenue. For the year ended June 30, 2022, the revenue increased by RM392.7 million ($89.1 million) or 780% to RM443.0 million ($100.6 million), when compared with RM50.3 million ($11.4 million) for the year ended June 30, 2021, primarily due to expansion of business into the IoT System Development and IoT Smart Agriculture lines and a slight increase in revenue from the IoT Gadget Distribution business.

The following table sets forth the breakdown of our revenue by business lines.

	For the years ended June 30,
	2021 (in thousands)		2022 (in thousands)
	RM	USD	RM	USD
IoT Smart Home and Building	29,708	$6,743	723	$164
IoT Gadget Distribution	14,617	3,318	17,156	3,894
IoT System Development	6,000	1,362	258,850	58,756
IoT Smart Agriculture	-	-	166,295	37,748
Total	50,325	$11,423	443,024	$100,562

Revenue from the IoT System Development line of business reached RM258.9 million ($58.8 million) for the year ended June 30, 2022 from RM6.0 million ($1.4 million) for the year ended June 30, 2021, an increase of RM252.9 million ($57.4 million), or 4,215%, mainly contributed by providing system integration business application services. The projects completed during the year ended June 30, 2022 included one performed by our wholly-owned Malaysian subsidiary ARB Innovation in the amount of RM154 million ($35 million) for a related party client, Ageson Industrial Sdn. Bhd. (formerly known as AB5 Sdn. Bhd.). Ageson Industrial Sdn. Bhd. is an indirect wholly-owned subsidiary of Ageson Berhad, a Malaysia public listed company primarily involved in property development and construction and Dato’ Sri Liew Kok Leong is the Executive Director of Ageson Berhad. Under this contract, ARB Innovation procured and supplied an industrial building system with IoT technology for the customer’s property development projects.

We had not started the IoT Smart Agriculture business as of June 30, 2021 and recorded nil in revenue for this line during the fiscal year ended June 30, 2021. We entered into this market in the second half of calendar 2021 and generated revenues of RM166.3 million ($37.7 million) for the fiscal year ended June 30, 2022 from delivering a customized hydroponic system with IoT functionality on approximately 30 acres of land in Cameron Highlands, Pahang, Malaysia.

Revenue from the IoT Gadget Distribution line of business amounted to RM17.2 million ($3.9 million) for the year ended June 30, 2022, from RM14.6 million ($3.3 million) for the year ended June 30, 2021, an increase of RM2.6 million ($0.6 million) or 17.4%, as a result of economic recovery from the COVID-19 pandemic in Malaysia and higher sales volume of mobile gadget accessories.

Although our aggregate revenue for the year ended June 30, 2022 increased significantly from the year ended June 30, 2021, revenue from the IoT Smart Home and Building line of business was only RM0.7 million ($0.2 million) for the year ended June 30, 2022, as compared to RM29.7 million ($6.7 million) for the year ended June 30, 2021, a decrease of RM29.0 million ($6.5 million). The property market has a large impact on developers’ spending on smart home and building solutions. The Malaysian property market had softened since 2021 primarily as a result of the COVID-19 pandemic, which led developers to eschew integrating smart home solutions into their projects in order to cut costs and price their properties at more competitive levels. This market has seen gradual recovery recently as the Malaysian Government decided to lift pandemic restrictions on all economic sectors and move away from widespread restrictive measures in all economic sectors.

Cost of revenue. For the year ended June 30, 2022, the cost of revenue increased by RM304.8 million ($69.2 million) or 760.7% to RM344.9 million ($78.3 million), when compared with RM40.1 million ($9.1 million) for the year ended June 30, 2021, which was in line with the increased revenue. The following table sets forth the breakdown of our cost of revenue by business lines. The cost of revenue included amortization of intangible assets of approximately RM12.2 million ($2.8 million) and RM1.3 million ($0.3 million) for the years ended June 30, 2022 and 2021, respectively.

	For the years ended June 30,
	2021 (in thousands)		2022 (in thousands)
	RM	USD	RM	USD
IoT Smart Home and Building	26,498	$6,015	16	$4
IoT Gadget Distribution	12,259	2,783	13,464	3,056
IoT System Development	1,307	297	190,990	37,342
IoT Smart Agriculture	-	-	140,387	31,866
Total	40,064	$9,095	344,857	$78,279

Total expenses. For the year ended June 30, 2022, the total expenses increased to RM10.1 million ($2.3 million) from RM2.8 million ($0.6 million) for the year ended June 30, 2021, an increase of RM7.3 million ($1.7 million), or 260.7%. Our total expenses are comprised of depreciation expenses, personnel expenses and general administrative expenses as further described below.

	For the years ended June 30,
	2021 (in thousands)		2022 (in thousands)
	RM	USD	RM	USD
	Restated	Restated
Depreciation	-	$-	1,051	$239
Amortization	266	60	3,186	723
Personnel	1,973	448	1,916	435
General administrative	602	137	4,046	918
Total	2,841	$645	10,199	$2,315

RM1.1 million ($0.2 million) was recorded as depreciation for the year ended June 30, 2022 following new acquisitions of computer and equipment for IoT Smart Agriculture business activities.

RM3.2 million ($0.7 million) and RM0.3 million ($0.1 million) were recorded as amortization for the years ended June 30, 2022 and 2021, respectively, following recognition of intangible assets arising from acquisition of a subsidiary completed in June 3, 2021. The increase of RM2.9 million ($0.7 million) during the year ended June 30, 2022 from the year ended June 30, 2021 was attributable to amortization over a longer period of 11 months recorded in the year ended June 30, 2022.

The personnel expenses for the year ended June 30, 2022 were consistent with those for the year ended June 30, 2021, which was in line with our retention of a stable workforce and personnel cost control.

For the year ended June 30, 2022, the general administrative expenses increased by RM3.4 million ($0.8 million) or 566.7% to RM4.0 million ($0.9 million), when compared with RM0.6 million ($0.1 million) for the year ended June 30, 2021, mainly attributable to professional and legal advisory expenses as well as the administrative support services provided by our indirect controlling shareholder, ARB Berhad.

Other income. For the year ended June 30, 2022, the other income decreased by RM12.7 million ($2.9 million) or 98.4% to RM0.3 million ($0.1 million), when compared with RM13.0 ($3.0 million) for the year ended June 30, 2021, mainly as a result of absence of gain on bargain purchase arising from acquisition of a subsidiary recorded for the year ended June 30, 2021.

	For the years ended June 30,
	2021 (in thousands)		2022 (in thousands)
	RM	USD	RM	USD
	Restated	Restated
Bargain purchase on consolidation	12,931	2,935	95	22
Interest	51	$12	229	$52
Total	12,982	$2,947	324	$74

Tax expenses. We incurred income tax expenses of RM14.9 million ($3.4 million) and RM1.5 million ($0.3 million) for the years ended June 30, 2022 and 2021, respectively. The increase was mainly due to higher taxable profit during the year ended June 30, 2022.

Profit for the year. For the year ended June 30, 2022, the profit increased by RM54.5 million ($12.4 million) or 288.4% to RM73.4 million ($16.7 million) when compared with RM18.9 million ($4.3 million) for the year ended June 30, 2021. This was in line with increased revenues, which were mainly contributed by sale of customized source codes under the IoT System Development business line and provision of IoT Smart Agriculture solutions.

Liquidity and Capital Resources

As of June 30, 2022 and June 30, 2021, we had cash and bank balances of RM28.2 million ($6.4 million) and RM8.1 million ($1.8 million), respectively. To date, we have financed our operations primarily through net cash flow from operations and proceeds from capital contribution from our indirect controlling shareholder ARB Berhad. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of this offering and cash generated through operations.

The following table sets forth a summary of our cash flows for the years ended:

	Years Ended June 30,
	2021 (in thousands)		2022 (in thousands)
	RM	USD	RM	USD
Net cash provided by operating activities	3,126	$710	29,760	$6,755
Net cash used in investing activities	(24,987)	$(5,672)	(136,615)	$(31,010)
Net cash provided by financing activities	23,371	$5,305	126,920	$28,809
Effect of currency translation	-	-	-	-
Net increase in cash and cash equivalent	1,510	$343	20,065	$4,554

Operating Activities

Operating activities provided RM29.8 million ($6.8 million) in cash for the year ended June 30, 2022 compared to cash provided operating activities of RM3.1 million ($0.7 million) for the year ended June 30, 2021. The change in cash from operating activities was a result of the higher net profit recognized for the year ended June 30, 2022, when compared to the year ended June 30, 2021.

Investing Activities

The cash used in investing activities for the year ended June 30 2022 was RM136.6 million ($31.0 million) compared to RM25.0 million ($6.0 million) for the year ended June 30, 2021. The increase in cash used in investing activities during the year ended June 30, 2022 was mainly due to additions in property, plant and equipment and computer systems categorized as intangible assets.

Financing Activities

Cash flows provided by financing activities for the year ended June 30, 2022 were RM126.9 million ($28.8 million) compared to RM23.4 million ($5.3 million) for the year ended June 30, 2021. The increase in cash provided by financing activities during the year ended June 30, 2022 was mainly due to capital contribution from our controlling shareholder ARB Berhad.

We believe that available cash and bank balances, and the current asset, such as accounts receivable, should enable the Company to meet anticipated cash needs for at least the next 12 months.

We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Holding Company Structure

ARB IOT Group is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with IFRS, as issued by the IASB. In preparing our consolidated financial statements, we make judgements, estimates and assumptions about the application of our accounting policies which affect the reported amounts of assets, liabilities, revenue and expenses. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates. The following descriptions of significant accounting judgments, and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of significant accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Intangible Asset and Goodwill

Supply/Service Agreements

Supply Agreement, Service Agreement and the Reseller and Drone Service Agreement (“Supply/Service Agreements”) recognized in a business combination is a contract-based intangible asset at the acquisition date and is initially measured at cost. After initial recognition, Supply/Service Agreement is measured at cost less accumulated amortization and accumulated impairment losses.

For the purpose of initial cost recognition, the Company had appointed Independent Valuer (“the Valuer”) to value Supply/Service Agreement based on Discounted Cash Flow Valuation Model (“DCF valuation model”), where the Valuer has adopted the mid-point cost of equity (“Ke”) as the discount rate for future cash flows on June 3, 2021.

The initial cost recognition was taken the following basis into consideration:

●	the expected cash flows received by Digital Agrophonic Sdn Bhd (“DASB”) derived from the execution of the Supply/Service Agreements, whereby DASB is authorised to sell, promote, market the products and drone services to customers net present value of such cash flows. Subsequent to the execution of the Reseller and Drone Service Agreement, DASB has signed the Supply Agreement and Service Agreement for:

(i)

provision of all-in-one drone services to streamline workflows on farms and plantations which includes but not limited to spraying pest protection solution for a variety of crops for a period of ten (10) years; and

(ii)	purchase of Multi-Rotor Agricultural unmanned aerial vehicles (“UAV”) manufactured and marketed under the trademark of Guangzhou Xaircraft Technology Co. Ltd (“GXT”) for a period of ten (10) years and Multi-Rotor Agricultural UAVs from other suppliers from other countries.

●	the potential future economic benefits expected to be derived from the Reseller and Drone Services Agreement for the next ten (10) years period with an option to renew for another five (5) years; and

●	rationale and prospects of the Subscription.

The calculation of initial cost of Supply/Service Agreements is based on the following assumptions:

(i)	Revenue and income pursuant to the Reseller and Drone Service Agreement, the Supply Agreement, and the Service Agreement for the period from ten (10) years, which is derived from two main sources as follows:

(a)	Sale of Products – Multi-Rotor Agricultural UAVs;

(b)	Drone Services – Providing all-in-one drone services to streamline workflows on farms and plantations which includes but not limited to spraying pest protection solution for a variety of crops.

The selling price per unit of the products is approximately RM5,800 per unit, inflated by 5% per annum for every 3-year intervals. Approximately 272 units are expected to be sold within these ten (10) years.

Drone Services provided will be charged at a rate of approximately RM342,800 per month and shall be inflated by 5% per annum for every 3-year intervals. Approximately 608 times of the monthly service rate are expected to be earned within these ten (10) years.

(ii)	The administrative and operation costs, except for salary and other staff costs, are expected to increase by 3% annually. The salary and other staff costs are expected to increase by ranging from 3% - 9% within these ten (10) years.

(iii)	The statutory tax rate is based on Malaysia’s corporate tax rate of 24%.

(iv)	There will be no significant changes to the prevailing national economic and political conditions or other abnormal changes and elsewhere.

(v)	There will be no significant changes in the present legislation or government regulations affecting the activities of DASB.

(vi)	There will be no major breakdown or disruption in the operations., arising from industrial disputes, shortages in labor, social, economic and political changes or other abnormal factors that will adversely affect the activities of DASB.

(vii)	There will be no unusual events or transactions that will materially affect the operations or results of DASB.

(viii)	There will be no legal proceedings against DASB which will adversely affect the activities or performance of DASB or give rise to any contingent liabilities., which will materially affect the position or business of DASB.

(ix)	There will be no adverse effects from weather conditions, industrial accidents or other similar occurrence, climatic diseases, wars, terrorist attacks, and other natural risks, both domestically and internationally, that may affect the operations, income and expenditure of DASB.

(x)	DASB meets all the regulations and standards prescribed by the authorities.

(xi)	There will be not any substantial impairment to the carrying value of DASB’s non-current assets.

(xii)	Pre-tax discount rate of 11.79% per annum has been applied in determining the initial cost recognition.

Computer Systems

Computer systems comprise source codes recognized in a business combination at the acquisition date and source codes purchased from third parties, which were held for use in the production or supply of goods or services to customers. The source codes are initially measured at cost. After initial recognition, source codes are measured at cost less accumulated amortization and accumulated impairment losses.

Amortization is calculated to write down the cost of the assets to their residual values on a straight line basis over their estimated useful lives. The estimated useful lives represent common life expectancies applied in the various business segments of the Company. The principal annual rates used are 20%.

Goodwill

Goodwill recognized in a business combination is an intangible asset at the acquisition date and is initially measured at cost. After initial recognition, goodwill is measured at cost less accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to the Company’s cash generating units (CGUs) which represent the lowest level within the Company at which the goodwill is monitored for internal management purposes.

The recoverable amounts of the CGUs have been determined based on value in use (“VIU”) calculations. The VIU is calculated using the pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. VIU was determined by discounting the future cash flow generated from the business operation of the CGUs.

The calculations of VIU for the CGUs are most sensitive to the following assumptions:

(i) Revenue growth rates

The forecasted growth rates are determined based on past performance of the CGUs.

(ii) Expenses growth rate

Expenses are projected at annual increase of approximately 3.0% (2020: nil) per annum.

(iii) Pre-tax discount rates

Pre-tax discount rate of 4.09% (2021: 4.09%) per annum has been applied in determining the recoverable amount of the CGUs.

(iv) Profit margin

Profit margins are projected based on the historical profit margin achieved or predetermined profit margin for the CGUs.

With regards to the assessment of the value-in-use of the CGU relating to goodwill, no impairment loss was recognized for the intangible assets on consolidation for current financial year as its recoverable value was in excess of its carrying values.

Recent Accounting Pronouncements

Refer to the notes to the consolidated financial statements for a complete description of recent accounting standards which we have not yet been required to implement and may be applicable to our operation, as well as those significant accounting standards that have been adopted during the current year.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RM. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our shares will be affected by the exchange rate between U.S. dollar and RM because the value of our business is effectively denominated in RM, while our shares will be traded in U.S. dollars.

To the extent that we need to convert U.S. dollars into RM for our operations, appreciation of the RM against the U.S. dollar would have an adverse effect on the RM amount we receive from the conversion. Conversely, if we decide to convert RM into U.S. dollars for business purposes, appreciation of the U.S. dollar against the RM would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately $3.6 million in this offering, assuming no exercise of the over-allotment option and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into RM, a 5.0% appreciation of the U.S. dollar against the RM, from the exchange rate of RM4.4055 for $1.00 as of June 30, 2022 to a rate of RM4.6258 to $1.00, will result in an increase of RM0.8 million in our net proceeds from this offering and from the exchange rate of RM4.2175 for $1.00 as of June 30, 2021 to a rate of RM4.4284 to $1.00, will result in an increase of RM0.8 million in our net proceeds from this offering. Conversely, a 5.0% depreciation of the U.S. dollar against the RM, from the exchange rate of RM4.4055 for $1.00 as of June 30, 2022 to a rate of RM4.1852 to $1.00, will result in a decrease of RM0.8 million in our net proceeds from this offering and from the exchange rate of RM4.2175 for $1.00 as of June 30, 2021 to a rate of RM4.0066 to $1.00, will result in a decrease of RM0.8 million in our net proceeds from this offering.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

To date, inflation in Malaysia has not materially impacted our results of operations. According to the Department of Statistics Malaysia Official Portal, the year-over-year percent changes in the consumer price index for 2020 was decrease of 1.2% and for 2021, increase of 2.5%. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in Malaysia. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalent, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in Malaysia.

CORPORATE HISTORY AND STRUCTURE

In October 1997, ARB Berhad, our indirect controlling shareholder, was incorporated in Malaysia. In February 2004, it became listed on the Main Market of Bursa Malaysia Securities Berhad. ARB Berhad commenced IoT business in 2019, starting with offering smart home and building solutions.

On March 1, 2022, ARB IOT Group Limited was incorporated under the laws of Cayman Islands as an indirect wholly owned subsidiary of ARB Berhad. Following the completion of a restructuring in March 2022, it became an indirect holding company of our operating subsidiaries which conduct IoT Smart Home & Building, IoT Smart Agriculture, IoT System Development and IoT Gadget Distribution businesses. See “—Restructuring” below. As of the date of this prospectus, ARB Berhad indirectly owns 100% of our outstanding ordinary shares through its wholly owned subsidiaries, ARB Holdings Sdn. Bhd., a company limited by shares under the laws of Malaysia and ARB IOT Limited, a Cayman Islands exempted company.

On June 9, 2022, we subdivided all of our 50,000 authorized shares of par value $1.00 each into 500,000,000 shares, par value $0.0001 each, resulting in our existing shareholder holding 10,000 ordinary shares of par value $0.0001. On June 9, 2022, additional 9,990,000 ordinary shares were issued to ARB IOT Limited for a purchase price of $0.0001 per share. On September 19, 2022, ARB IOT Limited subscribed for another 15,000,000 ordinary shares, at a purchase price of $0.0001 per share. As a result, as of the date of this prospectus, we have 25,000,000 ordinary shares issued and outstanding.

Immediately following this offering, we expect that ARB Berhad will continue to indirectly own approximately 95.24% of our outstanding ordinary shares, assuming 1.25 million ordinary shares are issued in the offering. If the underwriters exercise their over-allotment option to purchase additional shares in full, immediately following this offering, ARB Berhad is expected to indirectly own approximately 94.56% of our outstanding ordinary shares. We expect that ARB Berhad will continue to have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.

We will become a stand-alone public company following the completion of this offering. We plan to adopt a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to ARB IOT Group Limited and its shareholders. See “Related Party Transactions—Transactions with Related Parties.”

Restructuring

On March 15, 2022, ARB IOT Group Limited formed ARB IOT (M) Sdn. Bhd., a company limited by shares under the laws of Malaysia. On March 18, 2022, ARB IOT (M) Sdn. Bhd. acquired all equity interest of ARB IOT Group Sdn. Bhd., a company limited by shares incorporated under the laws of Malaysia on October 7, 2021, from ARB Digital Technology Sdn. Bhd., an indirect wholly-owned Malaysian subsidiary of ARB Berhad. As a result of the acquisition of ARB IOT Group Sdn. Bhd., we have acquired and assumed the operations, assets, employees, contracts, facility, equipment and obligations of additional eighteen (18) subsidiaries from ARB Berhad, including ARB Lab Sdn. Bhd., ARB R&D Sdn. Bhd., ARB Innovation Sdn. Bhd., ARB AI Sdn. Bhd., ARBIOT Sdn. Bhd., ARB Midware Sdn. Bhd., ARB Distribution Sdn. Bhd., ARB Robotic Sdn. Bhd., ARB Intelligence Sdn. Bhd., ARB AI Agro Sdn. Bhd., ARB Agro Technology Sdn. Bhd., ARB 5G Sdn. Bhd., ARB Big Data Sdn. Bhd., ARB Techsymbol Sdn. Bhd., ARB Logistic Technologies Sdn. Bhd., ARB WMS Technologies Sdn. Bhd., ARB Information Sdn. Bhd. and ARB AI Technology Sdn. Bhd. On May 10, 2022, we acquired ARB R1 Technology Sdn. Bhd. through our Malaysian subsidiary ARB R&D Sdn. Bhd. from ARB Berhad For more information on our Malaysian subsidiaries, see “—Operating Subsidiaries” below.

We operate our business through our indirect subsidiaries in Malaysia. The following diagram illustrates our corporate structure as of the date of this prospectus.

(1)	Dato’ Sri Liew Kok Leong and his wife, Datin Lim Lee Kian, each holds 50% equity interests of Ukay One Sdn. Bhd.

Operating Subsidiaries

ARB Lab Sdn. Bhd. (“ARB Lab”) was incorporated in Malaysia as a private company limited by shares on December 16, 2020, with an issued and paid-up capital of RM1,000,000 comprising one million (1,000,000) ordinary shares. Subsequently, ARB Lab has issued four hundred thousand (400,000) preference shares with an issue price of RM0.001 to Polo Jasa Sdn. Bhd. Consequently, the issued share capital of ARB Lab has increased to RM1,000,400. The principal activities of ARB Lab are research and development of IT and IoT for software and hardware and investment holding.

ARB R&D Sdn. Bhd. (“ARB R&D”) was incorporated in Malaysia as a private company limited by shares on April 2, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. The principal activities of ARB R&D are research & development of IT and IoT related software and hardware and investment holding.

ARB Innovation Sdn. Bhd. (“ARB Innovation”) formerly known as Aberys Innovation Sdn. Bhd. was incorporated in Malaysia as a private company limited by shares on July 5, 2021, with an issued share capital of RM1 comprising one (1) ordinary share. It was acquired by ARB R&D on September 23, 2021. The principal activities of ARB Innovation are providing hardware, software, product development, installation and training to merchant clients.

ARB R1 Technology Sdn. Bhd. (“ARB R1 Technology”) formerly known as ARB Ukmresearch Technology Sdn. Bhd. was incorporated in Malaysia as a private company limited by shares on September 30, 2021, with an issued share capital of RM1 comprising one (1) ordinary share. It was acquired by ARB R&D on May 10, 2022. The principal activities of ARB R1 Technology are research and development on engineering and technology.

ARB AI Sdn. Bhd. (“ARB AI”) was incorporated in Malaysia as a private company limited by shares on February 3, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. The principal activities of ARB AI are management consultancy services and IT services.

ARBIOT Sdn. Bhd. (“ARBIOT”) was incorporated in Malaysia as a private company limited by shares on March 26, 2019, with an issued and paid-up capital of RM100 comprising one hundred (100) ordinary shares. On May 8, 2019 and February 26, 2021, ARBIOT increased its share capital to RM1,009,900 comprising one hundred million (100,000,000) ordinary shares. On December 31, 2021, ARB AI acquired the remaining 1% equity interest of ARBIOT from ARB Development Sdn. Bhd. Consequently, ARBIOT became a wholly-owned subsidiary of ARB AI. The principal activities of ARBIOT are providing IoT, internet and multimedia development and consultancy services, and project management information control commission and installation, trading, re-energy solution and marketing consultants.

ARB Midware Sdn. Bhd. (“ARB Midware”) was incorporated in Malaysia as a private company limited by shares on February 8, 2021, with an issued and paid-up capital of RM1 comprising of one (1) ordinary share. The principal activities of ARB Midware are information services and management consultancy services.

ARB Distribution Sdn. Bhd. (“ARB Distribution”) was incorporated in Malaysia as a private company limited by shares on July 1, 2020, with an issued and paid-up capital of RM100 comprising of one hundred (100) ordinary shares. It became a 51% owned subsidiary of ARB Midware after ARB Midware acquired 51% interest from ARBIOT on March 2, 2021. The principal activities of ARB Distribution are management consultancy services and information services.

ARB Robotic Sdn. Bhd. (“ARB Robotic”) was incorporated in Malaysia as a private company limited by shares on February 8, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. On June 25, 2021, ARB Robotic increased its paid-up capital to RM100 comprising one hundred (100) ordinary shares whereby ten (10) ordinary shares were allotted to ARB Distribution and eighty-nine (89) ordinary shares were allotted to ARB Digital Technology Sdn. Bhd. Consequently, ARB IOT Group Sdn. Bhd. acquired 90% equity interests from ARB Digital Technology Sdn. Bhd. on October 8, 2021. As a result, ARB IOT Group Sdn. Bhd. now directly holds 90% equity interests, and its 51% owned subsidiary ARB Distribution owns the remaining 10% equity interests of ARB Robotic. The principal activities of ARB Robotic are management consultancy services and IT services.

ARB Intelligence Sdn. Bhd. (“ARB Intelligence”) was incorporated in Malaysia as a private company limited by shares on June 21, 2018 with an issued share capital of RM100 comprising one hundred (100) ordinary shares. On April 13, 2021, ARB Intelligence has increased its share capital to RM1,000 comprising one thousand (1,000) ordinary shares. Subsequently, ARB Intelligence became a wholly-owned subsidiary of ARB Robotic after ARB Intelligence was acquired by ARB Robotic on July 8, 2021 for 100% of its equity interests. The principal activities of ARB Intelligence are providing information services and management consultancy services.

ARB AI Agro Sdn. Bhd. (“ARB AI Agro”) was incorporated in Malaysia as a private company limited by shares on May 18, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. The principal activities of ARB AI Agro are investment holding and IT services.

ARB Agro Technology Sdn. Bhd. (“ARB Agro Tech”) formerly known as Digital Agrophonic Sdn. Bhd. was acquired by ARB AI Agro on June 3, 2021 for 90% of its equity interests. On October 12, 2021, ARB AI Agro acquired the remaining 10% equity interests of ARB Agro Tech. Consequently, ARB Agro Tech became a wholly-owned subsidiary of ARB AI Agro. ARB Agro Tech was incorporated in Malaysia as a private company limited by shares on May 27, 2021, with an issued share capital of RM1,000 comprising of one thousand (1,000) ordinary shares. The principal activities of ARB Agro Tech are providing investment holding and IT services.

ARB 5G Sdn. Bhd. (“ARB 5G”) was incorporated in Malaysia as a private company limited by shares on March 10, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. On December 20, 2021, ARB 5G increased its share capital to RM100 comprising one hundred (100) ordinary shares. The principal activities of ARB 5G are management consultancy services and IT services.

ARB Big Data Sdn. Bhd. (“ARB Big Data”) was incorporated in Malaysia as a private company limited by shares on June 22, 2021, with an issued and paid-up capital of RM1 comprising of one (1) ordinary share. The principal activities of ARB Big Data are IT services and information services.

ARB Techsymbol Sdn. Bhd. (“ARB Techsymbol”) was incorporated in Malaysia as a private company limited by shares on February 8, 2021, with an issued and paid-up capital of RM1 comprising one (1) ordinary share. On October 8, 2021, ARB IOT Group Sdn. Bhd. has acquired the entire equity interest from ARB Digital Technology Sdn. Bhd. The principal activities of ARB Techsymbol are IT services and management consultancy services.

ARB Logistic Technologies Sdn. Bhd. (“ARB Logistic Technologies”) was incorporated in Malaysia as a private company limited by shares on January 25, 2021, with an issued and paid-up capital of RM100,000 comprising one hundred thousand (100,000) ordinary shares. Subsequently, ARB Logistic Technologies became 51% owned subsidiary of ARB Techsymbol on February 22, 2021 after acquiring 51% equity interest from ARB Digital Technology Sdn. Bhd. It became a wholly-owned subsidiary of ARB Techsymbol after ARB Techsymbol acquired the remaining 49% equity interests on July 12, 2021 from BCSSoft Sdn. Bhd. The principal activities of ARB Logistic Technologies are information services and management consultancy services.

ARB WMS Technologies Sdn. Bhd. (“ARB WMS Technologies”) formerly known as Bluewave WMS Technologies was incorporated in Malaysia as a private company limited by shares on July 6, 2021, with an issued share capital of RM1 comprising of one (1) ordinary share. On August 12, 2021, ARB WMS Technologies increased its issued share capital of RM100,000 comprising of one hundred thousand (100,000) ordinary shares whereby fifty one thousand (51,000) ordinary shares were allotted to ARB Techsymbol for 51% of its equity interests. The principal activities of ARB WMS Technologies are providing IT services and investment holding.

ARB Information Sdn. Bhd. (“ARB Information”) was incorporated in Malaysia as a private company limited by shares on March 14, 2022, with an issued and paid-up capital of RM1 comprising of one (1) ordinary share. The principal activities of ARB Information are providing IT services and investment holding.

ARB AI Technology Sdn. Bhd. (“ARB AI Technology”) was incorporated in Malaysia as a private company limited by shares on March 16, 2022, with an issued and paid-up capital of RM1 comprising of one (1) ordinary share. The principal activities of ARB AI Technology are providing IT services and investment holding.

INDUSTRY

Information included in this prospectus relating to our industry, industry size, share of industry sales, industry position, industry capacities, industry demand, growth rates, penetration rates, and other industry data consists of estimates based on reports compiled by professional third-party organizations and analysts, data from external sources, our knowledge of our sales and the industry in which we operate, and our own calculations based on such information. While we have compiled, extracted, and reproduced industry data from external sources, including third-party, industry, or general publications, we have not independently verified the data. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Forecasts and other forward-looking information with respect to industry and ranking are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Among others, we refer to estimates compiled by using publicly available data from the following industry sources:

●	National IoT Strategic Roadmap: A Summary, by Ministry of Science, Technology and Innovation of Malaysia, 2015

●	Salmiah Aziz & Siti Nuratirah Mohd Nasir, Internet of Things (IoT) and Smart Home Technology in Malaysia: Issues and Challenges for Research in Adoption IoT and Latest Technology for Home Building, Proceedings of 8th International Conference on Advanced Materials Engineering & Technology (2020) (hereinafter “Aziz & Nasir [2020]”)

●	Farah Salwati Ibrahim et al., The Adoption of IOT in the Malaysian Construction Industry: Towards Construction 4.0, International Journal of Sustainable Construction Engineering and Technology, Vol. 12 No. 1 (2021) 56-67 (hereinafter “Ibrahim et al. [2021]”)

●	MarketsandMarkets, a competitive intelligence and market search platform

●	Research and Markets, the world’s largest market search store

●	Green Our Planet, a U.S. non-profit organization running the largest school garden and hydroponics programs in the United States

●	WhaTech, a global information technology and market research news provider

●	Market Data Forecast, a firm working in the areas of market research, business intelligence and consulting

●	Al Jazeera, a global news organization

●	Precedence Research, a worldwide market research and consulting organization

●	Emergen Research, a market research and consulting company

●	AIBP, a business unit of Industry Platform, a growth consulting firm based in Singapore

IoT Market Opportunity in Malaysia

IoT, or Internet of Things, is a convergence of smart devices that generate data through sensors to create new information and knowledge to boost human intelligence, efficacy and productivity to enhance the quality of life. It is a complex yet complete solution encompassing three main technology components: (i) connected things with embedded sensors, (ii) connectivity and infrastructure, and (iii) most importantly, analytics and applications.

Source: National IoT Strategic Roadmap: A Summary

According to Aziz & Nasir [2020], Malaysia is one of the countries that are in the development stage as to IoT technology adoption but is comparable to other countries with growing IoT applications. Malaysia is also one of the few Southeast Asian countries that possess the infrastructure requisite for IoT adoption. The Malaysian government released the National Internet of Things (IoT) Strategic Roadmap in 2015 with the goals of enabling the proliferation of use and industrialization of IoT as a new source of economic growth and making Malaysia the premier regional IoT development hub.

Source: National IoT Strategic Roadmap: A Summary

According to the National IoT Strategic Roadmap, the initial IoT economic potential for Malaysia will be RM9.5 billion GNI creation by 2020 and it is expected to experience exponential growth beyond 2020 and reach RM42.5 billion. Technology opportunities can be created by IoT in Malaysia with forecast technology opportunities for, for example, application and services amounting to RM34 billion in 2025 compared to RM7.5 billion for 2020, and device producers at RM1.0 billion and RM4.3 billion for years 2020 and 2025, respectively. The chart below presents forecasts of IoT technology opportunities globally and in Malaysia across the value chain for years 2020 and 2025, respectively.

Source: National IoT Strategic Roadmap: A Summary

The National IoT Strategic Roadmap concludes that IoT will be the transformative and pervasive driver of change and improvement by potentially adding new dimensions to the industry in the following ways:

●	Testing facilities for interoperability, standards compliance and export-related testing;

●	Software development standardization to address standard silos and facilitate the creation of niche applications and services; and

●	System integration services to produce experts from entrepreneurs through interaction with various stakeholders in the ecosystem.

The National IoT Strategic Roadmap observes that Malaysia has an encouraging environment and a strong starting point to foster and spur IoT within the domestic market due to the following:

●	High mobile penetration at 143.7 percent and observation of multiple handset ownership;

●	65.8 percent of Malaysians are Internet users with 59 percent being active users;

●	Social media penetration in Malaysia is at 45 percent; and

●	Domestic information and communications technology (ICT) consumption is projected at RM117.6 billion in 2015 and will register RM118.6 billion by 2020 with a CAGR of 8.32 percent

Source: National IoT Strategic Roadmap: A Summary

Smart Home & Building Sector

Some applications of IoT include automation at homes (or more commonly known as “smart homes”) where lighting, air-conditioners and home appliances such as refrigerators and coffee makers are connected to the internet, enabling these devices to be remotely-controlled or automated; and automation at buildings (or more commonly known as “smart buildings”) where the buildings’ heating, ventilation and air conditioning (HVAC), electrical, lighting, access control, security systems and other building systems are connected to the internet to form a centralized building management system to enable remote monitoring and ease building management.

According to Aziz & Nasir [2020], the Malaysian smart home market is expected to exceed $235 million by 2025. There is a growing demand in Malaysia for safe and secure living environments, particularly safety functionalities and discrete monitoring for elderly people. In 2018, 77.3% of the Malaysian population lived in urban areas; by 2030, roughly 83.4% of the population is expected to live in urban areas (Aziz & Nasir [2020]). This creates enormous opportunities for smart home market players. The figure below shows revenue forecasts for the smart home market in Malaysia from 2015 to 2021 (in millions of US dollars). The revenue from the smart home market in Malaysia is projected to reach $71.69 million in 2021.

Source: Aziz & Nasir [2020]

Construction Sector

The construction industry is one of the most significant sectors in Malaysia, specifically in terms of its contribution to the Malaysian Gross Domestic Product (GDP) and facilitation of other industries to enhance their productivity outcome by constructing buildings and facilities for them. According to Ibrahim et al. [2021], the establishment of IoT in construction development is beneficial to improving productivity levels and reducing the construction time as well as the cost. The use of IoT construction technologies such as building information modeling (BIM), smart communication, sensor, big data, augmented reality, location services and remote operation during the construction process has made a massive impact on the monitoring of the construction process and help reduce the risk of construction error, defects and avoiding construction delay. Among the nine (9) pillars of the fourth industrial revolution, IoT is highlighted as one of the core elements to facilitate the construction industry in improving productivity outcomes (Ibrahim et al. [2021], citing Alaloul et al. [2018] and Ibrahim et al. [2019]).

Ibrahim et al. [2021] summarizes that IoT is particularly instrumental in managing the following five aspects of the construction process:

●	Site monitoring. Site monitoring is an essential part of the construction process. It consists of two parts: tracking of human and tracking of machinery activities on site. The use of IoT for monitoring facilities the project team to keep track of and record massive volume and variety of data during the entire project life cycle automatically and precisely. Such information is beneficial in managing the time and cost of the project in every development stage.

●	Machine control. The construction industry involves lots of heavy machinery. With IoT, such machines can be efficiently controlled and managed autonomously by using sensors and remote operation. The IoT system continuously transfers information from the machinery to operators via sensor and radio-frequency identification (RFID) detection to control the machinery maintenance schedule, fuel usage, machinery temperature and equipment status which results in reduced maintenance cost and prolonged lifespan for the machinery.

●	Construction safety. It is of utmost importance to ensure the safety of site workers and project teams. The adoption of IoT facilitates project managers to more efficiently track workers’ activity, location and site hazards and allows for instant delivery of safety alerts to the construction site when potential dangers are identified. In addition, IoT can be used to track the worker’s health through recording his pulse rate and body temperature to ensure that the worker is in good condition when at the construction site.

●	Fleet management. Unpredicted weathers and road traffic are typically the major causes of delay in delivery of construction materials and machinery on time. IoT can be used to facilitate project managers and site supervisors to track the travelling route, vehicle speed, location and vehicle maintenance schedule as to the transportation of construction materials and equipment.

●	Project management. The primary key indicators for project success are time, cost, quality and scope of the project. With IoT applications, project management becomes more manageable by using 3D models to monitor the entire project process. Digital 3D models assist project managers with optimizing project resources, monitoring construction equipment, tracking project progress, detecting errors and clashes, real-time reporting, scheduling and cost management in efficient ways.

The Malaysian government has promoted the importance of IoT application in enhancing project performance and productivity and has taken initiatives in collaboration with the Public Works Department (PWD) and Construction Industrial Development Board (CIDB) to ensure that the construction players are aware of and highly optimize IoT applications in the construction industry by conducting numerous IoT workshops, seminars and training (Ibrahim et al. [2021], citing Ibrahim et al. [2019]). Additionally, the Malaysian construction industry is currently working on the application of IoT that is connected to BIM, augmented reality, cloud computing and big data analytics. However, the implementation is still at an early stage and IoT is not yet widely used in Malaysian construction industry (Ibrahim et al. [2021]).

Ibrahim et al. [2021] (citing Mahmud et al. [2018]) observes that, in Malaysian construction industry, the most highly adopted IoT tools are for smart communication such as WhatsApp, Telegram, video call, teleconference and email which provide construction players the medium to exchange information regularly. The use of remotely operated devices such as drones in the Malaysian construction industry is on the rise, as many seminars and workshops have advanced awareness of drones and the way they can help optimize the construction process, worker productivity, and work monitoring and controlling. However, it is still difficult for small to medium sized construction companies to get latest high-tech drones. In addition, they may lack skilled operators to operate such drones. In Malaysia, the use of location services is common in managing and controlling the delivery of construction resources and the main location services used in Malaysia are Google Maps, Waze and GPS. Also, the Malaysian construction industry has started to adopt sensors at construction sites. The usage of sensors has been increasing in monitoring location, time and maintenance of equipment and machinery, and in tracking and saving fuel, power and energy usage of machines.

According to Ibrahim et al. [2021], the Malaysian government has encouraged construction players to adopt BIM in construction projects by making it compulsory for public projects worth RM100 million or more. The Malaysian government, in collaboration with MyBIM Centre, has provided construction players with BIM training and consultation through workshops and seminars. At the same time, universities also provide BIM consultation through CIDB associated centers that study BIM learning, including Universiti Sains Malaysia, Universiti Malaysia Pahang, Universiti Teknologi Malaysia, Universiti Malaysia Perlis, Universiti Malaysia Sabah and Swinburne Universiti. Besides, the Malaysian government also encourages construction players to explore big data technology, either in operational big data or analytical big data to ensure the large data can be stored in a proper database that can be accessed by other project teams. For this purpose, a national BIM library has been established by the government.

Hydroponic Agriculture Sector

The anticipated growth of the Malaysian hydroponics market is viewed in the context of the trends in the global hydroponics market. We believe that the trends in the global hydroponics market represent where the Malaysian hydroponics market will go. We alert ourselves to emerging opportunities, innovations and developments in the global hydroponics market with a view to using them to shape our solutions and offerings.

According to MarketsandMarkets, the global hydroponics market was valued at $9.5 billion in 2020; it is projected to grow at a CAGR of 11.3% to reach $17.9 billion by 2026. The pressure on the agriculture industry to meet the growing demand for grains and food leads to the search for high-yielding farming techniques, such as precision farming and urban farming. Hydroponics thus is looked upon as a potential solution for the growing concern about food security in the coming years.1

Green Our Planet observes that through the use of hydroponics systems, growers can achieve potentially larger crop yields, faster growth time (up to twice as fast), up to a 90% increase in water efficiency, and require a substantially smaller footprint (up to 10x more yield in the same amount of space). By using hydroponics growth systems, gardeners and growers will not be affected by unfavorable climates and soil conditions, and will not require chemical or pest control products, resulting in safer and healthier growing environments.2

According to a report offered by Research and Markets, the global hydroponics market size is estimated to reach $9.76 billion by 2028, exhibiting a CAGR of 20.7% from 2021 to 2028. The adoption of smart farming technologies, such as vertical farming, which has helped the evolution of hydroponics, is expected to spur market growth. Continuous improvements in hydroponics technologies and the introduction of innovative, state-of-the-art technologies, including environmental and temperature sensing, remote growth monitoring, and automatic nutrient reading, are likely to fuel the demand.3

[1]	https://www.marketsandmarkets.com/Market-Reports/hydroponic-market-94055021.html?gclid=EAIaIQobChMImdXlvvTV9AIVDRwrCh1RoQN-EAAYAiAAEgKp8PD_BwE
[2]	https://greenourplanet.org/hydroponics/benefits-of-hydroponics/
[3]	https://www.prnewswire.com/news-releases/global-hydroponics-market-report-2021-continuous-improvements-of-innovative-state-of-the-art-technologies-including-environmental-and-temperature-sensing-remote-growth-monitoring-301406706.html

MarketsandMarkets notes that, according to the UN reports on global population, plants grown in hydroponic systems have achieved 20%–25% higher yield than the traditional agriculture system, with its productivity being 2 to 5 times higher. Also, owing to controlled environmental conditions, the effect of climatic changes can be balanced with the help of these systems, thereby not affecting the annual crop production. The COVID-19 pandemic has accelerated the demand for automated indoor production, as the agriculture industry faced labor shortages and other challenges as a result of COVID-19.4

MarketsandMarkets finds that with the increased adoption of hydroponics globally, manufacturers and researchers are working on improving the efficiency of hydroponics technology to increase the quality and quantity of the produce. Many companies in the market are investing heavily into R&D for obtaining state-of-art technologies that boost the productions and also bring about a variety of cultivations possible. Strategic partnerships with research labs and institutes further drive the growth of the hydroponics market.5

According to Precedence Research, the global IoT in agriculture market size is expected to hit around $28.56 billion by 2030 and poised to grow at a CAGR of 9.62% from 2022 to 2030.6 Farming operations are increasingly a highly mechanized and computer-driven operation, which allows corporations to treat agriculture like manufacturing in the sense that measurements, data, and control are very important to manage costs, maximize yields, and boost profits. A report offered by Research and Markets found that the largest IoT agricultural application by revenue is monitoring, which is forecast to reach $7.31 billion globally by 2027; the fastest growing IoT solution area by revenue is automation, which is projected to grow at a CAGR of 64.1% through 2027; the market for smart sensor systems is estimated to reach $2.93 billion globally by 2027, growing at a CAGR of 67.1% through 2027; and, the global market for agriculture drones is predicted to reach $1.39 billion by 2027 with an average price of $1,250 per unit for UAVs.7

IoT in Hydroponics Industry in Malaysia8

According to a survey conducted by Department of Statistics Malaysia, in 2015, 2017 and 2019, the respondents from the agriculture sector who use computerised systems in their operations increased by 9.62% from 69.20% to 78.82%. The information on the size of the hydroponics industry and the industry size specifically on the computerised hydroponic system or smart hydroponic system are not publicly available.

Usage of computerized systems in Malaysian agriculture sector, 2015, 2017 and 2019

Note: Latest available as of August 5, 2022. Data for 2016 and 2018 is not publicly available.

Source: Department of Statistics, Malaysia

In addition, based on the same survey, in 2019, 54.68% of respondents from the agriculture sector responded that they adopt mobile internet and related technologies in their business operations, and 9.03% of respondents from the agriculture sector responded that they adopt data analytics in their business operations.

The key driving factors for continued growth in the hydroponics industry and smart hydroponic systems in Malaysia are as follows:

(i)	Increasing urbanization and scarcity of land drive hydroponic farming and smart hydroponic systems.

[4]	https://www.marketsandmarkets.com/Market-Reports/hydroponic-market-94055021.html?gclid=EAIaIQobChMImdXlvvTV9AIVDRwrCh1RoQN-EAAYAiAAEgKp8PD_BwE

[5]	https://www.marketsandmarkets.com/Market-Reports/hydroponic-market-94055021.html?gclid=EAIaIQobChMImdXlvvTV9AIVDRwrCh1RoQN-EAAYAiAAEgKp8PD_BwE.
[6]	https://www.globenewswire.com/en/news-release/2022/07/12/2478604/0/en/IoT-in-Agriculture-Market-Size-to-Hit-USD-28-56-Billion-by-2030.html.
[7]	https://www.prnewswire.com/news-releases/global-iot-in-agriculture-markets-report-2022-2027-need-for-over-70-more-food-globally-by-2050-is-driving-robust-demand-301570217.html.
[8]	Unless otherwise indicated, the information and data under this heading “IoT for Hydroponics Industry in Malaysia” is drawn from the Independent Market Report on the Hydroponic Industry in Malaysia, a report commissioned by us and prepared by Smith Zander International.

Unlike traditional farming, hydroponic farming consumes relatively less space as it can be established in indoor areas (i.e. greenhouses) and/or at a vertical setup utilizing multiple layers of racks to grow crops. Increasing urbanization and scarcity of land as a result of growing population and increasing infrastructure development are expected to drive adoption of hydroponic farming to ensure sustainability.

Over the period of 2017 to 2021, the percentage of urban population in Malaysia increased from 75.45% of the total population to 77.70% of the total population. The increasing urbanization may lead to continuous development of infrastructure and buildings which may subsequently lead to diminishing land for agricultural activities. The total planted areas for selected vegetables reduced from 63.50 hectares in 2017 to 59.80 hectares in 2020; out of which the total planted areas for tomatoes, cucumbers and long beans increased slightly from 11.80 hectares to 12.00 hectares during the same period.

The increase in urbanization and overall reduction in planted areas for vegetables have led to a growing proliferation of hydroponic farming, including urban farming that utilizes hydroponic technique. With the anticipated increase in the adoption of hydroponic systems in commercial farming, it is expected to drive the demand for computerized hydroponic systems or smart hydroponic systems to maximize yield, productivity and efficiency while keeping the costs minimal.

(ii)	Advantages of hydroponic farming and smart hydroponic systems will continue to drive the growth of the hydroponics industry.

Hydroponics is an efficient farming technique that promotes rapid growth, higher yield and better quality of crops. It involves growing crops by feeding all the nutrients and substances required for the crops to grow by dissolving the nutrients and substances in water. The amount and concentration of nutrients and substances provided are adjusted according to the crops’ growing conditions to avoid over- or under-nutrition which may affect the crop quality. Hydroponics also eliminates or reduces the risks/ damages arising from uncontrollable events which often happen in traditional farming, such as adverse weather that may lead to drought soil or flood, attacks from bugs, pests and rats, as well as damages by wildlife and animals; all of which may affect crop quality and harvest.

In addition, hydroponics allows visibility of the plants’ roots to enable detection of diseases and identification of unhealthy plants easily, which is especially important for medicinal herbs. As opposed to traditional farming which requires a piece of land with suitable soil materials for commercial farming, farming with hydroponic can be carried out anywhere in a much smaller space including indoor areas (i.e. greenhouse). Hydroponic farming in greenhouses allows crops to grow in highly controlled environment where the light, temperature and humidity are strictly monitored and controlled to maintain the optimized environment for the growing of crops. Further, there is also no wait period required after harvesting a crop cycle which is a common practice in traditional farming for the soil to regain nutrients.

Hydroponic farming, with sensors, real-time monitoring, automated irrigation, fertilizer spraying and pest control, and data analytics, will contribute to reduction in wastage from spoilage or low quality of crops which may otherwise occur in traditional farming. Hence, the advantages of hydroponic farming and smart hydroponic systems will continue to drive the growth of hydroponics industry in Malaysia.

(iii)	Growing demand for food supply as a result of population growth presents growth opportunities to the hydroponics industry and smart hydroponic systems

The adoption of hydroponics technique in commercial farming is driven by the increasing food needs as a result of the country’s population growth. Based on latest available data, the food supply in Malaysia increased from 16.69 million tons in 2017 to 17.00 million tons in 2019, at a CAGR of 0.92%, in order to cater to the food consumption of an increasing population. Malaysia’s population stood at 32.66 million in 2021 and is projected to reach 38.06 million in 2030. As the population of Malaysia increases, more food including vegetables harvested from hydroponic farms will be required to feed the population.

Hydroponics is mainly used for the planting of vegetables such as lettuce, tomatoes, cucumbers and long beans. From 2018 to 2020, the total production of lettuce, tomatoes, cucumbers and long beans in Malaysia increased from 387.77 thousand metric tons (“MT”) to 400.83 thousand MT, at a CAGR of 1.67%. In 2020, the production of tomatoes ranked the top among the four types of vegetables, followed by cucumbers, lettuce and long beans.

Production of selected vegetables in Malaysia, 2018 – 2020

Source: Smith Zander International analysis

The increase in the production of these vegetables as a result of continuous demand for these vegetables from the growing population presents growth opportunities to the hydroponics industry in Malaysia. This also includes driving the adoption of computerized hydroponic systems and smart hydroponic systems which use information and communication technologies to maximize yield, productivity and efficiency.

IoT in Hydroponics Industry in the ASEAN Region

Increasing Asia population, rising usage of hydroponics for indoor agriculture for fruits and vegetables, growing advent of alternate yielding options, legalization of seeds like marijuana in some countries, are the major factors for driving the growth of Asia Hydroponics market.

AIBP notes that, in the ASEAN region, smart farming initiatives are being pushed through at various levels from the government, large enterprises and small medium enterprises. The use of drones and IoT are amongst the most common practices in smart farming. With sensors in place, farms are able to reduce their cost by optimizing the usage of water and fertilizer.

For example, as a part of Philippines’ wide-scale agricultural initiative, the Department of Agriculture Philippines uses drones to spray fertilizers and pesticides on a strawberry farm in Benguet, which has allowed farmers to cover more area on their farms as it only takes the drone a few minutes to cover one patch of area.9 Sime Darby Plantation (SDP), the Malaysia headquartered and world’s largest palm oil plantation company utilizes drones to capture real time information about their plantations. By monitoring trials, plant growth and field conditions through the use of technology, SDP is able to better manage their resources and assets, identifying any early signs of diseases and pest infestations in their crops. Through digitalization of their data aggregation process, SDP has managed to save RM1 million per year on manpower, paper, and transportation fuel. On a smaller scale, wholesaler of agricultural raw materials Nong Phat High-Tech Agriculture JSC from Vietnam has leveraged IoT-based management services to manage their water and fertilizer for their greenhouses. The application has allowed one worker to cover all the 2,100 square meter greenhouses instead of the usual eight workers.

In addition, in Thailand, $3.3 billion was allocated to introduce and implement smart farming to 4,500 communities to boost the Thai agriculture sector. Singapore has also set aside $60 million for the Agri-Food Cluster Transformation Fund to support technological adoption in the agriculture sector.

However, there are still some gaps when it comes to the massive transformation from traditional to smart farms in ASEAN. Money and finance remain a challenge for farmers across ASEAN, especially in rural areas. Grow Asia, a partnership platform established by the World Economic Forum and the ASEAN Secretariat, found that its 60 proposed digital technology solutions are used by just 2.5 percent of Southeast Asia’s 71 million smallholder farmers.10 It is forecast that the IoT in agriculture market, including the hydroponics segment, will register significant growth in ASEAN.

[9]	https://iotbusiness-platform.com/insights/food-for-thought-agricultural-evolution-in-the-digital-age/.

[10]	https://www.aljazeera.com/economy/2019/12/30/growing-pains-southeast-asian-farmers-need-cheaper-agritech.

BUSINESS

Overview

We are a provider of complete solutions to our clients for the integration of Internet of Things (“IoT”) systems and devices from designing to project deployment. We offer a wide range of IoT systems as well as provide customers a substantial range of services such as system integration and system support service. We deliver holistic solutions with full turnkey deployment from designing, installation, testing, pre-commissioning, and commissioning of various IoT systems and devices as well as integration of automated systems, including installation of wire and wireless and mechatronic works.

Recent new technology trends such as artificial intelligence (AI), cloud computing, 5G, robotic process automation (RPA), IoT and hyper-connectivity continue to transform businesses and drive companies to seek digital changes to meet evolving demands of customers. We have built up an IoT development ecosystem to help our customers address the challenges and opportunities brought by new digital technologies, offering an array of design and development system software, application software and other software in providing digital solutions for various processes, sub-processes, transactions and activities.

Currently, we have organized our operations into four business lines:

●	IoT Smart Home & Building. Design and implement smart home & building solutions which can integrate a range of electrical appliances, centralized control and remote monitoring, accessible via mobile devices and Windows operating systems.

●	IoT Smart Agriculture. Carry out services of supply, installation, commissioning and testing of smart hydroponic system which includes IoT concept and functionality to the current existing hydroponic system.

●	IoT System Development. Provide industrial building management system on construction projects to improve the efficiency and accuracy of construction projects. We are also expanding into warehouse management as well as drone services for farms and plantations.

●	IoT Gadget Distribution. Support the marketing and sales of mobile gadget accessories by resellers, distributors and retailers, who are responsible for distribution to end users in Malaysia.

We have benefited from ARB Berhad’s experience, reputation and network in the IT industry. As an operating segment of a seasoned public company, we have gained from established business processes and a veteran leadership team, allowing us to focus our attention on growing and developing our IoT business. While our history with ARB Berhad has provided us with certain competitive advantages, we believe that the separation and this offering will promote clearer segregation of business responsibilities and operations for the IoT segment, thereby enabling efficient allocation of resources to accelerate the growth of our IoT business, and allow us to have direct access to a globally recognized stock exchange, which would increase our financial flexibility to explore expansion and growth prospects and enhance our corporate reputation and recognition. See “Corporate History and Structure” and “Related Party Transactions—Historical Relationship with ARB Berhad.”

Our business has grown rapidly as demonstrated by the increase in revenue from approximately RM50.3 million ($11.4 million) for the fiscal year ended June 30, 2021 to approximately RM443.0 million ($100.6 million) for the fiscal year ended June 30, 2022, an increase of RM392.7 million ($89.1 million), or 780.7%, and in profit from approximately RM18.9 million ($4.3 million) for the fiscal year ended June 30, 2021 to approximately RM73.4 million ($16.7 million) for the fiscal year ended June 30, 2022, an increase of RM54.5 million ($12.4 million) or 288.4%. For additional information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Competitive Strengths

We believe the following competitive strengths are essential to our success and differentiate us from our competitors:

●

Strong Core Competencies of Our In-House Research and Development. We invest resources in research and development to enhance our existing IT solutions and develop new IT platform and improve our core technology. We expect to continue to expand the capabilities of our technology in the future and to invest significantly in continued research and development efforts. Our in-house R&D team is able to provide innovative solutions and user-friendly products. We are a customer-centric aggregator (platform and service enabler) who constantly seek to innovate new solutions and keep abreast with the new industry trends through continuous market research and maintain constant communication with strategic partners. Our R&D team is backed by a group of experienced chief scientific advisors who are responsible for working closely with the industrial needs that eventually will result in new or improved products, processes, systems or services that can increase our clients’ productivity.

●	Extensive National Sales and Distribution Network. ARB IOT Group’s IoT gadget distribution business has an extensive sales and distribution network of mobile gadget accessories from reputable brands, with an estimated close to 2,800 number of resellers and retailers, covering every major cities in Malaysia. We can leverage on our existing reseller network to sell the mobile gadget accessories to the end users and scout for cross-selling opportunities throughout the existing business networks.

●	Capability in Large Scale Engagements. ARB IOT Group has demonstrated its ability to implement large scale IoT deployments, differentiating itself from its competitors who primarily occupy the small and medium scale space, leading it to be perceived as a top-tier IoT system integrator. This allows ARB IOT Group to compete more effectively against larger players in future large scale implementation projects and secure collaborations with industry-leading players.

●	Ability to Integrate Solutions from a Variety of Vendors. In the “Smart Home” space, ARB IOT Group has the capability to develop centralized control and monitoring solutions that can integrate a wide range of smart home devices and allow users to access these solutions via smartphone or desktop applications.

●	Experienced Key Management Personnel. Our company’s success is supported by an experienced and committed key management team led by our Chairman and Chief Executive Officer, Dato’ Sri Liew Kok Leong who has more than 20 years of experience in IT industry. Dato’ Sri Liew Kok Leong plays a pivotal role in the growth and development of ARB IOT Group since ARB Berhad’s diversification efforts to include the provision of information technology solutions and services and related activities in 2018. Dato’ Sri Liew Kok Leong has made contributions to the growth of ARB IOT Group with his management, business knowledge and experience in the industry. Dato’ Sri Liew Kok Leong is supported by the key management who have diverse experience in their respective fields, from finance to sales and marketing. Their combined experience, coupled with their drive and passion for our business have been instrumental to our company’s growth strategies and success. Our strategic planning and direction, and technology leadership have given us the competitive advantage to compete effectively with competitors. Dato’ Sri Liew Kok Leong has won an award from the prestigious Asia Pacific Enterprise Awards (“APEA”). APEA is a regional award recognition program recognizing entrepreneurial excellence. It aims to band leading entrepreneurs and organizations across Asia to spur greater innovation, fair practices and growth in entrepreneurship, creating a successful entrepreneurial ecosystem which will then shape Asia to sustainable economic and social growth.

Our Market Opportunity – ASEAN Region

We mainly focus on IoT growth market in ASEAN region, driven by favorable factors such as rapid urbanization, proliferation of technology and mobile devices and shift from traditional agriculture to IoT agriculture in ASEAN countries. We aim to be one of the top IoT player in the ASEAN region, particularly in the agriculture, property development and logistic industries. We anticipate to collaborate with local partners for IoT products and services to penetrate the local market of ASEAN countries.

According to data from Analysys Mason, a world’s leading management consultancy, total IoT revenue in Singapore is projected to be $714 million in 2025, of which connectivity and services will account for $95 million while applications will account for $349 million.[1] The numbers signal Singapore’s position as the epicenter and hub for IoT Technology in ASEAN as infrastructures have been laid out to support IoT deployments in both the public and private sectors.

[1]	Mark Johnston, Singapore Projects Receive Boost Through IoT-aaS Platform Launch, Channel Asia (June 26, 2018) https://www.channelasia.tech/article/642983/singapore-projects-receive-boost-through-iot-aas-platform-launch/.

We expect to set up our regional center in Singapore to support our IoT business for ASEAN countries. Other than the existing sales office in Malaysia, we also plan to set-up sales representative offices in other major ASEAN cities such as Jakarta, Phnom Penh, Manila, Bangkok, Hanoi and Ho Chi Minh City.

Our Services and Solutions

IoT Smart Home & Building

We offer smart home solutions which include design, procurement and provision of smart home products and devices, integration services as well as comprehensive professional electrical wire installation and home data network setup for homeowners.

Smart home functionality is fast becoming an essential feature for new home buyers. In a smart home system, various home electrical appliances and devices are integrated thus connecting the kitchen, living room, study room, bed room etc. through a centralized control and remote monitoring smart home network. This allows homeowners to remotely control and monitor various electrical appliances and devices such as closed- circuit television (CCTV), lighting and air-conditioning via mobile devices (iOS and Android). In this way, we create smart surroundings which make the lives of the people more convenient and comfortable. We work closely with all stakeholders to develop a solution that would reflect their idea contributions.

We also provide smart building solutions which include design, procurement, installation, testing, pre-commissioning and commissioning of various IoT systems, solutions and devices as well as integration of automated systems for smart buildings, including installation of wire and wireless and mechatronic works for property developers and contractors.

With a smart building system, building managers will be able to remotely control and monitor various aspects of a building including security, temperature control, ventilation and energy saving features.

Photos of Construction in Progress

For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM29.7 million ($7.1 million), accounting for 59.0% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this business line was approximately RM0.7 million ($0.2 million), accounting for 0.2% of the total revenue over the same period.

IoT Smart Agriculture

We started venturing into the provision of customized hydroponics IoT systems and solutions for the agriculture industry in 2021. Hydroponic farming is a type of modern farming technique which involves the usage water to replace soil to grow plants. In the absence of soil, the roots of plants are exposed to water and nutrient rich solutions that contain all the nutrients and substances required to grow a plant. Computerised hydroponics system or smart hydroponic system is a type of agriculture technology that is increasingly used to maximise yield, productivity and efficiency while reducing costs. It plays a role in facilitating better management of limited resources for farming such as land, in order to feed a growing population, thus promoting sustainability.

Features such as sensors, which are connected to the Internet, can be installed in trays filled with water and nutrient solutions to monitor temperature, moisture, lighting, humidity and the pH of the water built within the system. From that, the information and data gathered from the sensors can be uploaded to a cloud server to enable farm operators to remotely monitor and control (via the Internet or through smart devices) parameters such as water level, room temperature and nutrient rich water-based solution in real time. In addition, the smart system can also be designed to alert farmers whenever there are any potential problems detected by the sensors, such as disease and lack of water or nutrients. In turn, this can allow farm operators to take preventive or mitigative actions. These smart features can assist farm operators in maximising yield and improving crop quality.

Illustration of a Smart Hydroponic System

Source: Smith Zander International

Our hydroponics IoT solutions involve the following:

(i)	design the layout of the smart hydroponic farm for the application and integration of IoT in hydroponics, which includes the procurement of sensors and surveillance cameras as well as other relevant hardware that are essential in a hydroponics farm (e.g., nutrient controllers, seedling tray, water tank and piping system);

(ii)	design software to enable transfer of data from the smart hydroponic farm to a cloud server, which can then be accessed remotely via smart devices;

(iii)	install, test and commission the hardware and software to ensure that the smart hydroponic farm operates as intended; and

(iv)	provide after-sales services such as data analytics and periodic maintenance services.

For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM nil ($ nil), accounting for 0.0% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this business line was approximately RM166.3 million ($37.7 million), accounting for 37.5% of the total revenue over the same period.

IoT System Development

We procure, supply and deliver to our customers industrial building systems to meet their operational requirements. IBS is a technique of construction whereby components are manufactured in a controlled environment, either at site or off site, placed and assembled into construction works. This allows us to increase productivity and quality at construction sites. It needs close management to avoid the issues and obstacles that occur during timely delivery of construction components on the site.

Three main benefits gained by implementing IBS from the contractors’ perspective are (i) IBS increases the productivity of construction works, (ii) IBS reduces concrete mixing activities at construction sites and (iii) IBS reduces the overall duration of construction work. These results indicate that the contractors are focusing more on completing construction works with the help of IBS implementation at construction sites. Also with IBS, our clients are able to minimize the problem of site mismanagement/disorganization through a significant reduction of in-situ wet concrete works.

In addition, our IBS is equipped with IoT technologies that are designed to connect machines and provide accurate tracking of workloads. The adoption of IoT technologies in the construction process can assist with planning and skillful management of human and physical resources, improve productivity levels and reduce construction time and cost. IoT technologies such as building information modeling, sensor, big data and remote operation have the potential to reshape the IBS systems and the overall construction industry. We intend to further develop and optimize our IBS systems with additional IoT applications.

Photos of IBS on Construction Sites

In 2021, we began to enter into new sectors such as digital warehouse management systems and agricultural drone services, as we aim to establish a versatile IoT system development ecosystem providing automation technologies and digital solutions for a broad range of industries. See “Expansions into New Markets” below.

For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM6.0 million ($1.4 million), accounting for 11.9% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this business line was RM258.9 million ($58.8 million), accounting for 58.4% of the total revenue over the same period.

IoT Gadget Distribution

Our IoT Gadget Distribution line offers supply chain and distribution of smart phones, accessories and ICT and IoT products with an extensive sales and distribution network throughout Malaysia. Our services for the marketing and sales of mobile gadget accessories to resellers, distributors and retailers, who are responsible for distribution to end users in Malaysia include, among other things:

●	warranty services, namely return and replacement for defective products;

●	customer care line and online chat support to help customers solve problems and provide guidance;

●	tracking and status updates for product delivery (end to end until product delivery is complete);

●	pre-installation for certain products; and

●	notifications of future product launch

We cover approximately over 500 types of mobile gadget accessories such as smart phones, outdoor and indoor cameras of different types, wireless fast chargers, headphones and ear buds, screen protector, mobile pen, speaker, mobile covers, keyboard and wire ban. As we are well verse in the telecommunication solutions and products distribution, we are able to provide one-stop telecommunication solutions for resellers, distributors and retailers with multitude of IT products and services, thereby gaining loyalty through efficiency, convenience and excellent customer experiences.

For the fiscal year ended June 30, 2021, the revenue from this business line was approximately RM14.6 million ($3.5 million), accounting for 29.0% of the total revenue over the same period. For the fiscal year ended June 30, 2022, the revenue from this segment was RM17.2 million ($3.9 million), accounting for 3.9% of the total revenue over the same period.

Our Customers and Suppliers

IoT Smart Home and Development

As of the date of this prospectus, we have secured a total cumulative order book of approximately RM166 million ($37.7 million) for our smart home and building business since the launch of this business in 2019, serving Selangor, Perak and Penang, the population of which three states in aggregate account for approximately 33.1% of Malaysia’s total population and unperformed contract sums were approximately RM91.8 million ($20.8 million) as of the date of this prospectus. This will provide us with a platform for continuing business success and growth.

Our historical and current major projects include:

●	Completed deployment of IoT systems, engineering, procurement, commissioning and management (SEPCM) for 260 units of serviced apartments in Shah Alam in September 2020 which project was worth RM60.4 million ($14.5 million);

●	Completed deployment of IoT SEPCM for HYC Ventures Sdn. Bhd. in September 2022, which project was worth RM2.5 million ($0.6 million); and

●	a pending IoT SEPCM project for a residential development comprising 130 units of single-story terrace houses in Perak which is worth RM18 million ($4.3 million).

We source the hardware and software required for the smart home and building systems from various reputable suppliers and distributors locally. We do not have any long-term supply agreements.

IoT Smart Agriculture

We offer hydroponics IoT solutions to hydroponic farm operators. Our services include initial setup and maintenance such as replacement of sensors, filters, and plant nutrient solutions for the farm operators. With the provision of maintenance service, we are able to retain the farm operators and increase our recurring income, while growing our customer base.

We completed constructing and deploying hydroponics IoT solutions on approximately 30 acres of land in Cameron Highlands, Pahang, Malaysia to plant various types of fruits and vegetables, generating approximately RM166.3 million (approximately $37.7 million) in revenue for the year ended June 30, 2022.

We do not manufacture any of the hydroponic products that we sell through our distribution channels. We purchase the hardware and software required for the IoT hydroponics solutions from local suppliers. We do not have any long-term supply agreements.

IoT System Development

We started providing IBS systems to developers on construction projects in 2021. Our customers in this space are primarily comprised of large property developers and construction contractors as they are open to and have financial resources for adopting digital and automation technologies. Although we are relatively new to this field, our early-stage approach, focusing on improving efficiency and productivity for companies instead of merely tackling operational issues, distinguishes us and places us in a competitive position to develop potential business and opportunities with clients.

We source the hardware and software required for the IBS systems from local suppliers. We do not have any long-term supply agreements.

IoT Gadget Distribution

There is a broad customer base for our IoT gadget distribution business. Currently, we have a total of approximately 2,800 resellers, distributors and retailers who spread across eleven (11) major cities in Malaysia for the distribution of electronic gadgets to end users. These resellers, distributors and retailers make direct purchases from us and we do not charge any fee to them for providing various sales and marketing services.

The gadgets have been sourced from a long-standing partner and supplier locally. We believe that we maintain a good relationship with this supplier. As of the date of this prospectus, we have not experienced any material disputes or supply shortages.

Expansions into New Markets

We constantly seek new opportunities and new markets. We are broadening our offerings under the IoT System Development business line, with a focus on the following two areas currently:

Warehouse Management System

A warehouse management system is a software application designed to support and optimize warehouse functionality and distribution center management. These systems facilitate management in using simplified automatic technologies useful in daily activities like planning, organizing, staffing, directing, warehouse keeping and controlling the utilization of available resources, to move and store materials inside, around and outside of a warehouse, while supporting staff in the performance of material movement and storage in and around a warehouse, without causing any large-scale disruption to business resources.

The warehouse management system uses a database configured to support warehouse operations, containing details describing a variety of standard warehouse elements including:

(i)	individual stock keeping units (SKUs) that are handled and stored, e.g., weight, dimensions, case pack, automatic ID labels (bar codes, etc.), and inventory by location with manufacture date, lot code, etc.;

(ii)	warehouse storage locations, e.g., individual location number, picking sequence, type of use (picking, reserve storage, etc.), type of storage (each, case, pallet), location size or capacity, storage restriction (flammable, hazardous, high value materials, outdoor, etc.), etc.; and

(iii)	expected labor productivity rates by function or activity, e.g., cases picked per man-hour, etc.

We began exploring this market in 2021, specifically targeting customers from pharmaceutical, logistic and retail chain industries. We are partnering with a long-established industry player who has more than 20 years of experience in providing complex supply chain solutions and systems. Our value propositions to this partnership include upgrading digital capabilities of the partner’s existing supply chain (based on technical/business know-how) designed to generate an immediate impact on sales and profits. We also improve business outcomes for the sales channels of our partners by allowing our partners to cross-sell their products and/or upsell packages to end consumers through our network.

Commercial Drone Operations

We, through our wholly-owned Malaysian subsidiary ARB Agro Technology Sdn. Bhd., offer all-in-one drone services to farm operators to streamline workflows on farms and plantations which include spraying pest protection solution for a variety of crops. We also intend to capitalize on our strong IT capabilities to expand into agricultural data management which includes, among other things, collection, compilation, feeding, converting, processing, analysis and testing of agricultural data.

ARB Agro Technology Sdn. Bhd. has entered into a supply agreement with a Malaysian publicly listed company to supply drones to support its business activities. In addition, ARB Agro Technology Sdn. Bhd. will carry out drone services for the customer such as spraying pest protection solution under a ten (10) year service agreement with this customer. We plan to further diversify the supply model for drones and add supplemental service offerings such as lease, maintenance, repair, purchase and import of drones and related components and accessories.

Our Growth Strategies

We will continue to adhere to our business principles of helping businesses capitalize on new opportunities, inspire and implement innovative IoT solutions for businesses to achieve optimal efficiency. We believe that our pursuit of these goals will lead to sustainable growth driven by our capacity expansion based on market demand, solidify our position in the industry, and create long-term value for shareholders. To meet our competitive challenges, further grow our business and enhance our competitive position, we intend to pursue the following strategies:

●	Solidify our industry position by gaining additional market share. Our goal is to strengthen our market position and accelerate our expansion by expanding our scale and gaining additional market share. We plan to expand our business through horizontal or vertical acquisition, strategic partnership, and joint ventures in any complementary businesses. The potential projects and/or investments may include those relating to our existing IT business such as those relating to the provision of IoT systems and solutions, or such other businesses which our Board of Directors may deem beneficial and are complementary to our existing businesses. We also plan to invest in R&D of technology to improve our product development work. In addition, we intend to make significant investment across all areas of our business, including sales, marketing, lead generation and product development to acquire new customers.

●	Expand our customer base. We intend to expand our presence in targeted ASEAN countries by growing our direct sales force and regional sales channels, leveraging our local resources to quickly enter new markets, while also minimizing requirements for capital outlay. We believe our existing market and new markets will represent significant opportunities for growth. In particular, we are currently seeking to establish stronger customer ties in various ASEAN countries in anticipation of future growth in the hydroponic IoT industry in those regions. With established long-term operations, broad coverage of project portfolio and high standard quality control, we intend to maintain solid relationships with our customers and distributors. In addition, we seek to further grow our business by boosting public recognition for our brand name and image through various digital marketing initiatives. These include a combination of marketing activities on both online and offline channels, including, among others, holding product launch events and issuing press releases.

●	Execute on operational improvement opportunities to drive earnings growth, expand margins, and increase cash flow. In addition to growing topline product offerings, our financial performance has also benefited from cross selling, and we believe there are still significant value-creation opportunities available from operational optimization efforts going forward. We anticipate these new opportunities, along with our existing value-creation programs, will generate cost savings, which are expected to more than offset inflation in our underlying costs. Key initiatives that we expect to contribute to these cost savings include leveraging the strength of our centralized business unit structure to increase commercial focus in local regions, optimizing our purchasing function, increasing coordination in our operations, and reducing general administrative costs. We expect these initiatives to help improve margins, reinforced by the implementation of management incentive programs tied to the initiatives’ performance.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantages in the market, we plan to implement a series of initiatives to attract additional and retain mid-to high level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Our Research and Development

Our R&D team is responsible for the research, design, architecture, development, testing and quality of our software products as well as continued maintenance and improvement of our existing software and IT related solutions.

Our R&D team currently consists of six (6) persons primarily located in Malaysia which we believe is a strategic advantage for us, allowing us to develop and expand our technology capabilities more efficiently.

We invest resources in research and development to enhance our existing IT solutions and develop new IT platform and improve our core technology. We expect to continue to expand the capabilities of our technology in the future and to invest significantly in continued research and development efforts.

Our in-house R&D team is able to provide innovative solutions and user-friendly products. We are a customer-centric aggregator (platform and service enabler) who constantly seek to innovate new solutions and keep abreast with the new industry trends through continuous market research and maintain constant communication with the strategic partners.

Our R&D team is backed by a group of six chief scientific advisors who are responsible for working closely with the industrial needs that eventually will result in new or improved products, processes, systems or services that aim to increase our clients’ productivity. They provide advice and feedback on the R&D projects, review the feasibility of the R&D projects as well as share experience and expertise to innovate R&D projects.

We believe that our team is highly skilled and knowledgeable in current technologies and is able to adapt and incorporate new technological developments in the market as they occur, to allow our products to evolve and improve in line with the market’s needs and demands.

We believe continued investment in our technology and bringing new products to market, is important to attaining our strategic objectives.

Intellectual Property

We primarily rely on internal procedures with our employees and confidentiality agreements with customers, partners, and others to protect our intellectual property. We own a domain name (www.arbiotgroup.com) and have applied for the trademarks as described below. As of the date of this prospectus, we do not own any patent or copyright registrations in any jurisdiction.

Our Malaysian subsidiaries have applied for the registration of the following trademarks in Malaysia:

Applicant	Trademark	Application No.	Application Date	Status
ARB Big Data		TM2021032095	November 17, 2021	Pending

ARB Big Data		TM2021032093	November 17, 2021	Pending

Competition

We anticipate that the IoT industry will continue to evolve and will see rapid technological changes, evolving industry standards, shifting customer requirements, and frequent innovation. We must continually innovate to remain competitive. Companies in our industry compete on the basis of a number of factors, including technical expertise and industry knowledge, innovation competence, location, price, reputation, scale, financial stability, responsiveness to market demand and effective personnel training and retention.

Our current and potential competitors include traditional software companies that are developing IoT technologies to seize new growth opportunities, existing IoT players in agriculture, property development and logistics industries and consumer electronics brands that are investing in in-house IoT capabilities, and other smaller companies focused on single niche segments.

Although we operate in an attractive market with a large addressable market size and other companies may introduce new business models, innovations, products or services, we believe our strong in-house research and development competencies, extensive distribution network, large-scale execution capability, robust integration ability, experienced management team and visionary business models power and continuously improve client experience and efficiency and will enable us to capture significant market shares. See “Our Competitive Strengths” above.

Human Capital

As of June 30, 2022, we had a total of 41 full-time employees located in Malaysia to support our business operations.

The following table sets forth the number of our employees by function as of June 30, 2022:

Function	Number of Employees	Percentage
Management	3	7%
Sales and Business Developments	19	46%
Finance	6	15%
Sales and Technical Support	6	15%
HR and Admin Assistant	5	12%
IT Support	2	5%
Total	41	100.0%

None of our employees are represented by a labor union. We have not experienced any material labor disputes and we believe that we maintain a good working relationship with our employees.

Under Employees Provident Fund Act 1991, our Malaysian subsidiaries are required to make contributions, as employers, to the Employees Provident Fund for our employees who are Malaysian citizens and who are not Malaysian citizens but permanent residents in Malaysia. The contribution rates vary, depending on the monthly wages of our employees. Other than the contributions, we have no further obligation for the payment of retirement and other post-retirement benefits of our employees in Malaysia. As of the date of this prospectus, our Malaysian subsidiaries do not have any non-Malaysian employees.

In Malaysia, we are required to comply with regulations governing employment such as the Employees Provident Fund Act 1991, Employees’ Social Security Act 1969 and Income Tax (Deduction From Remuneration) Rules 1994 as described below. See “Regulations.” We enter into standard employment agreements with our employees pursuant to which we shall deduct from the employee’s salary for the purpose of paying the employees’ contributions to the relevant authorities in accordance with the prescribed rates of the stipulated laws. We also issue employees handbook which provides policy and procedure to be complied by all our employees, including, amongst others, that our employees are not allowed to divulge our confidential information except with our approval whether in employment or after termination of employment.

Facilities

We have leased office premises at No. 17-03, Q Sentral, 2A, Jalan Stesen Sentral 2, Kuala Lumpur Sentral, 50470 Kuala Lumpur, Malaysia occupying approximately 1,366 square meters, beginning August 1, 2021 and expiring April 30, 2023 with an option to renew for additional two years. The monthly rental is RM11,000 (approximately $2,500).

We believe our above facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Legal Proceedings

We may from time to time become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations and financial condition.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors—Risks Relating to Our Business—Our products, services or processes could be subject to claims of infringement of the intellectual property of others” and “Risk Factors—Risks Related to Our Industry and Governmental Regulation—If we fail to comply with constantly evolving laws, regulations, and industry standards addressing information and technology networks, privacy, and data security, we could face penalties, liability, and reputational harm, and our business, operations, and financial condition could be adversely affected.”

REGULATIONS

Currently, all of our business operations are conducted in Malaysia. This section sets forth a summary of the most significant rules and regulations that affect our business activities in Malaysia and our Cayman Islands holding company’s duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Regulations on Business Licenses

Local Government Act 1976

The Local Government Act 1976 provides a local authority with the power to grant a license or permit for any trade, occupation or premises. Such license may be subject to such conditions and restrictions as the local authority may think fit. This license is generally required if a business occupies an office for business use or erects a signboard.

Regulations on Intellectual Property Rights

Trademarks Act 2019

Registration of a trademark under the Trademarks Act 2019 grants the registered proprietor the exclusive right to use the trademark or to authorize other persons to use the trademark. The registered proprietor also has the right to take legal action for infringement against any persons using such registered trademark without its consent. A certificate of registration provides prima facie evidence of ownership of the trademark. A trademark is valid for 10 years from the date of registration and may be renewed for a further period of 10 years.

Copyright Act 1987

The Copyright Act 1987 is the principal legislation that governs the copyright protection in Malaysia. Literary works, musical works, artistic works, films, sound recordings and broadcasts are eligible for copyright protection. Under the Copyright Act 1987, the definition of “literary work” includes computer programs. The copyright in a literary work subsists during the life of the author and shall continue to subsist until the expiry of a period of 50 years after his death. Where a literary work had not been published before the death of the author, copyright shall subsist until 50 years from the beginning of the calendar year next following the year in which the work was first published.

Regulations on Employment

Employees Provident Fund Act 1991

The Employees Provident Fund Act 1991 provides for the law relating to a scheme of savings for employees’ retirement and the management of the savings for the retirement purposes. Under the Employees Provident Fund Act 1991, all employers and employees shall be liable to pay monthly contributions based on the amount of wages received by the employee at the rate set out in the Third Schedule of the Employees Provident Fund Act 1991.

Any person being an employer who fails to pay any contributions which he is liable under the Employees Provident Fund Act 1991 to pay in respect of or on behalf of any employee in respect of any month shall be guilty of an offense and shall, on conviction, be liable to a fine of up to RM10,000 and/or to imprisonment for a term of up to 3 years. Where any contributions remain unpaid by a company, a firm or an association of persons, the directors, the partners or office-bearers of such association of persons (including the directors, the partner or office-bearers of such association of persons during the period in which the contributions were liable to be paid), shall together with the company be jointly and severally liable for payment of the contributions.

Employees’ Social Security Act 1969

The Employees’ Social Security Act 1969, or the SOCSO Act, deals with the provision of social security in certain contingencies. The Social Security Organization, or the SOCSO, was established under the SOCSO Act to administer the SOCSO Act. The SOCSO Act applies to the industry of any business, trade, undertaking, manufacture or calling of employers, and includes any calling, service, employment, handicraft or industrial occupation or avocation of employees.

All employees, including the registered foreign employees, in industries to which the SOCSO Act applies are required to be insured. It is the obligation of the principal employer to pay the contribution (both the employer’s contribution and the employee’s contribution) to SOCSO at the rates according to the Third Schedule of the SOCSO Act. In the event of invalidity, disablement or employment injury, the insured person and their dependents are entitled to benefits stipulated under the SOCSO Act.

Any person being an employer who fails to pay any contributions which he is liable under the SOCSO Act to pay in respect of or on behalf of any employee shall be punishable with a fine of up to RM10,000 and/or to imprisonment for a term of up to 2 years.

Employment Insurance System Act 2017

The Employment Insurance System Act 2017, or the Employment Insurance System Act provides for the establishment of an employment insurance system administered by SOCSO to provide certain benefits and a re-employment placement program for insured persons in the event of loss of employment which will promote active labour market policies.

All employees in the industries to which the Employment Insurance System Act applies shall be registered and insured by the employers according to Section 16 and Section 17 of the Employment Insurance System Act which shall then deemed to be an insured person. Under the Employment Insurance System Act, both employers and employees (age between 18 to 60) are required to contribute to the employment insurance system with the rates, subject to the revision by the Minister, as specified in the Second Schedule based on the amount of the monthly wages of the employee insured under Employment Insurance System Act. An insured person who considers that he has lost his employment shall submit an application to claim for benefits up to 6 months to SOCSO within 60 days from the date he considers that he has lost his employment. After considering if the contributions qualifying conditions are fulfilled (the fulfillment of which depends on the number of past claims and contributions made preceding to the loss of employment) in respect of a claim for benefits by an insured person, SOCSO may approve or reject the claim for benefits.

Income Tax (Deduction From Remuneration) Rules 1994

The Income Tax (Deduction From Remuneration) Rules 1994, or the Income Tax Rules provides that every employer shall deduct in each month or the relevant month the monthly deduction in accordance with the schedule of the Income Tax Rules in respect of income on account of tax from the remuneration of each of his employees. Every employer shall pay to the Director General of Inland Revenue Malaysia, not later than the 15th day of every calendar month, the total amount of tax deducted or that should have been deducted by him from the remuneration of employees during the preceding calendar month, and shall render to the Director General of Inland Revenue Malaysia a return setting out the details of those employees from whose remuneration he has or should have made deductions. Any person, who without reasonable excuse, fails to comply such rules shall be guilty of an offence and shall on conviction, be liable to a fine not less than RM200 and not more than RM20,000 or to imprisonment for a term not exceeding six months or to both.

Minimum Wages Order 2022

Pursuant to the Minimum Wages Order 2022, commencing from May 1, 2022, the minimum wage for employees employed by an employer who employs five or more employees or employed by an employer who carries out such prescribed professional activity (regardless of the number of employees employed), shall be RM1,500 a month. For employee who is employed by an employer which does not fall under the above categories, such employee will continue to earn RM1,200 minimum wages (for place of employment in the area of City Council or Municipal Council) or RM1,100 minimum wages (other than place of employment in the area of City Council or Municipal Council) until December 31, 2022.

Thereafter, the minimum monthly wage will increase to RM1,500 to align with the minimum wage for employees being employed in Malaysia. Failure to comply with the minimum wages requirement may result in a fine of not more than RM10,000 for each employee. The Malaysian court may also order the employer to pay each employee the difference between statutory minimum wages and the employee’s basic wages paid by the employer to the employee, including outstanding differences.

Industrial Relations Act 1967

Industrial Relations Act 1967 seeks to promote and maintain industrial harmony and provides for the regulation of the relations between employers and workmen and their trade unions and the prevention and settlement of any differences or disputes arising from their relationship and generally to deal with trade disputes. Matters relating to trade disputes, including constructive dismissal and retrenchment may be referred by the Minister of Human Resources to the Industrial Court. Under the Industrial Relations Act 1967, an employer may not terminate the employment of an employee without just cause and excuse, regardless of the express provisions in the terms of employment. In the event that the that where a workman considers that he has been dismissed without just cause or excuse by his employer with notice, the workmen may file a representation at any time during the period of such notice but not later than sixty days from the expiry thereof.

Regulations on Personal Data Protection

Personal Data Protection Act 2010 and Personal Data Protection Regulations 2013

Personal Data Protection Act 2010, or the PDPA deals with the laws and regulations regarding data privacy and the protection of data. The PDPA requires generally that an individual must consent to the processing and disclosure of his/her personal data unless otherwise stated in the provisions of the PDPA. The term “processing” is widely defined to include collecting, recording, holding, or storing personal data or carrying out any operation or set of operations on personal data, including:

(a)	the organization, adaptation or alteration of personal data;

(b)	the retrieval, consultation or utilization of personal data;

(c)	the disclosure of personal data by transmission, transfer, dissemination or otherwise making available; or

(d)	the alignment, combination, correction, erasure, or destruction of personal data.

The Personal Data Protection Regulations of 2013 provide that consent shall be obtained in relation to the processing of personal data in any form that can be recorded and maintained properly by the data user.

Data users are required to provide written notice of the personal data being processed, and such notice shall include, among others, a description of the personal data being processed, the purpose for which the personal data is being processed, the source of the personal data, the class of persons to whom the personal data will be disclosed to, whether it is obligatory or voluntary for the individual to supply the personal data, the individual’s rights to request access and correct the personal data and choices and means available to the individual to limit the processing of the personal data. The notice must be provided in both English and the national language of Bahasa Malaysia.

Regulations on Dividends

Companies Act 2016

The principal legislation governing the distribution of dividends of a Malaysian company is the Companies Act 2016, or the CA. Under the CA, a Malaysian company may only make a distribution to the shareholders out of profits of the company available if the company is solvent. The company, every officer and any other person or individual who contravene this provision commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding five years or to a fine not exceeding RM3,000,000.00 or to both.

Foreign Exchange Notice by Central Bank of Malaysia

According to Notice 4 of the Foreign Exchange Notice issued by Central Bank of Malaysia, a non-resident is allowed to repatriate from Malaysia, funds including any income earned or proceeds from divestment of RM asset, provided that the repatriation is made in foreign currency. Any person who fails to comply with any direction of the Central Bank of Malaysia commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding ten years or to a fine not exceeding RM50,000,000 or to both.

Regulations on Drone Services

Civil Aviation Regulation 2016

All Unmanned Aircraft System (UAS) or more familiarly known as Drone flight activities are currently bound to regulations 140 -144 of the Civil Aviation Regulation 2016, or the CAR whereby an authorization from the Director General is required for circumstances specified in the CAR.

Regulations on IoT Gadget Distribution

Guidelines on Foreign Participation in Distribution Trade Services in Malaysia by Ministry of Domestic Trade and Consumer Affairs of Malaysia, or the MDTCA

Any foreign involvement in various other distribution formats are required to be in compliance with the following conditions:

(a)	must be incorporated locally under the Companies Act 2016. This condition applies also to existing businesses operating under foreign branches.

(b)	The minimum capital investment in terms of a company’s shareholders funds, which include paid-up capital is RM1 million.

(c)	An application for additional branches is subject to approval by the Distributive Trade Committee of MDTCA.

Failure to comply with any provisions under these Guidelines by the business operators and for the purpose of national security, the Distributive Trade Committee of MDTCA has the right to reject the application to open a new business branch and to revoke any previous approval given by the Distributive Trade Committee of MDTCA

Regulations on Cybersecurity

Communications and Multimedia Act 1998

The Communications and Multimedia Act 1998, or the CMA, is the principal legislation in Malaysia which regulates the converging communications and multimedia industries and for incidental matters related thereto. The CMA generally prohibits the use of network facilities or network services for the commission of any offense under Malaysian laws, prohibits fraudulent or improper use of network facilities or network services, prohibits the use and possession of counterfeit access devices, prohibits use of equipment or devices in order to obtain unauthorized access to any network services, applications services or content applications service and prohibits interception of any communications unless with lawful authority.

Breach of any of the provisions in the CMA may render a person liable, upon conviction, to a fine ranging between RM10,000 to RM500,000 or imprisonment term of 3 months to 5 years, or both.

The CMA is under the regulatory purview of the Malaysian Communications and Multimedia Commission, or the MCMC.

MCMC Technical Code on Internet of Things – Security Management and High-Level Functional Architecture

Pursuant to section 95 of the CMA, the MCMC registered and issued the Technical Code on Internet of Things, or the Technical Code, which is the voluntary industry code sets out the requirements and best practices to ensure network facilities, services and equipment are interoperable and safe.

Compliance with the registered voluntary Technical Code shall not be mandatory, unless specifically directed by the MCMC according to section 98 and section 99 of the CMA. Compliance with the Technical Code also acts as a legal defense against any prosecution, action or proceeding of any nature, whether in a court or otherwise, taken against a person (who is subject to the Technical Code) regarding a matter dealt with in that code pursuant to section 98(2) of the CMA. A person who fails to comply with a direction of the MCMC to comply with the Technical Code shall be liable, upon conviction, to a fine not exceeding RM200,000.

Computer Crimes Act 1997

The Computer Crimes Act 1997, or the CCA provides for offenses relating to the misuse of computers. Amongst others, it deals with gaining unauthorized access to computer material, unauthorized access with intent to commit other offences, unauthorized modification of any program or data on a computer and wrongful communication of any means of access to a computer to an unauthorized person.

“Computer” in CCA is widely interpreted to include an electronic, magnetic, optical, electrochemical, or other data processing device, or a group of such interconnected or related devices, performing logical, arithmetic, storage and display functions, and includes any data storage facility or communications facility directly related to or operating in conjunction with such device or group of such interconnected or related devices, but does not include an automated typewriter or typesetter, or a portable hand held calculator or other similar device which is non-programmable or which does not contain any data storage facility.

Depending on the type of offense committed, the fine for a convicted offense ranges from RM25,000 to RM150,000 or imprisonment term of 3 to 10 years, or both.

Penal Code

In cases where computer-related crime activities are involved, but do not specifically fall within the ambit of any of the previous mentioned statutes (for example, online fraud, cheating, theft, criminal defamation, intimidation, gambling, and pornography etc.) such offenses may be charged under the Penal Code, which is the primary legislation dealing with criminal offenses in Malaysia.

Cayman Islands Data Protection Act

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Dato’ Sri Liew Kok Leong	49	Chairman of the Board and Chief Executive Officer
(Addy) Ng Kok Wah	44	Chief Financial Officer Nominee and Director
Hong Zi Shen	42	Chief Technology Officer
(Kevin) Khor Chin Meng	50	Independent Director
(Julia) Yuen Ya Ting	42	Independent Director
Khor Ben Jin	47	Independent Director

Dato’ Sri Liew Kok Leong. Dato’ Sri Liew has been our Chairman of the Board of Directors and Chief Executive Officer since our inception. He is also the Chief Executive Officer and Executive Director of ARB Berhad, our indirect controlling shareholder. He is currently primarily responsible for setting the business direction and overseeing the business development, finance and corporate strategy functions of us and ARB Berhad. He graduated in 1996 with a Bachelor of Science with Distinction in Electronic and Electrical Engineering from The Robert Gordon University. Subsequently in 1998, he obtained a Master of Science in Communication Systems from University of Wales Swansea. Dato’ Sri Liew is a businessman and entrepreneur, having a wide spectrum of business with more than twenty (20) years of experience in information technology, manufacturing, telecommunication, property development and venture capital investment through his investments in public and private limited corporations. Dato’ Sri Liew is presently the Executive Director of Ageson Berhad, a construction and property development company, a public company listed on the Main Market of Bursa Malaysia Securities Berhad. He has established several companies and subsidiaries in Malaysia, Singapore and China. Dato’ Sri Liew played an active role in product development and innovation, which had contributed significantly to our Group and he was awarded in the Master Entrepreneur Category from the Asia Pacific Enterprise Award 2020.

(Addy) Ng Kok Wah. Mr. Ng graduated from professional accounting papers with Association of Chartered Certified Accountants (ACCA), United Kingdom in 2022 and has been registered chartered accountant with the Malaysian Institute of Accountants (MIA) from 2003 till present. Mr. Ng has obtained Capital Market Services Representative License (CMSRL) in financial planning from the Securities Commission Malaysia pursuant to Capital Markets and Services Act 2007 on March 29, 2018. He started his career with an accounting firm since year 1998 followed by an international medium accounting firm, Morison Anuarul Azizan Chew & Co., handling various audit and non-audit assignments for both listed and private companies involved in a wide range of business activities including banks, insurance companies and other financial institutions. Mr. Ng has more than 20 years of experiences in accounting and auditing of various industries.

Hong Zi Shen. Mr. Hong has served as the chief technology officer and co-founder of Axflix and ARB Axflix since 2018. He accelerates companies’ growth through key software and solutions delivery initiatives. He works closely with stakeholders, leadership teams, engineering and product management teams to drive industry-leading technologies into the market. Focused on delivering company solutions at a rapid cadence while enhancing core product capabilities, Mr. Hong is transitioning traditional industry and solution to a world of cloud-hosted deployments. With almost twenty (20) years of experience in the telecommunications and internet space, Mr. Hong has a proven track record of overseeing successful teams. Before joining Axflix and ARB Axflix, he held executive leadership positions with IT companies, including chief technology officer at AttreLogix. He holds a Bachelor’s Degree in Computer Science from Tsinghua University, China, and is currently earning a Master’s Degree of Science at University of Malaya, Malaysia.

(Kevin) Khor Chin Meng. Mr. Khor earned his professional degree from the Association of Chartered Certified Accountants (ACCA) in 1998 and has been a fellow member of the ACCA since 2005. Mr. Khor has more than twenty (20) years of experience in finance and auditing, advising clients in various industries. He started his career with Singam & Yong as an auditor junior in 1996. In 2010, Mr. Khor founded his own firms, Weld Asia Advisory Sdn. Bhd. and Weld Asia Corporate Advisory Sdn. Bhd., focusing on providing tax and business advisory services to corporate clients. Since 2015, Mr. Khor has served as a director and overseen the operations of Portable Power Products (M) Sdn. Bhd., a company engaged in wholesale of agriculture machinery, equipment and supplies. In December 2020, Mr. Khor joined the board of Annum Berhad, a Malaysian public company in the construction sector, as an independent director. In January 2019, Mr. Khor was appointed as an independent director of ARB Berhad, our indirect controlling shareholder. Mr. Khor graduated from Segi College in 1998 as an ACCA holder.

(Julia) Yuen Ya Ting. Ms. Yuen has extensive experience in corporate secretarial, corporate governance and regulatory compliance matters. Ms. Yuen practiced in company secretarial profession with secretarial firms in Kuala Lumpur from 2001 to 2007, including FKO Corporate Services Sdn Bhd from 2001 to 2004 where she served as a company secretarial assistant overseeing approximately 150 corporate clients’ portfolios independently and some of these clients were groups of companies, and XL Corporate Services Sdn Bhd from 2005 to 2007 where she served as a semi senior secretarial assistant and her portfolio was extended to approximately 170 corporate clients. From 2007 to 2009, Ms. Yuen worked at a corporate division of a publicly listed company, YTL Corporation Berhad, responsible for ensuring compliance with relevant regulations and laws, including Bursa Malaysia’s listing requirements and Malaysia’s Companies Act. While at YTL Corporation Berhad, Ms. Yuen was also in charge of organizing board meetings. From 2014 to 2016, Ms. Yuen served as a company secretarial senior at Tengis Corporate Services Sdn. Bhd., a secretarial firm in Sabah servicing groups of companies and public companies such as Priceworth International Berhad in corporate governance, regulatory and corporate secretarial matters. In 2017, Ms. Yuen founded her own secretarial firm, JY Management as a proprietor, and thereafter, expanded and changed the firm’s name to Boardroom Secretarial Services Sdn. Bhd. (“Boardroom”). In January 2019, Ms. Yuen was appointed as Executive Director of Boardroom to manage its overall business operations. Boardroom provides a wide array of corporate and secretarial support services, including among others, registration of companies, Companies Act compliance advisory services, customization of company constitution, reinstate of dissolved companies, winding up proceedings, production of corporate portfolios for business license application, preparation of resolutions and meeting minutes. Ms. Yuen is a graduate and associate member of Malaysian Institute of Chartered Secretaries and Administrators (MAICSA). She is also an associate chartered governance professional of the Chartered Governance Institute. In addition, she holds a practicing certificate issued by Companies Commission of Malaysia.

Khor Ben Jin. Mr. Khor spearheaded the advisory services, with a focus on risk management and internal audit services at Kloo Point Consulting Group (“Kloo Point”) since 2007. He has extensive experience in providing internal audit consulting services, risk assessments and corporate governance reviews with respect to risk management, control and governance processes in publicly listed companies in Malaysia. Prior to his appointment to the executive board of Kloo Point, he was a manager in Deloitte Malaysia where he was involved in reviews of internal control systems and risk-based internal auditing projects and was responsible for the planning, review and monitoring of internal audit assignments across a range of industries. Besides Deloitte, he also had working experience in external audit at another international accounting firm. Mr. Khor graduated with the Association of the Chartered Certified Accountants, United Kingdom (“ACCA”) in July 1999. He later passed the Certified Internal Auditor examinations and obtained the certification in November 2005. He was admitted as a fellow of ACCA in September 2007.

Board of Directors

The Nasdaq listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors consists of five directors, including three independent directors.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third-party.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of three independent directors, namely (Kevin) Khor Chin Meng, (Julia) Yuen Ya Ting and Khor Ben Jin, and is chaired by (Kevin) Khor Chin Meng. Our board of directors has determined that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605(c)(2) of the Nasdaq Marketplace Rules. We have determined that (Kevin) Khor Chin Meng qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of three independent directors, namely (Kevin) Khor Chin Meng, (Julia) Yuen Ya Ting and Khor Ben Jin, and is chaired by Khor Ben Jin. Our board of directors has determined that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605(d)(2) of the Nasdaq Marketplace Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three directors, namely (Kevin) Khor Chin Meng, (Julia) Yuen Ya Ting and Khor Ben Jin, and is chaired by (Julia) Yuen Ya Ting. Our board of directors has determined that each of the directors satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605 of the Nasdaq Marketplace Rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum of association and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board of directors. A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our memorandum of association and articles of association.

Employment and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. Our executive officers are employed for a specified time period, which will be automatically extended unless either we or the executive officers give prior notice to terminate such employment. We are able to terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconducts being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer will be able to terminate his or her employment at any time with not less than one-month prior written notice.

Each executive officer agrees to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer is also required to agree to assign to our company all his or her inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets which the executive officer may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the executive officer’s employment with us that are either related to the scope of the employment or make use of the resources of the company. In addition, all executive officers are required to agree to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Moreover, each executive officer will be required to agree not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our user, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officer, manager, consultant or employee.

In addition, each executive officer is required to agree to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer will be required to agree not to (i) approach our suppliers, clients, users or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. A copy of the form of such indemnification agreement is filed as an exhibit to this registration statement of which this prospectus forms a part.

Compensation of Directors and Officers

For the fiscal year ended June 30, 2022, the aggregate cash compensation and benefits that we paid to our Chief Executive Officer, our sole executive officer during this period, was approximately $16,110. We did not have any non-executive directors during this period. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended June 30, 2022. Our Malaysian subsidiaries are required by law to make monthly contributions based on the amount of wages received by the employee to the Malaysian Employees Provident Fund which provides retirement benefits. For the fiscal year ended June 30, 2022, our Malaysian subsidiaries contributed a total amount of approximately $1,743 for our executive officer, to the Employees Provident Fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of our ordinary shares.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number(1)	Percent of Class(2)	Number(1)	Percent of Class(3)
Directors and Executive Officers:
Dato’ Sri Liew Kok Leong, CEO(4)	25,000,000	100%	25,000,000	95.24%
(Addy) Ng Kok Wah, CFO Nominee and Director Nominee	-	*	-
Hong Zi Shen, CTO Nominee	-	*	-
(Kevin) Khor Chin Meng, Director Nominee	-	*	-
(Julia) Yuen Ya Ting, Director Nominee	-	*	-
Khor Ben Jin, Director Nominee	-	*	-
All directors and executive officers as a group (6 persons)	25,000,000	100%	25,000,000	95.24%

Other Principal Shareholders:
ARB IOT Limited (4)	25,000,000	100%	25,000,000	95.24%

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	A total of 25,000,000 ordinary shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of the date of this prospectus.

(3)	Based on 26,250,000 ordinary shares outstanding immediately after the completion of this offering, assuming the underwriter does not exercise the over-allotment option.

(4)

Dato’ Sri Liew Kok Leong is the sole director of ARB IOT Limited and has voting and investment power over the shares held by ARB IOT Limited. ARB IOT Limited is an indirect wholly owned subsidiary of ARB Berhad. For more information, see “Corporate History and Structure” beginning on page 54. As of December 21, 2022, Dato’ Sri Liew Kok Leong holds 12.586% equity interests of ARB Berhad directly and 8.808% equity interests of ARB Berhad indirectly through Ukay One Sdn. Bhd.

None of our outstanding ordinary shares are held in the United States. None of our major shareholders have different voting rights from other shareholders.  We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Prior to this offering, we have operated as an operating segment of ARB Berhad. Immediately following this offering, ARB Berhad will continue to own approximately 95.24% of our outstanding ordinary shares, assuming 1.25 million ordinary shares are issued in the offering. If the underwriters exercise their over-allotment option to purchase additional shares in full, immediately following this offering, ARB Berhad will own approximately 94.56% of our outstanding ordinary shares. ARB Berhad will continue to have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.

We do not currently expect to enter into any additional agreements or other transactions with ARB Berhad outside the ordinary course or with any of our directors, officers or other affiliates, other than those specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.

Historical Relationship with ARB Berhad

ARB Berhad has provided administrative support services to us, and costs associated with these functions have been allocated to us. Such costs primarily related to human resources and have been primarily reflected within operating expenses in our consolidated statements of operations. These costs were allocated on the basis of gross profit contribution and assets. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The amount of such expenses allocated to us was RM0.7 million ($0.2 million) and RM0.1 million ($0.03 million) for the years ended June 30, 2022 and 2021, respectively, which comprised RM0.7 million ($0.2 million) and RM0.1 million ($0.03 million) in general and administrative expense.

Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, share administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from ARB Berhad.

ARB Berhad as Our Controlling Shareholder

ARB Berhad currently owns 100% of our outstanding ordinary shares. Upon completion of this offering, ARB Berhad will hold approximately 95.24% of our outstanding ordinary shares, assuming 1.25 million ordinary shares are issued in the offering (or approximately 94.56% if the underwriters exercise their over-allotment option to purchase additional shares in full).

For as long as ARB Berhad continues to control more than 50% of our outstanding voting securities, ARB Berhad or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, ARB Berhad will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to ARB Berhad, which may limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our shareholders.

ARB Berhad has agreed not to sell or otherwise dispose of any of our ordinary shares for a period of six (6) months from the effective date of this registration statement, without the prior written consent of Maxim Group LLC. See “Underwriting.” However, there can be no assurance concerning the period of time during which ARB Berhad will maintain its ownership of our ordinary shares following the lock-up period.

In addition, it is intended that we will be included in ARB Berhad’s consolidated group for Malaysian income tax, accounting and public company reporting purposes as long as ARB Berhad controls more than 50% of our outstanding voting securities.

Arrangement Between ARB Berhad and Our Company

As of the date of this prospectus, ARB Berhad has allocated between us and ARB Berhad of ARB Berhad’s assets, employees, liabilities and obligations attributable to periods prior to, at and after our separation from ARB Berhad by allocating twenty (20) Malaysian subsidiaries to us. Most of these Malaysian subsidiaries are 100% owned by us now except for ARB Distribution (51% owned), ARB Robotic (95% owned), ARB Intelligence (95% owned) and ARB WMS Technologies (51% owned). As a result of the allocation, we have assumed the operations, assets, employees, contracts, facility, equipment and obligations of these subsidiaries.

On September 15, 2020, we entered into a management services agreement with ARB Berhad and ARB Development Sdn. Bhd., a Malaysian subsidiary of ARB Berhad (“ARB Development”) where ARB Berhad agreed to provide management services to us and ARB Development for the purposes of improving profitability and helping us attain our other corporate objectives. Under this agreement, the management services provided to us included review and evaluation of activities related to our Internet of Things Segment at all levels of operations, such as reviewing the key elements of our strategic plans and assisting us in establishing and implementing our policies, controls, procedures, and practices that govern the activities relating to our operations, financial management, internal controls, and other management and administerial functions. Pursuant to this agreement, we agreed to pay ARB Berhad a yearly fee that is based on the computation of 1.05 times the directors’ fees of ARB Berhad proportionate equally to the specific year it is paid and reimburse all out-of-pocket expenses that ARB Berhad incurs in connection with these services. In anticipating our initial public offering, we and ARB Berhad mutually terminated this management services agreement, effective from January 1, 2022.

Transactions with Related Parties

For the year ended June 30, 2020, the Company engaged Baritech Sdn. Bhd. (“Baritech”), a related company, to provide project commissioning services for smart home installations, which incurred expense amounting to RM5.5 million ($1.3 million). Baritech is an indirect wholly-owned subsidiary of ARB Berhad. During the same period, Baritech subscribed for system integration business application and project management services from the Company for RM1.2 million ($0.3 million).

For the year ended June 30, 2021, the Company engaged Baritech to provide project commissioning services for smart home installations, which incurred expense of RM3.9 million ($0.9 million), and paid Baritech additional RM0.9 million ($0.2 million) for upgrading certain system modules. During the same period, Baritech subscribed for system integration business application and project management services from the Company for RM1.4 million ($0.3 million).

For the year ended June 30, 2021, the Company generated income of RM6.0 million ($1.4 million) relating to system development services from ARB Cloud Sdn. Bhd. (“ARB Cloud”). ARB Cloud is an indirect wholly-owned subsidiary of ARB Berhad.

For the year ended June 30, 2021, the Company engaged the related company, ARB Axflix Sdn Bhd (“ARB Axflix”) to provide system development services, which incurred expense amounting to RM53,333 ($12,106). ARB Axflix is an indirect 51% owned subsidiary of ARB Berhad.

For the year ended June 30, 2021, the Company paid ARB Berhad, our controlling shareholder, management service fees of RM0.1 million ($0.02 million).

For the year ended June 30, 2022, the Company paid ARB Berhad, our controlling shareholder, management service fees of RM0.7 million ($0.2 million). During the same period, ARB Berhad paid RM0.9 million ($0.2 million) to the Company for certain advisory services provided to ARB Berhad by the Company.

For the year ended June 30, 2022, the Company engaged related companies, ARB Axflix and ARB System Sdn. Bhd. (“ARB System”), to provide project commissioning and system development services, which incurred expense amounting to RM1.5 million ($0.4 million). ARB System is an indirect wholly-owned subsidiary of ARB Berhad.

For the year ended June 30, 2022, Baritech subscribed system integration business application and project management services from the Company for RM0.7 million ($0.2 million). In addition, the Company generated income of RM6.0 million ($1.4 million) relating to system development services from ARB Cloud.

For the year ended June 30, 2022, the Company procures and supplies industrial building systems with IoT technology for RM154 million ($35.0 million) to Ageson Industrial Sdn. Bhd. (formerly known as AB5 Sdn. Bhd.) which is an indirect wholly-owned subsidiary of Ageson Berhad, a Malaysia publicly listed company primarily involved in property development and construction. Dato’ Sri Liew Kok Leong is the Executive Director of Ageson Berhad.

On March 1, 2022, ARB IOT Group Limited was incorporated under the laws of Cayman Islands as an indirect wholly owned subsidiary of ARB Berhad. Upon our incorporation, one (1) ordinary share, $1.00 par value, was allotted and issued to Charlotte Cloete, who transferred the share to ARB IOT Limited, on the same day. On June 9, 2022, we subdivided our 50,000 authorized shares, par value $1.00 each, into 500,000,000 shares, resulting in our existing shareholder, ARB IOT Limited, holding 10,000 ordinary shares of par value $0.0001. On June 9, 2022, additional 9,990,000 ordinary shares were issued to ARB IOT Limited at a purchase price of $0.0001 per share. On September 19, 2022, ARB IOT Limited subscribed for another 15,000,000 ordinary shares, at a purchase price of $0.0001 per share.

Dato’ Sri Liew Kok Leong, who serves as the Chairman of our board of directors and our Chief Executive Officer, is also the Executive Director and chief executive officer of ARB Berhad.

We plan to adopt a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to ARB IOT Group and its shareholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

Employment and Indemnification Agreements

See “Management—Employment and Indemnification Agreements.”

Compensation of Directors and Officers

See “Management—Compensation of Directors and Officers.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 shares, par value of $0.0001 each, comprising of 500,000,000 shares of a single class. As of the date of this prospectus, 25,000,000 ordinary shares are issued and outstanding.

All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We have adopted an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our post-offering memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our post-offering memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware, the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and/or a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association do not provide our shareholders with any right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our post-offering amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our post-offering memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

Upon our incorporation on March 1, 2022, 1 ordinary share, $1.00 par value, was allotted and issued to Charlotte Cloete, who transferred the share to ARB IOT Limited, on the same day.

On June 9, 2022, we subdivided all of our 50,000 authorized shares of par value $1.00 each into 500,000,000 shares, resulting in our existing shareholder holding 10,000 ordinary shares of par value $0.0001. On June 9, 2022, additional 9,990,000 ordinary shares were issued to ARB IOT Limited for a purchase price of $0.0001 per share. On September 19, 2022, ARB IOT Limited subscribed for another 15,000,000 ordinary shares, at a purchase price of $0.0001 per share.

As a result, we have 25,000,000 ordinary shares issued and outstanding as of the date of this prospectus. The Company has retrospectively reflected the share subdivision in all periods presented in this prospectus.

Listing

Our ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ARBB”.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have issued and outstanding 26,250,000 ordinary shares assuming 1.25 million ordinary shares are issued in the offering (or 26,437,500 ordinary shares if the underwriter exercises the over-allotment option in full). All of the ordinary shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our ordinary shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned our ordinary shares for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, subject only to the availability of current public information about us, and will be entitled to sell ordinary shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i)

1% of the then outstanding ordinary shares, which immediately after this offering will equal approximately 262,500 ordinary shares (or 264,375 ordinary shares if the underwriter exercises the over-allotment option in full); and

(ii)	the average weekly trading volume of our ordinary shares on Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

TAXATION

The following sets forth material Cayman Islands, Malaysia and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of Malaysian tax law, it is the opinion of Ching, Elaine & Co, our Malaysia counsel. To the extent that the discussion relates to matters of U.S. federal income tax law, it is the opinion of Potomac Law Group, our U.S. tax counsel as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax.

Malaysia Taxation

The following discussion is a summary of the more relevant taxes that are applicable to our Malaysian subsidiaries with regards to transactions that they may enter into with a foreign holding company, i.e. ARB IOT Group. It excludes specifically all Malaysian taxes that our Malaysian subsidiaries are subject to arising from their respective business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting their business activities and taxes on capital gains. Generally, there is no taxes on capital gains in Malaysia except for real property gains tax (“RPGT”) which is a tax on gains arising from the disposal of real property or shares in real property companies (“RPC”). Neither subject affects our Malaysian subsidiaries as none of them were engaged in activities in the said areas.

The type of transactions that Malaysian subsidiaries typically enter into with their foreign holding company (that is not attributable to a business carried on in Malaysia by the foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of the foreign holding company, it being a non-resident will be settled by way of withholding tax (“WHT”) deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the limited agreement that exists between the United States of America and Malaysia: (Royalties: 10%, Interest: 15%, Dividends: 0%, Technical Fees: 10%)

Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board (IRB) within one month after paying or crediting such payments. There is no WHT on dividends paid by Malaysian companies.

Tax administration

Transfer pricing

Transfer pricing (TP) legislation

The basis for determining proper compensation is, almost universally, the arm’s length principle which has also been accepted by the Inland Revenue Board (“IRB”).

The arm’s length principle was incorporated into Section 140A of the Malaysian Income Tax Act 1967. It allows the Director General Inland Revenue (“DGIR”) to adjust any transfer prices between related parties in Malaysia which, in the view of the DGIR, do not meet the arm’s length standard.

What constitutes “arm’s length” is not defined in the Income Tax Act 1967. Consequently, the IRB has issued the TP Rules 2012 and the revised TP Guidelines 2012 to give guidance on the arm’s length standard that is acceptable to the IRB. The TP Rules and Guidelines seek to provide guidance on the application of the law on controlled transactions, the acceptable methodologies as provided in the rules and administrative requirements including the types of records and documentation expected from taxpayers involved in TP arrangements.

Advance pricing arrangements (APA)

Companies are allowed to apply for APAS from the DGIR. The objective of establishing APAS is to provide an avenue for taxpayers to obtain certainty upfront that their related party transactions meet the arm’s length standard. The IRB has issued the Income Tax (Advance Pricing Arrangement) Rules 2012 and Advance Pricing Arrangement Guidelines 2012 to give guidance on the matter.

Statute of limitation for TP adjustments

The statute of limitation is seven (7) years from the expiration of an assessment year (“YA”) for raising an assessment or additional assessment for that YA in respect of TP adjustments for a transaction entered into between associated persons not at arm’s length.

Country-by-Country Reporting

The Malaysian Country-by-Country Rules require a Malaysian multinational corporation (“MNC”) group with total consolidated group revenue of RM3 billion and above in the financial year (“FY”) preceding the reporting FY (i.e. FY commencing on or after 1 January 2017) to prepare and submit the Country-by-Country Report to the IRB no later than 12 months after the close of each FY.

Malaysian entities of foreign MNC groups will generally not be required to prepare and file Country-by-Country Reports as the obligation to file will be with the ultimate holding company in the jurisdiction it is tax resident in. However, a notification to the IRB may be required.

U.S. Federal Income Taxation

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ordinary shares. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares.

This discussion applies only to a U.S. Holder that acquires our ordinary shares in this offering and holds the ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	securities dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ordinary shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners or investors;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own ordinary shares representing 10% or more of our voting power or value; or

●	persons holding ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares in their particular circumstances.

Taxation of Distributions

Except as described below under “—Passive Foreign Investment Company Rules,” distributions paid on our ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the passive foreign investment company rules described below, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign source income for foreign tax credit purposes. As described in “—Malaysia Taxation,” dividends paid by our company may be subject to Malaysian withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of Malaysian withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, Malaysian taxes withheld from dividend payments generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such Malaysian taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Ordinary Shares

Except as described below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ordinary shares in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—Malaysia Taxation,” gains on the sale of ordinary shares may be subject to Malaysia taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign source income. Because under the Code capital gains of U.S. persons are generally treated as U.S. source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any Malaysia taxes imposed on any such gains. U.S. Holders should consult their tax advisers regarding creditability of any Malaysia tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of our shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. We will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our ordinary shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, variable interest entities or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entity referred to as a Lower-tier PFIC), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ordinary shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ordinary shares exceed 125% of the average of the annual distributions on ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if our ordinary shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ordinary shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Capital Market, where our ordinary shares have been approved for listing, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ordinary shares will be treated as discussed under “—Taxation of Distributions” above.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of our ordinary shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If we are a PFIC for any taxable year during which a U.S. Holder owns ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns ordinary shares, even if we cease to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any ordinary shares, the U.S. Holder would generally be required to file annual reports with the IRS. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ordinary shares unless the ordinary shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and may provide less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Malaysia

The enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement.

Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia, or REJA, judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA.

Foreign judgments obtained in countries other than the countries listed in the First Schedule to REJA, have to be enforced through the common law rule. As the United States is not a reciprocating country listed in the First Schedule to REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles. Such foreign judgments must fulfil certain conditions which includes the following:

(a)	The judgment is for a definite sum, and which is final and conclusive;

(b)	The original court granting the judgment had jurisdiction in the action;

(c)	The judgment was not obtained by fraud;

(d)	The proceedings in which the judgment was obtained were not contrary to natural justice; and

(e)	The enforcement of the judgment would not be contrary to public policy in Malaysia.

UNDERWRITING

We are offering our ordinary shares described in this prospectus through the underwriters named below. Maxim Group LLC, or Maxim, is acting as representative of the underwriters. We have entered into an underwriting agreement, dated April 4, 2023, with Maxim. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of ordinary shares listed next to its name in the following table.

Underwriters	Number of Ordinary Shares
Maxim Group LLC	1,250,000
Total	1,250,000

All of the ordinary shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The ordinary shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken, other than those ordinary shares covered by the option to purchase up to 187,500 additional ordinary shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Over-allotment Option

We have granted an over-allotment option to the underwriters to purchase up to 187,500 ordinary shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount and commission. This option is exercisable during the 45-day period after the date of this prospectus. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ordinary shares in proportion to their respective commitments set forth in the prior table.

Discounts and Commissions

The representative has advised us that the underwriters propose to offer the ordinary shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer ordinary shares to securities dealers at that price less a concession of not more than $0.16 per ordinary share. After the offering to the public, the public offering price and other selling terms may be changed by the representative. The underwriting discounts and commissions are 7% of the public offering price per ordinary share.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their option to purchase up to 187,500 additional ordinary shares:

	Per Ordinary Share	Without Exercise of Option	Total With Full Exercise of Option
Public offering price	$4.00	$5,000,000	$5,750,000
Underwriting discounts and commissions paid by us (7%)	$0.28	$350,000	$402,500
Proceeds, before expenses, to us	$3.72	$4,650,000	$5,347,500

We have paid an expense deposit of $25,000 to the representative of the underwriters, which will be applied against the actual out-of-pocket accountable expenses that will be incurred by the representative in connection with this offering, and will be reimbursed to us to the extent not incurred. In addition, we have agreed to pay the representative’s accountable expenses, including the representative’s legal fees, as well as other fees, expenses and disbursement up to a maximum amount of $150,000 in connection with the offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and financial advisory fees, but excluding underwriting discounts and commissions, will be approximately $1.01 million, all of which are payable by us.

Underwriter Warrants

We have also agreed to issue to the underwriter warrants to purchase a number of our ordinary shares equal to an aggregate of 5.0% of the shares sold in this offering (including any shares sold in the offering to cover over-allotment). The warrants will have an exercise price equal to 110.0% of the offering price of the ordinary shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six (6) months from the effective date of the registration statement for this offering of which this prospectus forms a part and will terminate three (3) years after such date. The warrants are not redeemable by us. We have agreed to one demand registration at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights of the ordinary shares underlying the warrants at our expense for a period of three (3) years after the closing of this offering. The warrants and the shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants or the shares underlying the warrants, nor will they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the effective date of the registration statement for this offering, except to any FINRA member participating in the offering and their bona fide officers or partners or as otherwise permitted under FINRA Rule 5110(e)(2). The warrants will provide for adjustment in the number and price of such warrants (and the shares underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us.

Right of First Refusal

We have agreed to grant Maxim, for the sixteen (16) month period from the commencement of sales of this offering, a right of first refusal to act as underwriter and book-running manager and/or placement agent for any and all future public and private equity and debt (excluding commercial bank debt) offerings during such sixteen (16) month period of the Company, or any successor to or any subsidiary of the Company. The parties agree that the provisions of the preceding sentence shall not be applicable to financing provided by or solicited from any person or entity who is a current holder of the Company’s debt or equity.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors and executive officers and any holder(s) of 3% or more of the outstanding ordinary shares of the Company (and all holders of securities exercisable for or convertible into ordinary shares) are expected to enter into lock-up agreements with the underwriter to agree not to, except for certain exceptions as described below, without the underwriter’s prior written consent, in the case of our company, for one hundred and twenty (120) days, and in the case of our directors, executive officers and three percent (3%) beneficial owners, for a period of six (6) months, from the effective date of this registration statement: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

During the lock-up period, we may, without the prior written consent of the underwriter, file a registration statement on Form S-8 in connection with the registration of our ordinary shares issuable under any employee equity-based compensation plan, incentive plan, stock plan or dividend reinvestment plan adopted and approved by a majority of the disinterested directors of the Company.

Our directors, executive officers and beneficial owners subject to the above lock-ups may transfer our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares without the prior written consent of the underwriter in connection with (a) transactions relating to our ordinary shares acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of such shares; (b) transfers (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, or (iii) to a family member or a trust for the benefit of a family member; (c) transfers to a charity or education institution; or (d) transfers to their affiliated entities or to their shareholders, members and partners; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer does not involve a disposition for value, (ii) each transferee signs a lock-up agreement substantially in the same form and (iii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

Listing

Our ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ARBB”.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriter is not greater than the number of ordinary shares that may be purchased in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through the over-allotment option. If the underwriter sells more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriter make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this offering, there has been no public market for our ordinary shares and the offering price for our ordinary shares will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the offering price will correspond to the price at which our ordinary shares will trade in the public market subsequent to this offering or that an active trading market for our shares will develop and continue after this offering.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter is expected to make offers and sales both in and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the Underwritten Offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act. The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the Underwritten Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ordinary shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ordinary shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ordinary shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ordinary shares for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Underwritten Offering.

Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ordinary shares which are the subject of the Underwritten Offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this document, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ordinary shares which are the subject of the Underwritten Offering contemplated by this prospectus to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21 of the FSMA does not apply to us; and

●	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ordinary shares, or distribution of a prospectus or any other offering material relating to the ordinary shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ordinary shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ordinary shares, and (ii) that it will distribute in Germany any offering material relating to the ordinary shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The Underwritten Offering of ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ordinary shares may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other documents relating to the ordinary shares in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ordinary shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the ordinary shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ordinary shares being declared null and void and in the liability of the intermediary transferring the ordinary shares for any damages suffered by such non-qualified investors.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ordinary shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ordinary shares have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

●	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

●	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ordinary shares described herein. The ordinary shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ordinary shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the Underwritten Offering, nor the Company nor the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. The ordinary shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ordinary shares will not benefit from protection or supervision by such authority.

Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ordinary shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

No action has been taken by us or the Representatives that would permit a public offering of the ordinary shares in any jurisdiction outside the United States where action for that purpose is required. None of our ordinary shares included in the Underwritten Offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any such securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the Underwritten Offering of ordinary shares and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the ordinary shares in any jurisdiction where that would not be permitted or legal.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$870
FINRA filing fee	3,500
Nasdaq listing fee	5,000
Accounting fees and expenses	271,000
Legal fees and expenses	366,340
Printing fees and expenses	35,390
Miscellaneous	330,000
TOTAL	$1,012,100

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Loeb & Loeb LLP, New York, New York is acting as counsel for the underwriters with respect to certain U.S. legal matters related to the offering. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to Malaysian laws will be passed upon for us by Ching, Elaine & Co. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Ching, Elaine & Co with respect to matters governed by Malaysian law.

EXPERTS

Our consolidated financial statements as of June 30, 2022 and 2021 and for the years then ended included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of BF Borgers CPA PC are located at 5400 West Cedar Avenue, Lakewood, CO 80226.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.arbiotgroup.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ARB IOT GROUP LIMITED

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

AUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2022

Report of Independent Registered Public Accounting Firm (PCAOB ID 5041)

To the shareholders and the board of directors of ARB IOT Group Limited

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of ARB IOT Group Limited (the “Company”), as of June 30, 2022 and 2021, the related statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years ended June 30, 2022 and 2021, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

Served as Auditor since 2022

Lakewood, CO

September 30, 2022, except for the effects on the financial statements of the restatement described in Note 28, as to which the date is November 1, 2022

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 30 JUNE 2022

	Note	As of 30 June 2021	As of 30 June 2022	As of 30 June 2022
		RM	RM	USD
		Restated
Assets
Current assets
Cash and bank balances	4	8,106,006	28,171,145	6,394,540
Trade receivables	5	23,655,437	101,155,225	22,961,122
Other receivables, deposits and prepayments	6	8,749,606	5,030,699	1,141,913
Tax recoverable		-	12,841	2,915
Amount due from related companies	7	6,724,476	-	-
Total current assets		47,235,525	134,369,910	30,500,490

Non-current assets

Property, plant and equipment	8	-	55,083,197	12,503,279
Right of use asset	9	-	106,183	24,102
Intangible asset	10	68,742,723	139,054,004	31,563,728
Other investment	11	5,400,000	-	-
Total non-current assets		74,142,723	194,243,384	44,091,109

Total assets		121,378,248	328,613,294	74,591,599

Liabilities

Current liabilities
Trade payables	12	2,504,105	699,495	158,778
Other payables and accruals	13	15,470,385	8,977,625	2,037,822
Amount due to related companies	7	10,142,597	140,000	31,778
Current tax liability		-	6,079,676	1,380,020
Lease liabilities		-	108,069	24,530
Total current liabilities		28,117,087	16,004,865	3,632,928

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 30 JUNE 2022 (CONT’D)

	Note	As of 30 June 2021	As of 30 June 2022	As of 30 June 2022
		RM	RM	USD
		Restated
Non-current liabilities
Deferred tax liabilities	14	9,283,774	18,113,481	4,111,561
Total non-current liabilities		9,283,774	18,113,481	4,111,561

Total liabilities		37,400,861	34,118,346	7,744,489

Net assets		83,977,387	294,494,948	66,847,110

EQUITY

Share capital	15	4	4,416	1,000
Irredeemable convertible preference shares (“ICPS”)	16	-	-	-
Capital contribution	17	55,136,000	192,175,283	43,621,674
Reserves		25,121,921	101,972,906	23,146,728
Equity attributable to owners of the Company		80,257,925	294,152,605	66,769,402
Non-controlling interests	18	3,719,462	342,343	77,708
TOTAL EQUITY		83,977,387	294,494,948	66,847,110

The accompanying notes are an integral part of these audited consolidated financial statements

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED 30 JUNE 2021 AND 30 JUNE 2022

		For the year ended
	Note	30 June 2021	30 June 2022	30 June 2022
		RM	RM	USD
		Restated
Revenue	19	50,324,746	443,024,003	100,561,571
Cost of revenue		(40,063,662)	(344,856,631)	(78,278,660)
Gross profit		10,261,084	98,167,372	22,282,911
Other income		12,982,437	323,897	73,521
Administrative expenses		(2,841,274)	(10,192,782)	(2,313,649)
Finance costs		-	(6,085)	(1,381)
Profit before tax	20	20,402,247	88,292,402	20,041,402
Tax expense	21	(1,538,359)	(14,909,374)	(3,384,264)
Profit for the financial year,		18,863,888	73,383,028	16,657,138

Other comprehensive income for the financial year, net of tax
Items that may be reclassified subsequently to profit or loss:
Loss on foreign currency translation		-	(6)	(1)
Total comprehensive income for the financial year		18,863,888	73,383,022	16,657,137
comprehensive income for the year attributable to:
Owners of the Company		18,679,690	73,582,501	16,702,417
Non-controlling interests		184,198	(199,479)	(45,280)
		18,863,888	73,383,022	16,657,137

Weighted average shares outstanding:
Basic	22	10,000	10,000,000	10,000,000
Diluted	22	10,000	10,000,000	10,000,000

Earnings per share attributable to Owners of the Company:
Basic	22	1,868	7.36	1.67
Diluted	22	1,868	7.36	1.67

The accompanying notes are an integral part of these audited consolidated financial statements

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2022

				Total
				attributable	Non-
	Share	Capital	Retained	to owners	controlling	Total
	capital	contribution	earnings	the Company	interests	equity
	RM	RM	RM	RM	RM	RM

Balance at 30 June 2020	4	30,587,000	6,455,737	37,042,741	-	37,042,741

Profit for the financial year/Total comprehensive income	-	-	18,679,690	18,679,690	184,198	18,863,888

Capital contribution	-	24,549,000	-	24,549,000	-	24,549,000

Transaction with Owners

Merger Reserve from common control	-	-	51,005	51,005	(5)	51,000
Effects of dilution of interests in a subsidiary	-	-	(64,511)	(64,511)	64,511	-
Acquisition of a subsidiary	-	-	-	-	2,421,709	2,421,709
Ordinary shares contributed by non-controlling interests of subsidiaries	-	-	-	-	1,049,049	1,049,049

Total transactions with Owners	-	-	(13,506)	(13,506)	3,535,264	3,521,758
Balance at 30 June 2021-As restated	4	55,136,000	25,121,921	80,257,925	3,719,462	83,977,387

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2022

	Share capital	Capital contribution	Exchange translation reserve	Retained earnings	Total attributable to owners of the Company	Non- controlling interests	Total equity
	RM	RM	RM	RM	RM	RM	RM
Balance at 30 June 2021-As restated	4	55,136,000	-	25,121,921	80,257,925	3,719,462	83,977,387
Profit for the period/Total comprehensive income	-	-	-	73,582,501	73,582,501	(199,479)	73,383,022

Loss on foreign currency translations	-	-	(6)	-	(6)	-	(6)
Other comprehensive income	-	-	(6)	-	(6)	-	(6)
Total and other comprehensive income	-	-	(6)	73,582,501	73,582,495	(199,479)	73,383,016

Capital contribution	-	137,039,283	-	-	137,039,283	-	137,039,283

Transaction with Owners
ICPS contributed by non-controlling interest of subsidiaries	-	-	-	-	-	400	400
Issuance of ordinary shares	4,412	-	-	-	4,412	-	4,412
Acquisition of subsidiaries	-	-	-	-	-	139,960	139,960
Acquisitions of additional interests in subsidiaries from non-controlling interests:
- Accretion of equity interests	-	-	-	3,582,228	3,582,228	(3,631,729)	(49,501)
Effects of dilution of interests in a subsidiary		-	-	(313,728)	(313,728)	313,728	-
Merger reserve from common control				(10)	(10)	-	(10)
Ordinary shares contributed by non-controlling interests of subsidiaries	-	-	-	-		1	1

Total transactions with Owners	4,412	-	-	3,268,490	3,272,902	(3,177,640)	95,262
Balance at 30 June 2022	4,416	192,175,283	(6)	101,972,912	294,152,605	342,343	294,494,948

The accompanying notes are an integral part of these audited consolidated financial statements

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2022

	For the year ended
	30 June 2021	30 June 2022	30 June 2022
	RM	RM	USD
	Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax	20,402,247	88,292,397	20,041,402
Adjustments for:
Depreciation of property, plant and equipment	-	933,859	211,976
Amortisation of intangible asset	1,522,226	15,423,146	3,500,884
Depreciation of right of use asset	-	116,801	26,513
Finance costs	-	6,085	1,381
Interest income	(51,541)	(229,225)	(52,032)
Bargain purchase on consolidation	(12,930,896)	(94,672)	(21,490)
Operating profit before changes in working capital	8,942,036	104,448,391	23,708,634

Changes in working capital:
Receivables	18,469,303	(66,591,404)	(15,115,516)
Payables	(24,295,327)	(8,313,265)	(1,887,020)
Cash generated from operations	3,116,012	29,543,722	6,706,098

Interest received	51,541	229,225	52,032
Income tax paid	(41,088)	(12,832)	(2,913)
Net cash generated from
operating activities	3,126,465	29,760,115	6,755,217

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of additional equity interest of subsidiaries	-	(49,501)	(11,236)
Acquisition of subsidiaries, net of cash acquired	(18,262,439)	(7,948,901)	(1,804,313)
Proceed from redemption of other investment	-	5,400,000	1,225,741
Purchase of property, plant and equipment	-	(134,017,057)	(30,420,397)
Repayment from (Advance to) related companies	(6,724,476)	-	-
Net cash used in investing activities	(24,986,915)	(136,615,459)	(31,010,205)

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2022 (CONT’D)

	For the year ended
	30 June 2021	30 June 2022	30 June 2022
	RM	RM	USD
	Restated
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of ICPS	-	400	91
Proceeds from issuance of ordinary shares	-	4,412	1,001
Ordinary share capital contributed by non-controlling interests of subsidiaries	1,049,049	1	-
Payment of lease liabilities	-	(121,000)	(27,466)
Repayment to ultimate holding company	-	(364,428)	(82,721)
Merger reserve from common control	51,000	(10)	(3)
Advance/(Repayment to) from related companies	(2,277,782)	(9,638,169)	(2,187,758)
Proceeds from capital contribution	24,549,000	137,039,283	31,106,409
Net cash from financing activities	23,371,267	126,920,489	28,809,553

Net increase in cash and cash equivalents	1,510,817	20,065,145	4,554,565
Effect of exchange rate changes	-	(6)	(2)
Cash and cash equivalents at beginning of the year	6,595,189	8,106,006	1,839,974
Cash and cash equivalents at end of the year	8,106,006	28,171,145	6,394,537

Cash and cash equivalents comprised:
Cash and bank balances	8,106,006	28,171,145	6,394,537

Supplemental disclosure of non-cash transactions:
Right of use asset acquired under new operating leases	-	222,984	50,615

The accompanying notes are an integral part of these audited consolidated financial statements

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

NOTES TO THE AUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2022

1.	GENERAL INFORMATION AND REORGANIZATION TRANSACTIONS

ARB IOT Group Limited (the “Company”) was incorporated and registered as an exempted company with limited liability in the Cayman Islands under the Companies Act of the Cayman Islands on 1 March 2022. The Company through its subsidiaries, is engaged in provision of hardware and software of Internet of Things solutions to meet customers demand in four business lines, which are IoT Smart Home and Buildings, IoT Smart Agriculture, IoT System Development and IoT Gadget Distribution. The Company is principally engaged in investment holding activities. The principal activities of the subsidiaries are described in Note 2 Principles of consolidation to the financial statements. The principal place of business of the Company is located at No. 17-03, Q Sentral, 2A, Jalan Stesen Sentral 2, KL Sentral 50470 Kuala Lumpur, Malaysia.

The Company’s ultimate controlling shareholder is ARB Berhad, a company incorporated in October 1997 in Malaysia and becoming listed on the Main Market of Bursa Malaysia Securities Berhad in February 2004.

The financial statements are presented in Ringgit Malaysia (“RM”) which is also the functional currency of the Company.

The conversion from Ringgit Malaysia into U.S. dollars (USD) was made at the exchange rate as of 30 June 2022, on which USD 1.00 equaled RM 4.4055. The use of USD is solely for the convenience of the reader.

Reorganization under common control

Prior to the Group reorganization (“Reorganization”), ARB Berhad, the controlling shareholder of the Company, held 100% of the shareholdings of ARB Lab Sdn. Bhd., ARB R&D Sdn. Bhd., ARB Innovation Sdn. Bhd., ARB AI Sdn. Bhd., ARBIOT Sdn. Bhd., ARB Midware Sdn. Bhd., ARB Intelligence Sdn. Bhd., ARB AI Agro Sdn. Bhd., ARB Agro Technology Sdn. Bhd., ARB 5G Sdn. Bhd., ARB Big Data Sdn. Bhd., ARB Techsymbol Sdn. Bhd., ARB Logistic Technologies Sdn. Bhd., ARB Information Sdn. Bhd. And ARB AI Technology Sdn. Bhd., 95% of the shareholding of ARB Robotic Sdn. Bhd. And 51% of the shareholdings of ARB Distribution Sdn. Bhd. And ARB WMS Technologies Sdn. Bhd. (collectively, the “Transferred Shareholdings”).

The Reorganization was executed as follows:

-	The Company was incorporated on 1 March 2022 by issuing 1 share to ARB IOT Limited. On 15 March 2022, the Company incorporated ARB IOT (M) Sdn. Bhd., a company limited by shares under the laws of Malaysia.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

1.	GENERAL INFORMATION AND REORGANIZATION TRANSACTIONS (CONT’D)

Reorganization under common control (cont’d)

-	On 18 March 2022, ARB Berhad transferred its equity interest in ARB IOT Group Sdn. Bhd. to ARB IOT (M) Sdn. Bhd., through ARB Digital Technology Sdn. Bhd., an indirect wholly-owned Malaysian subsidiary of ARB Berhad. As a result, the Company acquired the Transferred Shareholdings.

-	On 9 June 2022, the Company effected a 1 to 10,000 share split (please see Note 14 for more information);

Upon the completion of the Reorganization, the Company became the holding company of the subsidiaries set forth in Note 2 Principles of consolidation. As the Company’s subsidiaries and the Company were controlled by ARB Berhad, immediately before and after the Reorganization, the Reorganization was accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements as of and for the year ended 30 June 2021 and 2022 represent historical consolidated financial statements as if the corporate structure of the Group had been in existence since the beginning of the periods presented and the financial statement items of the combining entities had been combined from the date when the combining entities first came under the control of the controlling party. The net assets of the combining entities are consolidated using the existing book values from the controlling party’s perspective. No amount is recognized in respect of goodwill or excess of bargain purchase gain at the time of common control combination. The consolidated statements of operations and other comprehensive income includes the results of each of the combining entities from the earliest date presented or since the date when the combining entities first came under the common control, whichever is shorter.

2.	SIGNIFICANT ACCOUNTING POLICIES

This summary provides a list of the significant accounting policies adopted in the preparation of these consolidated financial statements to the extent they have not been disclosed in the other notes below. The policies have been consistently applied to all the years presented, unless otherwise stated. The financial statements are for the Group consisting of ARB IOT Group Limited and its subsidiaries.

Basis for preparation

Through the Reorganization, the Company became the holding company of the contributed businesses now comprising the Group, which were under the common control of the controlling shareholder before and after the Reorganization. Accordingly, the financial statements were prepared on a consolidated basis by applying the principles of the pooling of interest method as if the Reorganization had been completed at the beginning of the reporting period for the year ended 30 June 2021 and 2022.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Basis for preparation (cont’d)

The consolidated statements of operations and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended 30 June 2021 and 2022 include the results, changes in equity and cash flows of the companies comprising the Group as if the Company had always been the holding company of the Group and the current group structure had been in existence throughout year ended 30 June 2021 and 2022, or since their respective dates of incorporation, where this is a shorter period.

The consolidated financial statements of ARB IOT Group Limited and its subsidiaries have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee (“IFRS IC”) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

Historical cost convention

The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss and other comprehensive income.

New or amended Accounting Standards and Interpretations adopted

The Group has applied the following standards and amendments for the first time for the annual reporting period commencing 1 July 2019:

IFRS 16, “Leases”

The Group adopted IFRS 16 ‘Leases’ with effect from 1 July 2019. IFRS 16 introduced a single lease accounting model, requiring a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. The lessee is required to recognize a right of use asset representing the right to use the underlying asset, and a lease liability representing the obligation to pay lease payments.

The Group has elected to apply the ’simplified approach’ on initial adoption of IFRS 16, consequently comparative information has not been restated. The Group also elected to apply the following transitional practical expedients:

-	lease liabilities are initially measured at the present value of the remaining lease payments, discounted using the incremental borrowing rate;

-	right-of-use assets are measured at an amount equal to the lease liability; and

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Basis for preparation (cont’d)

New or amended Accounting Standards and Interpretations adopted (cont’d)

-	operating leases with a remaining lease term of less than 12 months as at 1 July 2019 are accounted for as short-term leases.

The Group elected to use the short-term exception and does not record assets/liabilities for all their short-term leases for the year ended 30 June 2021 and 2022.

Business combinations

Business combinations are accounted for using the acquisition method with assets and liabilities acquired recorded at the acquisition date fair value. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value and the amount of any non-controlling interest share (“NCI”) in the acquiree. For each business combination, the Group elects whether to measure NCI in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition related costs are expensed as incurred and included in General and administrative expenses.

Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The principal place of business of the subsidiaries are in Malaysia and/or incorporated in Malaysia unless indicated otherwise. The details of the subsidiaries are as follows:

	Ownership Interest in equity
Name of company	30 June 2021%	30 June 2022%	Principal activities

ARB IOT (M) Sdn. Bhd.	100	100	Investment holding

ARB IOT Group Sdn. Bhd.	100	100	Investment holding

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Principles of consolidation (cont’d)

	Ownership Interest in equity
Name of company	30 June 2021%	30 June 2022%	Principal activities

Subsidiaries of ARB IOT Group Sdn. Bhd.
ARB AI Agro Sdn. Bhd.	100	100	Investment holding
Subsidiary of ARB AI
Agro Sdn. Bhd.
ARB Agro Technology Sdn. Bhd. (formerly known as Digital Agrophonic Sdn. Bhd.)	90	100	Business in digital agricultural technology
ARB AI Sdn. Bhd.	100	100	Investment holding
Subsidiary of ARB AI Sdn. Bhd.
ARBIOT Sdn. Bhd.	99	100	IoT, internet and multimedia development and consultancy services, and project management
ARB Lab Sdn. Bhd.	100	100	Investment holding

Subsidiaries of ARB Lab Sdn. Bhd.
ARB R&D Sdn. Bhd.	100	100	Development of IT and IoT for software and
Subsidiary of ARB R&D Sdn. Bhd.
ARB Innovation Sdn. Bhd.	-	100	Provision of IT software and hardware solution

ARB Midware Sdn. Bhd.	100	100	Investment holding
Subsidiary of ARB Midware Sdn. Bhd.

ARB Distribution Sdn. Bhd.	51	51	Distribution of IoT related products

ARB Robotic Sdn. Bhd.	95	95	Investment holding

Subsidiary of ARB Robotic Sdn. Bhd.

ARB Intelligence Sdn. Bhd.	100	100	IoT cloud business platform

ARB Techsymbol Sdn. Bhd.	100	100	Investment holding

Subsidiaries of ARB
Techsymbol Sdn. Bhd.

ARB Logistic Technologies Sdn. Bhd.	51	100	Dormant

ARB WMS Technologies Sdn. Bhd.	-	51	Business in provision of warehouse management system solution and equipment

ARB 5G Sdn. Bhd.	100	100	Investment holding

Subsidiary of ARB 5G Sdn. Bhd.

ARB Big Data Sdn. Bhd.	100	100	Software development and data analysis

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Principles of consolidation (cont’d)

During the financial year, the Group completed the following subscriptions, acquisitions, disposals and incorporations of companies:

(1)	On 12 July 2021, ARB Techsymbol Sdn. Bhd. acquired 49,000 ordinary shares representing 49% of the equity interest of ARB Logistic Technologies Sdn. Bhd. for a total cash consideration of RM49,000. Consequently, ARB Logistic Technologies Sdn. Bhd. became a wholly-owned subsidiary of ARB Techsymbol Sdn. Bhd.

(2)	On 12 August 2021, ARB Techsymbol Sdn. Bhd. had acquired 51,000 ordinary shares representing 51% of equity interest of ARB WMS Technologies Sdn. Bhd., for a total cash consideration of RM51,000.

(3)	On 23 September 2021, ARB R&D Sdn. Bhd. had acquired one (1) ordinary share representing 100% of equity interest of ARB Innovation Sdn. Bhd., for a total cash consideration of RM8,000,001.

(4)	On 12 October 2021, ARB AI Agro Sdn. Bhd. acquired 100 ordinary shares representing 10% of the equity interest of ARB Agro Technology Sdn. Bhd., for a total cash consideration of RM100. Consequently, ARB Agro Technology Sdn. Bhd. became a wholly-owned subsidiary of ARB AI Agro Sdn. Bhd..

(5)	On 31 December 2021, ARB AI Sdn. Bhd. acquired 1,000,000 ordinary shares representing 1% equity interest of ARBIOT Sdn. Bhd., for a total cash consideration of RM1. Consequently, ARB Agro Technology Sdn. Bhd. became a wholly-owned subsidiary of ARB AI Sdn. Bhd.

(6)	On 14 March 2022, ARB IOT Group Sdn. Bhd. incorporated a wholly-owned subsidiary, ARB Information Sdn. Bhd., with an issued and paid up capital of RM1 comprising one (1) ordinary share.

(7)	On 16 March 2022, ARB Information Sdn. Bhd. incorporated a wholly-owned subsidiary, ARB AI Technology Sdn. Bhd., with an issued and paid up capital of RM1 comprising one (1) ordinary share.

(8)	On 10 May 2022, ARB R&D Sdn. Bhd. had acquired one (1) ordinary share representing 100% of equity interest of ARB R1 Technology Sdn. Bhd., for a total cash consideration of RM1.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Principles of consolidation (cont’d)

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Segmental Information

An operating segment is defined as a component of an entity for which discrete financial information is available and whose operating results are regularly reviewed by the Chief Operating Decision Maker (CODM). The CODM is comprised of the Management Board of the Group. The Group operates as a single segment dedicated to the provision of hardware and software of Internet of Things solutions and the CODM makes decisions about allocating resources and assessing performance based on the Group as a whole. Accordingly, the Group has determined it operates in one operating and reportable segment.

Foreign currency translation

The financial statements are presented in Ringgit Malaysia, which is the Company’s presentation currency. The use of USD is solely for the convenience of the reader.

All the functional currency of subsidiaries of ARB IOT Group Limited are Ringgit Malaysia.

Foreign currency transactions

Foreign currency transactions are translated into Ringgit Malaysia using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at financial period exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss. Non-monetary items are converted at the rate of exchange used to convert the related consolidated statements of financial position items, i.e., at the time of the transaction.

Revenue recognition

Revenues are generally recognized upon the transfer of control of promised products or services provided to our customers, reflecting the amount of consideration we expect to receive for those products or services. We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Revenues are recognized upon the application of the following steps:

1	Identification of the contract or contracts with a customer;

2	Identification of the performance obligations in the contract;

3	Determination of the transaction price;

4	Allocation of the transaction price to the performance obligations in the contract; and

5	Recognition of revenue when, or as, the performance obligation is satisfied.

Employee benefits

Short-term employee benefits

Wages, salaries, bonuses and social security contributions are recognised as an expense in the year in which the associated services are rendered by employees of the Group and the Company. Short term accumulating compensated absence such as paid annual leave is recognised when services are rendered by employees and short term non-accumulating compensated absences such as sick leave are recognised when the absences occur.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Employee benefits (cont’d)

Defined contribution plan

As required by law, companies in Malaysia make contributions to the Employees’ Provident Fund (“EPF”). The contributions are recognised as a liability after deducting any contribution already paid and as an expense in profit or loss in the period in which the employee render their services. Once the contributions have been paid, the Group and the Company has no further payment obligations.

Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to a business combination or items recognised directly in equity or other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted by the end of the reporting period, and any adjustment to tax payable in respect of previous financial years.

Deferred tax is recognised using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities in the statement of financial position and their tax bases. Deferred tax is not recognised for the temporary differences arising from the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at the end of each reporting period and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Impairment of assets

Goodwill is not subject to amortization and is tested annually for impairment or more frequently if events or changes in circumstances indicate it might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized in profit or loss for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use and is calculated with reference to future discounted cash flows that the asset is expected to generate when considered as part of a cash-generating unit. Assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. If an impairment subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment charge been recognized for the asset in prior years.

Cash and bank balances

For the purposes of presentation in the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with financial institutions, and, if applicable, other short-term highly liquid investments with original maturities of three months or less.

Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. Trade receivables are recognized initially at fair value. The Group holds trade receivables with the objective to collect the contractual cash flows and therefore measures them subsequently at amortized cost, less provision for impairment. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

Trade payables

Trade payables are liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. They are recognized initially at their fair value and subsequently measured at amortized cost. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. All trade payables were current for the period/year ended 31 December 2021 and 30 June 2020.

Share capital and reserves

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds of the issue.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Fair value hierarchy

Financial instruments are carried at fair value. The different levels used in measuring fair value have been defined in accounting standards as follows:

Level 1 — the fair value of financial instruments traded in active markets is based on quoted market prices at the end of the reporting period.

Level 2 — the fair value of financial instruments that are not traded in an active market is determined using valuation techniques which maximize the use of observable market data and as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3 — if one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The Group recognises transfers between levels of the fair value hierarchy as of the date of the event or change in circumstances that caused the transfers.

3.	CRITICAL ESTIMATES AND JUDGMENTS

The preparation of financial statements requires the use of accounting estimates which, by definition, will seldom equal the actual results. Management also needs to exercise judgment in applying the Group’s accounting policies.

This note provides an overview of the areas that involved a higher degree of judgment or complexity, and of items which are more likely to be materially adjusted due to estimates and assumptions turning out to be wrong. Detailed information about each of these estimates and judgments is included in other notes together with information about the basis of calculation for each affected line item in the financial statements.

Significant estimates and judgments

Estimates and judgments are continually evaluated. They are based on historical experience and other factors, including expectations of future events that may have a financial impact on the Group and that are believed to be reasonable under the circumstances.

There are no significant areas of estimation uncertainty and critical judgements in applying accounting policies that have significant effect on the amounts recognised in the financial statements other than disclosed in the Note 10 - intangible asset.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

4.	CASH AND BANK BALANCES

	30 June	30 June
	2021	2022
	RM	RM

Cash and bank balances	8,106,006	28,171,145

Cash and bank balances are classified as financial assets measured at amortised cost.

5.	TRADE RECEIVABLES

	30 June	30 June
	2021	2022
	RM	RM
Current
Trade receivables
- Third parties	23,655,437	101,155,225
Total current	23,655,437	101,155,225

(a)	Trade receivables are classified as financial assets measured at amortised cost.

(b)	Trade receivables are non-interest bearing and the normal credit terms of trade receivables granted by the Group ranged from 30 to 210 days (2021: 30 to 210 days). Other credit terms are assessed and approved on a case-by-case basis. They are recognised at their original invoices amounts, which represent their fair values on initial recognition.

(c)	Impairment for trade receivables that do not contain a significant financing component are recognised based on the simplified approach using the lifetime expected credit losses.

The Group uses an allowance matrix to measure the expected credit loss of trade receivables from individual customers. Expected loss rates are calculated using the roll rate based on the probability of a receivable progressing through successive stages of delinquency to 210 days past due.

The expected loss rates are based on the historical credit losses experienced by the Group. The historical loss rates are then adjusted for current and forward-looking information on macroeconomic factors affecting the customers of the Group. The Group has identified the base lending rate, unemployment rate, inflation rate and labor force participation as the key macroeconomic factors. Nevertheless, the Group believe that these factors are immaterial for the purpose of impairment calculation for the year.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

5.	TRADE RECEIVABLES (CONT’D)

(c)	For trade receivables, which are reported net, such impairments are recorded in a separate impairment account with the loss being recognised within administrative expenses in the statements of profit or loss and other comprehensive income. On confirmation that the trade receivable would not be collectable, the gross carrying value of the asset would be written off against the associated impairment.

Management exercised significant judgments in determining the probability of default by trade receivables and appropriate forward-looking information.

(d)	Lifetime expected loss provision for trade receivables of the Group and of the Company are as follows:

	Gross carrying amount	Total impairment	Net carrying amount
	RM	RM	RM

30 June 2022

Current	101,111,250	-	101,111,250

Past due:
1 to 30 days	37,177	-	37,177
31 to 120 days	5,118	-	5,118
121 to 210 days	1,178	-	1,178
More than 210 days	502	-	502
	101,155,225	-	101,155,225

30 June 2021
Current	331,623	-	331,623
Past due:
1 to 30 days	-	-	-
31 to 120 days	23,323,814	-	23,323,814
121 to 210 days	-	-	-
More than 210 days	-	-	-
	23,655,437	-	23,655,437

(e)	Approximately 8.9% and 98.6% of the 30 June 2022 and 30 June 2021 trade receivables have been collected as of the date of this report. The Group does not have significant exposure to single customers or to industry groups and does not anticipate the carrying amounts recorded at the end of the reporting period to be significantly different from the values that would eventually be received.

	Net
	carrying
	amount
	as at 30 June	Subsequent	% of Subsequent
	2022	Collection	Collection
	RM	RM	RM

Current	101,155,225	9,000,000	8.9%
Past due:
1 to 30 days	37,177	-	-
31 to 120 days	5,118	-	-
121 to 210 days	1,178	-	-
More than 210 days	502	-	-
	101,155,225	9,000,000	8.9%

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

5.	TRADE RECEIVABLES (CONT’D)

	Net
	carrying
	amount
	as at 30 June	Subsequent	% of Subsequent
	2021	Collection	Collection
	RM	RM	RM

Current	331,623	-	-
Past due:
1 to 30 days	-	-	-
31 to 120 days	23,323,814	23,323,814	100.0%
121 to 210 days	-	-	-
More than 210 days	-	-	-
	23,655,437	23,323,814	98.6%

6.	OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

	30 June	30 June
	2021	2022
	RM	RM

Deposits	8,749,606	5,022,000
Prepayments	-	8,699
	8,749,606	5,030,699

(a)	Other receivables and deposits are classified as financial assets measured at amortised cost.

(b)	Impairment for other receivables are recognised based on the general approach within IFRS 9 using the forward looking expected credit loss model. The methodology used to determine the amount of the impairment is based on whether there has been a significant increase in credit risk since initial recognition of the financial asset. For those in which the credit risk has not increased significantly since initial recognition of the financial asset, twelve month expected credit losses along with gross interest income are recognised. For those in which credit risk has increased significantly, lifetime expected credit losses along with the gross interest income are recognised. For those that are determined to be credit impaired, lifetime expected credit losses along with interest income on a net basis are recognised.

The Group defined significant increase in credit risk based on payment trends and past due information.

A financial asset is ‘credit impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit impaired includes the following observable data:

(i)	Significant financial difficulties of the debtor;

(ii)	It is probable that the debtor will enter bankruptcy or other financial reorganisation; or

(iii)	The disappearance of an active market for a security because of financial difficulties.

The probability of non-payment by other receivables is adjusted by forward looking information as stated in Note 5(c) and multiplied by the amount of the expected loss arising from default to determine the twelve month or lifetime expected credit loss for the other receivables.

(c)	No expected credit loss is recognised arising from other receivables and deposits as it is negligible.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

7.	AMOUNT DUE FROM/(TO) RELATED/ULTIMATE COMPANIES

	30 June	30 June
	2021	2022
	RM	RM
Amount due from related companies
- trade	6,723,576	-
- non-trade	900	-
	6,724,476	-

Amount due to related companies
- trade	(53,333)	(140,000)
- non-trade	(10,089,264)	-
	(10,142,597)	(140,000)

(a)	Amount due from/(to) related companies are classified as financial liabilities measured at amortised cost.

(b)	The amount due from/(to) related companies are unsecured, interest free, repayable upon demand and payable with next twelve month.

(c)	The maturity profile of the amount due from/(to) related companies are at the end of the reporting period based on contractual undiscounted repayment obligations is repayable on demand or within one (1) year.

8.	PROPERTY, PLANT AND EQUIPMENT

Computer system and equipment

	30 June	30 June
	2021	2022
	RM	RM
	Restated
Cost

As at 1 July 2020/30 June 2021	-	-
Additional	-	56,017,056
As at 30 June 2021/30 June 2022	-	56,017,056

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

8.	PROPERTY, PLANT AND EQUIPMENT (CONT’D)

Computer system and equipment(cont’d)

	30 June	30 June
	2021	2022
	RM	RM
	Restated
Accumulated depreciation

As at 1 July 2020/30 June 2021	-	-
Charge for the year	-	933,859
As at 30 June 2021/30 June 2022	-	933,859

Net carrying amount	-	55,083,197

(a)	All items of property, plant and equipment are initially measured at cost. After initial recognition, property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

(b)	Depreciation is calculated to write down the cost of the assets to their residual values on a straight line basis over their estimated useful lives. The estimated useful lives represent common life expectancies applied in the various business segments of the Group. The principal annual rates used are as follows:

Computer system and equipment	20%

9.	RIGHT OF USE ASSET/LEASE LIABILITY

Office space

	30 June	30 June
	2021	2022
	RM	RM
Right of use asset
Cost

As at 1 July 2020/30 June 2021	-	-
Additional	-	222,984
As at 30 June 2021/30 June 2022	-	222,984

Accumulated depreciation

As at 1 July 2020/30 June 2021	-	-
Charge for the year	-	116,801
As at 30 June 2021/30 June 2022	-	116,801

Net carrying amount	-	106,183

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

9.	RIGHT OF USE ASSET/LEASE LIABILITY (CONT’D)

Office space(cont’d)

	30 June	30 June
	2021	2022
	RM	RM
Lease liability

Addition	-	222,984
Interest charged	-	6,085
Payment of:
- principal	-	(114,915)
- interest	-	(6,085)
	-	(121,000)
Net Carrying amount	-	108,069

(a)	The Group lease an office space in the location which it operates. The lease of the office space comprised fixed payment over the lease term.

(b)

The right of use asset is initially measured at cost, which comprise the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date of the lease. After initial recognition, right of use asset is stated at cost less accumulated depreciation and any accumulated impairment losses, and adjusted for any re-measurement of the lease liability.

The right of use asset is depciated on the straight-line basis over the earlier of the estimated useful lives of the right of use asset or the end of the lease term. The lease terms for office space are 2 years.

(c)	The Group has certain leases of premises and equipment with lease term of twelve (12) months or less, and low value leases of office equipment of RM20,000 and below. The Group applies the “short-term lease” and “lease of low-value-assets” exemptions for these leases.

(d)	The following are the amounts recognized in profit or loss:

	30 June	30 June
	2021	2022
	RM	RM

Administrative expenses:
- depreciation of right of use asset	-	116,801
- expense relating to short-term leases	115,200	104,774
- expense relating to leases of low-value assets	-	4,770

Finance costs:
- interest expense on lease liability	-	6,085

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

9.	RIGHT OF USE ASSET/LEASE LIABILITY (CONT’D)

Office space(cont’d)

(e)	The table below summarizes the maturity profile of the lease liability as at the end of the reporting period based on contractual undiscounted repayment obligations as follows:

	Weighted average incremental borrowing rate	Within one year	One to five years	Total
	%	RM	RM	RM
2022

Lease liability	3.88	110,000	-	110,000

(f)

The Group leases several assets that include extension and termination options. These are used to maximise operational flexibility in terms of managing the assets used in the Group’s operations. Management determines whether these extension and termination options are reasonably certain to be executed.

As at 30 June 2022, there are no undiscounted potential future rental payments that are not included in the lease term.

(g)	For the purpose of the statements of cash flows, the reconciliation of liability arising from financing activities as follows:

	30 June 2021	30 June 2022
	RM	RM
Cash flows	-	(121,000)

Non-cash flows
- additions	-	222,984
- accretion of interest	-	6,085
At the end of the year	-	108,069

(f)	The Group leases several assets that include extension and termination options. These are used to maximise operational flexibility in terms of managing the assets used in the Group’s operations. Management determines whether these extension and termination options are reasonably certain to be executed.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

10.	INTANGIBLE ASSET

	Supply/Service Agreements	Computer system	Goodwill	Total
	RM	RM	RM	RM
Cost
As at 1 July 2020	-	15,283,437	-	15,283,437
Acquisition of a subsidiary	31,864,594	14,900,000	22,150,110	68,914,704

As at 30 June 2021 and 1 July 2021-As restated	31,864,594	30,183,437	22,150,110	84,198,141
Additions	-	78,000,000	7,734,427	85,734,427
As at 30 June 2022	31,864,594	108,183,437	29,884,537	169,932,568

	Supply/Service Agreements	Computer system	Goodwill	Total
	RM	RM	RM	RM
Amortisation
As at 1 July 2020	-	1,208,192	-	1,208,192
Acquisition of a subsidiary	-	12,725,000	-	12,725,000
Additions	265,539	1,256,687	-	1,522,226
As at 30 June 2021 and 1 July 2021-As restated	265,539	15,189,879	-	15,455,418
Additions	3,186,458	12,236,688	-	15,423,146
As at 30 June 2022	3,451,997	27,426,567	-	30,878,564

	Supply/Service Agreements	Computer system	Goodwill	Total
	RM	RM	RM	RM
Net Carrying amount
As at 30 June 2021-As restated	31,599,055	14,993,558	22,150,110	68,742,723
As at 30 June 2022	28,412,597	80,756,870	29,884,537	139,054,004

Supply/Service Agreements

Supply Agreement, Service Agreement and the Reseller and Drone Service Agreement (“Supply/Service Agreements”) recognized in a business combination is a contract-based intangible asset at the acquisition date and is initially measure at cost. After initial recognition, Supply/Service Agreement is measured at cost less accumulated amortisation and accumulated impairment losses.

For the purpose of initial cost recognition, The Group had appointed Independent Valuer (“the Valuer”) to value Supply/Service Agreement based on Discounted Cash Flow Valuation Model (“DCF valuation model”), where the Valuer has adopted the mid-point cost of equity (“Ke”) as the discount rate for future cash flows on 3 June 2021.

The initial cost recognition was taken the following basis into consideration:

●	the expected cash flows received by Digital Agrophonic Sdn Bhd (“DASB”) derived from the execution of the Supply/Service Agreements, whereby DASB is authorised to sell, promote, market the products and drone services to customers net present value of such cash flows. Subsequent to the execution of the Reseller and Drone Service Agreement, DASB has signed the Supply Agreement and Service Agreement for:-

(i)

provision of all-in-one drone services to streamline workflows on farms and plantation which includes but not limited to spraying pest protection solution for a variety of crops for a period of ten (10) years; and

(ii)	purchase of Multi-Rotor Agricultural unmanned aeril vehicles (“UAV”) manufactured and marketed under the trademark of Guangzhou Xaircraft Technology Co. Ltd (“GXT”) for a period of ten (10) years and Multi-Rotor Agricultural UAVs from others suppliers from other countries.

●	the potential future economic benefits expected to derived from the Reseller and Drone Services Agreement for the next ten (10) years period with an option to renew for another five (5) years; and

●	rationale and prospects of the Subscription.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

10.	INTANGIBLE ASSET (CONT’D)

Supply/Service Agreements(cont’d)

The calculation initial cost of Supply/Service Agreement are most sensitive the following assumptions:

(i)	Revenue and income pursuant to the Reseller and Drone Service Agreement, the Supply Agreement, and the Service Agreement for the period from ten (10) years, which is derived from 2 main sources as follows:

(i)	Sale of Products – Multi-Rotor Agricultural UAVs

(ii)	Drone Services – Services of providing all-in-one drone services to streamline workflows on farms and plantations which includes but not limited to spraying pest protection solution for a variety of crops.

The selling price per unit of the products are approximately RM5,800 per unit, inflated by 5% per annum for every 3-year intervals. Approximately 272 units is expected to be sold within these ten (10) years.

Drone Services provided will be charged at a rate of approximately RM342,800 per month and shall be inflated by 5% per annum for every 3-years intervals. Approximately 608 times of the services is expected to be provided within these ten (10) years.

The calculation initial cost of Supply/Service Agreement are most sensitive the following assumptions:

(ii)	There will be no unusual events or transactions that will materially affect the operations or results of DASB.

(iii)

There will be no legal proceedings against DASB which will adversely affect the activities or performance of DASB or give rise to any contingent liabilities., which will materially affect the position or business of DASB.

(iv)	There will be no adverse effects from weather conditions, industrial accidents or other similar occurrence, climatic diseases, wars, terrorist attacks, and other natural risks, both domestically and internationally, that may affect the operations, income and expenditure of DASB.

(v)	DASB meets all the regulations and standards prescribed by the authorities.

(vi)	There will be not any substantial impairment to the carrying value of DASB’s non-current assets.

(vii)	Pre-tax discount rate of 11.79% (2021: 11.79%) per annum has been be applied in the determining the initial cost recognition.

Computer system

Computer system comprise of source codes recognized in a business combination at the acquisition date and source codes purchased from third parties, which were held for use in the production or supply of goods or services to customers. The source codes are initially measure at cost. After initial recognition, source codes are measured at cost less accumulated amortisation and accumulated impairment losses.

Amortisation is calculated to write down the cost of the assets to their residual values on a straight line basis over their estimated useful lives. The estimated useful lives represent common life expectancies applied in the various business segments of the Group. The principal annual rates used are 20%

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

10.	INTANGIBLE ASSET (CONT’D)

Goodwill

Goodwill recognised in a business combination is an asset at the acquisition date and is initially measured at cost. After initial recognition, goodwill is measured at cost less accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to the Group’s CGUs which represent the lowest level within the Group at which the goodwill is monitored for internal management purposes.

The recoverable amounts of the CGUs have been determined based on value in use (“VIU”) calculations. The VIU is calculated using the pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. VIU was determined by discounting the future cash flow generated from the business operation of the CGUs.

The calculations of VIU for the CGUs are most sensitive to the following assumptions:

(i)	Revenue growth rates

The forecasted growth rates are determined based on past performance of the CGUs.

(ii)	Expenses growth rate

Expenses are projected at annual increase of approximately 3.0% (2020: nil) per annum.

(iii)	Pre-tax discount rates

Pre-tax discount rate of 4.09% (2021: 4.09%) per annum has been applied in determining the recoverable amount of the CGUs.

(iv)	Profit margin

Profit margins are projected based on the historical profit margin achieved or predetermined profit margin for the CGUs.

With regards to the assessment of the value-in-use of the CGU relating to goodwill, no impairment loss was recognised for the intangible assets on consolidation for current financial year as its recoverable value was in excess of its carrying values.

11.	OTHER INVESTMENT

	30 June	30 June
	2021	2022
	RM	RM
Financial assets at fair value through other comprehensive income
Equity securities:
- Unquoted shares in Malaysia	5,400,000	-

(a)	Equity securities which are not held for trading for which the Group has irrevocably elected to recognise at fair value through other comprehensive income. These are strategic investments for which the Group considers this classification to be appropriate and relevant.

Unquoted shares of the Group are categorised as Level 3 in the fair value hierarchy. Fair values of investments in unquoted shares are estimated based on the price to book valuation model, for which the price to book ratio is a significant unobservable input.

Sensitivity analysis for investments in unquoted shares is not material to the Group.

There is no transfer between levels in the hierarchy during the financial period.

(b)	On 11 July 2021, the Group has redeemed the 100,000 redeemable convertible preference shares of Solidvest Properties Sdn. Bhd. for a total redemption proceed of RM5,400,000.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

12.	TRADE PAYABLES

	30 June	30 June
	2021	2022
	RM	RM

Current
Trade payables
- Third parties	2,504,105	699,495
	2,504,105	699,495

(a)	Trade payables are classified as financial liabilities measured at amortised cost.

(b)	Trade payables are non-interest bearing and the normal trade credit terms granted to the Group range from 30 to 210 days. (2021: 30 to 210 days).

(c)	The maturity profile of the trade payables of the Group at the end of the reporting period based on contractual undiscounted repayment obligations is repayable on demand or within one (1) year.

13.	OTHER PAYABLES AND ACCRUALS

	30 June	30 June
	2021	2022
	RM	RM

Other payables	324,515	157,213
Purchase of computer and equipment	14,400,000	8,200,000
Accruals	245,860	620,412
Deposits received	500,010	-
	15,470,385	8,977,625

(a)	Other payables and accruals are classified as financial liabilities measured at amortised cost.

(b)	The maturity profile of the other payables of the Group at the end of the reporting period based on contractual undiscounted repayment obligations is repayable on demand or within one (1) year.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

14.	DEFERRED TAX LIABILITIES

	30 June	30 June
	2021	2022
	RM	RM
	Restated

As at 1 July	139,000	9,283,774
Acquisition of a subsidiary	7,647,503	-
Recognised in profit or loss	1,497,271	8,829,707
As at 30 June	9,283,774	18,113,481

Components of deferred tax assets and liabilities at the end of each reporting period comprise the tax effects of:

	30 June	30 June
	2021	2022
	RM	RM
	Restated

Excess of net carrying amount over tax written down value of plant and equipment	-	3,225,600
Excess of net carrying amount over tax written down value of intangible asset	9,336,774	8,068,858
Unabsorbed capital allowances	(53,000)	6,819,023
	9,283,774	18,113,481

15.	SHARE CAPITAL

	30 June 2021		30 June 2022
	Number of		Number of
	shares	Amount	shares	Amount
		RM		RM

Issued and fully paid ordinary shares
As at 30 June 2021/30 June 2022	10,000	4	10,000,000	4,416

The shareholders’ equity structures as of 30 June 2021 and 30 June 2022 were presented after giving retroactive effect to the reorganization of ARB IOT Group Limited that was completed on 9 June 2022. All share and per share information has been retrospectively restated to reflect the reorganization for all periods presented.

ARB IOT Group Limited was established under the laws of the Cayman Islands on 1 March 2022. The authorised share capital of the Company is USD 50,000 divided into 50,000 shares of a par value of USD 1 each and the issued share capital was 1 ordinary share of a par value of USD 1.

On 9 June 2022, the Company subdivided existing issued and unissued shares into 10,000 shares of par value of USD 0.0001 each of the Company such that the authorized share capital of the Company will be 500,000,000 shares of a par value of USD 0.0001 each and the issued share capital will be 10,000 shares of a par value of USD 0.0001 each.

On 9 June 2022, the Company issued 9,990,000 new shares amounting to USD999 to ARB IOT Limited for working capital purposes.

Owners of the Company are entitled to receive dividends as and when declared by the Company and are entitled to one (1) vote per ordinary share at meetings of the Company. All ordinary shares rank pari passu with regard to the residual assets of the Company.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

16.	IRREDEEMABLE CONVERTIBLE PREFERENCE SHARE

During the financial year, the Company’s subsidiary, ARB Lab Sdn. Bhd. issued 400,000 Irredeemable Convertible Preference Shares (“ICPS”) at an issue price of RM0.001 each in a total cash consideration of RM400 to a non-controlling interest.

The salient features of the ICPS are as follow:

(i)	The ICPS has a tenure period of 10 years from the date of issue, is not redeemable and non- transferable;

(ii)	The ICPS holders shall not be entitled to be paid any dividends;

(iii)	The ICPS holders shall rank pari passu among themselves and in priority to the ordinary shares of ARB Lab Sdn. Bhd., but shall rank behind all secured and unsecured obligation of ARB Lab Sdn. Bhd.; and

(iv)	The ICPS can be converted into new ordinary shares in ARB Lab Sdn. Bhd., by way of surrendering 1 ICPS for 1.65 new ordinary share in ARB Lab Sdn. Bhd., subject to a minimum conversion of 100 ICPS for new ordinary share.

17.	CAPITAL CONTRIBUTION

The advance from holding company classified under equity represents amount that is not expected to be repaid in the foreseeable future and effectively represents additional investment into the Company by the holding company.

18.	NON-CONTROLLING INTERESTS

	30 June	30 June
	2021	2022
	RM	RM
	Restated

Non-controlling interests	3,719,462	342,343

(a)	Subsidiaries of the Group that have material non-controlling interests (NCI) are as follows:

				Other
				individually
	ARB		ARB	immaterial
30 June 2021-As restated	Agro Tech	ARBIOT	Distribution	subsidiaries	Total
NCI percentage of ownership interest and voting interest (%)	10%	1%	49%	-	-
Carrying amount of NCI (RM)	2,401,292	1,064,880	204,947	48,343	3,719,462
Profit allocated to NCI (RM)	(20,410)	223	200,203	4,182	184,198
Total comprehensive income allocated to NCI (RM)	(20,410)	223	200,203	4,182	184,198

				Other
				individually
	ARB	ARB	ARB	immaterial
30 June 2022	WMS Tech	Robotic	Distribution	subsidiaries	Total
NCI percentage of ownership interest and voting interest (%)	49%	5%	49%	#	-
Carrying amount of NCI (RM)	103,372	235,433	3,138	400	342,343
Profit allocated to NCI (RM)	(36,587)	235,648	(201,809)	(196,731)	(199,479)
Total comprehensive income allocated to NCI (RM)	(36,587)	235,648	(201,809)	(196,731)	(199,479)

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

18.	NON-CONTROLLING INTERESTS (CONT’D)

# Acquisition of non-controlling interest

-	On 12 July 2021, the Group had acquired ARB Logistic Technology Sdn Bhd (“ARB Logistic”)’s 49,000 ordinary shares representing 49% of controlling equity interest in consideration of RM49,000. As a result, the Group had increased controlling equity interest in ARB Logistic from 51% to 100% at the date of acquisition.

-	On 12 October 2021, the Group had acquired additional ARB Agro Tech’s 100 ordinary shares representing 10% of controlling equity interest in consideration of RM100.00. As a result, the Group had increased controlling equity interest in ARB Agro Tech from 90% to 100% at the date of acquisition.

-	On 31 December 2021, the Group had acquired ARBIOT’s additional 1,000,000 ordinary shares representing 1% of controlling equity interest in consideration of RM1,000,000. As a result, the Group had increased controlling equity interest in ARBIOT from 99% to 100% at the date of acquisition.

-	Other than the above subsidiaries, the controlling equity interest of individually immaterial subsidiaries’ remain unchanged as at 30 June 2022

(b)	Summarised financial information of the subsidiaries that have material NCI as at the end of each reporting period prior to intra-group elimination are as follows:

	ARB AGRO TECH	ARBIOT	ARB Distribution
30 June 2021-As restated	RM	RM	RM
Assets and liabilities
Non-current assets	31,599,056	18,218,557	-
Current assets	2,000	38,379,067	1,753,269
Non-current liabilities	(7,583,774)	(1,700,000)	-
Current liabilities	(5,380)	(2,673,668)	(1,335,010)
Net assets	24,011,902	52,223,956	418,259

	ARB	ARB	ARB
	WMS Tech	Robotic	Distribution
30 June 2022	RM	RM	RM
Assets and liabilities
Non-current assets	-	23,851,293	10
Current assets	287,421	407,717	4,421,408
Non-current liabilities	-	-	-
Current liabilities	(76,457)	(324,263)	(2,305,015)
Net assets	210,964	23,934,747	2,116,403

	ARB AGRO TECH	ARBIOT	ARB Distribution
30 June 2021-As restated	RM	RM	RM
Results
Revenue	-	29,707,709	14,617,037
(Loss)/Profit for the financial year	(205,142)	22,319	418,159
Total comprehensive income	(205,142)	22,319	418,159
Cash flows (used in)/from operating activities	1,000	(1,808,434)	62,334
Cash flows used in investing activities	-	(723,576)	-
Cash flows from financing activities	1,000	2,868,501	8,706
Net increase in cash and cash equivalents	2,000	336,491	71,040

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

18.	NON-CONTROLLING INTERESTS (CONT’D)

	ARB	ARB	ARB
	WMS Tech	Robotic	Distribution
30 June 2022	RM	RM	RM
Results
Revenue	-	6,090,000	17,155,978
(Loss)/Profit for the financial year	(74,668)	4,807,704	(411,856)
Total comprehensive income	(74,668)	4.807.704	(411,856)
Cash flows from operating activities	187,421	458,954	602,859
Cash flows from investing activities	-	-	890
Cash flows (used in)/from financing activities	-	(74,327)	2,591,295
Net increase in cash and cash equivalents	187,421	384,627	3,195,044

19.	REVENUE

	For the year ended 30 June
	2021	2022
	RM	RM
Revenue from contracts with customers
Project management fees	34,262,519	6,850,000
Sale of goods	14,617,037	417,451,408
Rendering of information technology system	1,445,190	18,722,595

	50,324,746	443,024,003

Timing of revenue recognition
Transferred at a point in time	50,324,746	443,024,003

(a)	Project management and rendering of information technology system

Revenue from project management fees and rendering of information technology system are recognised at a point in time when control of the goods is passed to the customer, which is point in time when the significant risks and rewards are transferred to the customer and the transaction has met the probability of inflows and measurement reliability requirements of IFRS 15.

(b)	Sale of goods

The Group is engaged in supply and install customised IoT software or hardware. The majority of the sale of goods contracts are supply and install customised a set of IoT Smart Agriculture solution and customised source codes and reseller of mobile gadget and the relevant accessories.

Revenue from sale of goods is recognised at a point in time when the Group satisfies a performance obligation by transferring a promised good (i.e. an asset) to a customer. An asset is transferred as and when a customer obtains control of that asset which coincides with the delivery of goods and acceptance by the customer.

There is no material right of return and warranty provided to the customers on the sale of goods and there is no significant financing component in the revenue arising from sale of goods as the sales are made on the normal credit terms not exceeding twelve months.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

20.	PROFIT BEFORE TAX

	For the year ended 30 June
	2021	2022
	RM	RM
	Restated
Profit before tax is arrived at after charging:
Depreciation of:
- property, plant and equipment	-	933,859
- right of use assets	-	116,801
Amortisation of intangible asset	1,522,226	15,423,146
Directors’ remuneration	67,277	67,277
Incorporation expenses	11,400	4,135
Rental of premises	115,200	104,774
Rental of equipment	-	4,770
Finance costs	-	6,085
And crediting:
Bargain purchase on consolidation	12,930,896	94,672
Interest income	51,541	229,225

21. TAX EXPENSE

	For the year ended 30 June
	2021	2022
	RM	RM
	Restated
Income tax
- Current year provision	33,280	6,079,034
- Underprovision in prior years	7,808	633
	41,088	6,079,667
Deferred tax (Note 14)
- Relating to origination and reversal of temporary differences	1,490,957	7,419,787
- Underprovision in prior years	6,314	1,409,920
	1,497,271	8,829,707
	1,538,359	14,909,374

Malaysian income tax is calculated at the statutory tax rate of 24% (2021: 24%) of the estimated taxable profit for the fiscal year.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

21. TAX EXPENSE (CONT’D)

Numerical reconciliation between the average effective tax rate and the applicable tax rate of the Group is as follows:

	For the year ended 30 June
	2021	2022
	RM	RM
	Restated

Profit before tax (“PBT”)	20,402,247	88,292,396

Tax at Malaysian statutory rate of 24% (2021: 24%)	4,896,539	21,190,175

Tax effects in respect of:
Non-allowable expenses	74,916	1,199,537
Net of changes in temporary differences	(343,803)	(7,620,170)
Non-taxable income	(3,103,415)	(22,721)
	1,524,237	14,746,821

Under provision in prior years
Income tax	7,808	633
Deferred tax (Note 14)	6,314	161,920
Tax expense	1,538,359	14,909,374

22. EARNINGS PER ORDINARY SHARE (“EPS”)

(a)	Basic EPS

The basic EPS of the Group is calculated based on the profit attributable to Owners (ordinary equity holders) of the Company divided by the weighted average number of ordinary shares in issue.

	For the year ended 30 June
	2021	2022
	Restated
Profit attributable to Owners of the Company (RM)	18,679,690	73,582,501
Weighted average number of ordinary shares in issue	10,000	10,000,000
Basic EPS (RM)	1,868	7.36

(b)	Diluted EPS

The diluted EPS of the Group for the year ended 30 June 2021 and 30 June 2022 are same as the basic EPS of the Group as the Group has no dilutive potential ordinary shares.

	For the year ended 30 June
	2021	2022
	Restated
Profit attributable to Owners of the Company (RM)	18,679,690	73,582,501
Weighted average number of ordinary shares in issue	10,000	10,000,000
Diluted EPS (RM)	1,868	7.36

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

23. EMPLOYEE BENEFITS

	For the year ended 30 June
	2021	2022
	RM	RM

Salaries, wages, bonuses and allowances	1,578,243	1,746,906
Defined contribution plans	141,786	188,341
Social security contributions	20,388	23,840
Other employee benefits	55,151	244,999
	1,795,568	2,204,086

24. RELATED PARTY DISCLOSURES

(a)	Identification of related parties

Parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Related parties also include Key Management Personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The Key Management Personnel include all the Directors of the Group.

The Group has related party relationship with its subsidiaries, Directors and companies in which Directors of the Group have interest.

(b)	The Group had the following transactions with related parties during the financial period:

	For the year ended 30 June
	2021	2022
	RM	RM

Ultimate holding company
- Management fee #	(135,000)	(704,000)
- Project management fee income	-	850,000

Related companies
- Project management fee income	6,000,000	6,850,000
- Rendering of information technology system	1,445,190	722,595
- Project management fee expenses&	(4,842,084)	(1,893,001)

Related party
- Rendering of information technology system	-	154,000,000

#

ARB Berhad charges management fee for administrative support service provided. The Director office cost comprise of director salary, defined contribution plan, social security contributions and other employee benefit. These costs were allocated based on ratio from gross profit contribution and assets among ARB Berhad’s subsidiaries.

&

Other than the above management fee, ARB Berhad's subsidiaries out of the Group had provided specific project management services to the Group. The common cost majority comprise of IT technical staff payroll including remuneration, defined contribution plan, social security contribution and other employee benefit. Followed by upkeep of computer system, depreciation of property, plant and equipment and other expenses.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

24. RELATED PARTY DISCLOSURES (CONT’D)

(b)	The related party transactions described above were carried out on agreed contractual terms and conditions and in the ordinary course of business between the related parties of the Group.

(c)	Compensation of key management personnel

The key management personnel comprise the Directors of the Group and their remuneration during the financial year are disclosed in Note 20 to the financial statements.

Dato Sri Liew Kok Leong is the Executive Director of the Group. He is also both the Chief Executive Officer and Executive Director of the Group’s ultimate controlling shareholder, ARB Berhad.

25 RISK MANAGEMENT OVERVIEW

The overall financial risk management objective of the Group is to optimise its shareholders value and not to engage in speculative transactions.

The Group is exposed mainly to market risk (which comprises interest rate risk), credit risk and liquidity and cash flow risk arising from their business activities.

(a)	Market risk: Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the financial instruments of the Group and of the Company will fluctuate because of changes in market interest rates. The exposure to market risk of the Group for changes in interest rates relates primarily to the deposits placed with licensed banks of the Group.

Sensitivity analysis for interest rate risk

The Group is not exposed to interest rate risk as the interest-bearing financial instruments carry fixed interest rates. As such, sensitivity analysis is not disclosed.

(b)	Credit risk

Exposure to credit risk arises mainly from sales made on credit terms. The Group controls the credit risk on sales by ensuring that its customers have sound financial position and credit history. The Group also seeks to invest cash assets safely and profitably with approved financial institutions in line with the policy of the Group.

Exposure to credit risk

At the end of each reporting period, the maximum exposure to credit risk of the Group and of the Company is represented by the carrying amount of each class of financial assets recognised in the statements of financial position. Information regarding credit enhancement for trade and other receivables is disclosed in Notes 5 and 6 respectively.

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

25 RISK MANAGEMENT OVERVIEW (CONT’D)

(b)	Credit risk concentration profile

The credit risk concentration profile has been disclosed in Note 5.

(c)	Liquidity and cash flow risk

Liquidity and cash flow risks are the risks that the Group and the Company will not be able to meet their financial obligation when they are fall due. The exposure of the Group and of the Company to liquidity risk are principally from their payable and lease liabilities.

The Group actively manages its debt maturity profile, operating cash flows and the availability of funding so as to ensure that all operating, investing and financing needs are met. In executing its liquidity risk management strategy, the Group measures and forecasts its cash commitments and maintains a level of cash and cash equivalents deemed adequate to finance the activities of the Group.

The analysis of financial instruments by remaining contractual maturities has been disclosed in Notes 12 and 13 to the financial statements respectively.

26. BUSINESS COMBINATIONS

(a)	Acquisition of equity interest in subsidiaries

30 June 2021-As restated

During the financial year ended 30 June 2021, the Group acquired 90% of the outstanding ordinary shares of ARB Agro Technology Sdn. Bhd. (“ARB Agro Tech”) and acquired 100% of the outstanding ordinary shares of ARB Intelligence Sdn. Bhd. (“ARB Intelligence”) and obtain the control of the two companies.

ARB Agro Tech is a provider of digital agricultural technologies services in Malaysia and ARB Intelligence is a provider if IoT cloud business platform. As a result of the acquisition, the Group is expected to be the leading provider of data networking products and services in Malaysia markets. It is also expects to reduce cost through economies of scale.

The fair value of consideration transferred and the effects on cash flows of the acquisitions of subsidiaries are as follows:

	ARB	ARB
	Agro Tech	Intelligence	Total
	RM	RM	RM
Fair value consideration for the acquisitions	8,864,439	9,400,000	18,264,439
Less: Cash and cash equivalents of subsidiaries acquired	(2,000)	-	(2,000)
Cash outflow from acquisition of subsidiaries	8,862,439	9,400,000	18,262,439

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

26. BUSINESS COMBINATIONS (CONT’D)

(a)	Acquisition of equity interest in subsidiaries (Cont’d)

30 June 2021-As restated (cont’d)

The recognised provisional fair values of identifiable assets and liabilities of subsidiaries at acquisition date are as follows:

	ARB	ARB
	Agro Tech	Intelligence	Total
	RM	RM	RM
Property, plant and equipment	-	-	-
Intangible asset	31,864,594	2,175,000	34,039,594
Cash and bank balances	2,000	-	2,000
Other payables and accruals	(2,047)	(14,925,110)	(14,927,157)
Deferred tax liabilities	(7,647,503)	-	(7,647,503)
Net assets	24,217,044)	(12,750,110)	11,466,934
Non-controlling interests measured at fair value	(2,421,709)	-	(2,421,709)
Group’s share of net assets	21,795,335	(12,750,110)	9,045,225
(Less)/Add: (Bargain purchase)/Goodwill on consolidation	(12,930,896)	22,150,110	9,219,214
Total fair value of consideration for the acquisitions	8,864,439	9,400,000	18,264,439

The goodwill of ARB Intelligence arising from the acquisition consists largest of the synergies and economies of scale expected from combining the operations of the Group and the acquired company. The Bargain purchase of ARB Agro Tech arising from the acquisition consist of economic benefit generated mainly from its Supply/Service Agreement available as disclosed in Note 9.

The fair value of the non-controlling interest represents its share of the fair value of subsidiaries at the acquisition date, estimated using the purchase price allocation method. The bargain purchase on business combination is not taxable for tax purpose.

ARB Agro Tech and ARB Intelligence contributed the following revenue and loss to the Group’s consolidated statements of operations for the current year since the date of acquisitions:

	ARB	ARB
	Agro Tech	Intelligence	Total
	RM	RM	RM
Revenue	-	-	-
Loss before tax	(205,142)	-	(205,142)
Loss for the period	(205,142)	-	(205,142)

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

26. BUSINESS COMBINATIONS (CONT’D)

(a)	Acquisition of equity interest in subsidiaries (Cont’d)

30 June 2021-As restated (cont’d)

Had the acquired companies been acquired at the beginning of the reporting period, the revenue and loss to the Group is as follows:

	ARB	ARB
	Agro Tech	Intelligence	Total
	RM	RM	RM
Revenue	-	-	-
Loss before tax	(2,425,041)	-	(2,425,041)
Loss for the period	(2,425,041)	-	(2,425,041)

30 June 2022

During the financial year ended 30 June 2022, the Group acquired 100% of the ordinary shares of ARB WMS Technologies Sdn. Bhd. (“ARB WMS”), ARB Innovation Sdn. Bhd. (“ARB Innovation”) and ARB R1Technologies Sdn. Bhd. (“ARB R1”) respectively and obtain the control of the three companies.

ARB Innovation is a providers of information technology software and hardware in Malaysia. As a result of the acquisition, the Group is expected to be the leading provider of data networking products and services in Malaysia markets. It is also expecting to reduce cost through economies of scale. ARB R1 is a dormant company acquired for provision of information technology services in the future. It is expecting to save immediate preliminary cost for incorporation of a new company in Malaysia.

The fair value of consideration transferred and the effects on cash flows of the acquisitions of subsidiaries are as follows:

	ARB	ARB	ARB
	WMS	Innovation	R1	Total
	RM	RM	RM	RM

Fair value consideration for the acquisitions	51,000	8,000,001	1	8,051,002
Less: Cash and cash equivalents of subsidiaries acquired	(100,000)	(1,000)	(1,101)	(102,101)
Cash (inflow)/outflow from acquisition of subsidiaries	(49,000)	7,999,001	(1,100)	7,948,901

ARB IOT GROUP LIMITED

(Incorporated in Cayman Islands)

26. BUSINESS COMBINATIONS (CONT’D)

(a)	Acquisition of equity interest in subsidiaries (Cont’d)

30 June 2022 (cont’d)

The recognised provisional fair values of identifiable assets and liabilities of subsidiaries at acquisition date are as follows:

	ARB	ARB	ARB
	WMS	Innovation	R1	Total
	RM	RM	RM	RM

Cash and bank balances	100,000	1,000	1,101	102,101
Trade receivables	190,000	275,000	-	465,000
Trade payables	-	(6,666)	-	(6,666)
Other payables and accruals	(4,368)	(2,034)	(2,826)	(9,228)
Net assets	285,632	267,300	(1,725)	551,207
Non-controlling interests measured at fair value	(139,960)	-	-	(139,960)
Group’s share of net assets	145,672	267,300	(1,725)	411,247

(Less)/Add: (Bargain purchase)/Goodwill on consolidation	(94,672)	7,732,701	1,726	7,639,755
Total fair value of consideration for the acquisitions	51,000	8,000,001	1	8,051,002

The goodwill of ARB Innovation and ARB R1 arising from the acquisition consists largest of the synergies and economies of scale expected from combining the operations of the Group and the acquired company. The bargain purchase of ARB WMS arising from the acquisition consist of economic benefit generated mainly from cash and bank balances and debt collection from trade receivables over its payables available.

The fair value of the non-controlling interest represents its share of the fair value of subsidiaries at the acquisition date, estimated using the purchase price allocation method. The bargain purchase on business combination is not taxable for tax purpose.

ARB WMS, ARB Innovation and ARB R1 contributed the following revenue and (loss)/profit to the Group’s consolidated statements of operations for the current period since the date of acquisitions:

	ARB	ARB	ARB
	WMS	Innovation	R1	Total
	RM	RM	RM	RM

Revenue	-	234,000,000	-	234,000,000
(Loss)/Profit before tax	(39,211)	(406,418)	(1,000)	(446,629)
(Loss)/Profit for the period	(74,668)	(406,418)	(1,000)	(482,086)

Had the acquired companies been acquired at the beginning of the reporting period, the revenue and (loss)/profit to the Group is equivalent to the revenue and loss to the Group for the current year since the date of acquisitions.

27. EVENTS OCCURRING AFTER THE REPORTING PERIOD

There were no material subsequent events form the end of the period and ending on the date of this report, saved to the following disclosure:

On 19 September 2022, the Company had issued 15,000,000 of its ordinary shares at price of a par value of US$0.0001 each for a total cash consideration of US$1,500.00 for working capital purposes.

28. COMPARTIVES

These comparative figures have been restated:

(i)	Due to recognition of Supply/Service Agreements, arising from acquisition of ARB Agro Tech.

(ii)	Due to reclassification of computer system, which attributable to source codes in property, plant and equipment to intangible asset.

(iii)	Due to reclassification of amortisation of intangible asset, which attributable to direct cost to generate revenue from administrative expenses to cost of revenue as direct cost to generate revenue.

	Previously	Recognition	Reclassification
	stated	(Note 28(i))	(Note 28(ii) & (iii))	Restated
	RM	RM	RM	RM
2021 Consolidated statements of financial position
Non-current assets
Property, plant and equipment	14,993,558	-	(14,993,558)	-
Intangible assets
-Supply/Service Agreements	-	31,599,055	-	31,599,055
-Computer system	-	-	14,993,558	14,993,558
-Goodwill	31,014,596	(8,864,486)	-	22,150,110
Non-current liabilities
Deferred tax liabilities	(1,700,000)	(7,583,774)	-	(9,283,774)
Equity
Reserves	(12,372,654)	(12,749,267)	-	(25,121,921)
Non-controlling interests	(1,317,934)	(2,401,528)	-	(3,719,462)

2021
Consolidated statements of operations
Cost of revenue	(38,806,875)	-	(1,256,687)	(40,063,662)
Other income	51,541	12,930,896	-	12,982,437
Administrative expenses	(3,882,422)	(265,539)	1,256,687	2,891,274
Tax expense	(1,602,088)	63,729	-	(1,538,359)
Non-controlling interests	204,379	(20,181)	-	184,198

2021
Consolidated statements of cash flows
Profit before tax	7,736,888	12,665,357	-	20,402,247
Depreciation of property, plant and equipment	1,256,687	-	(1,256,687)	-
Amortisation of intangible asset	-	265,539	1,256,687	1,522,226
Bargain purchase on consolidation	-	(12,930,896)	-	(12,930,896)

1,250,000 Ordinary Shares

ARB IOT GROUP LIMITED

PROSPECTUS

Sole Book Running Manager

Maxim Group LLC

April 4, 2023

Through and including April 29, 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.